Exhibit 4.7
EXECUTION COPY
STOCK PURCHASE AGREEMENT
dated as of June 1, 2009
among
AMERICAN INTERNATIONAL GROUP, INC.,
AIG CONSUMER FINANCE GROUP, INC.
and
BANCO DE GALICIA Y BUENOS AIRES S.A.
and
THE INDIVIDUALS IDENTIFIED ON SCHEDULE I

i

Page

ARTICLE VI

EMPLOYEE MATTERS

Section 6.01. Employee Matters	50

ARTICLE VII

TAX MATTERS

Section 7.01. Liability for Transfer Taxes	52

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.01. Conditions to Obligations of Each Party	52
Section 8.02. Conditions to Obligations of the Parent and the Seller	52
Section 8.03. Conditions to Obligations of the Acquiror	53

ARTICLE IX

TERMINATION

Section 9.01. Termination	54
Section 9.02. Notice of Termination	55
Section 9.03. Effect of Termination	55

ARTICLE X

INDEMNIFICATION

Section 10.01. Survival	55
Section 10.02. Indemnification by the Parent	56
Section 10.03. Indemnification by the Acquiror	57
Section 10.04. Notification of Claims	57
Section 10.05. Payment	59
Section 10.06. Exclusive Remedies	59
Section 10.07. Additional Indemnification Provisions	60
Section 10.08. Mitigation	61
Section 10.09. Effect of Knowledge	61

ARTICLE XI

GENERAL PROVISIONS

Section 11.01. Expenses	61
Section 11.02. Notices	62

Exhibits

Exhibit A	Definitions
Exhibit B	Form of Trademark License Agreement
Exhibit C	Form of Parent Advances Transfer Agreement
Exhibit D	Form of Payoff Letter

Schedules

Schedule I	Pegasus Acquirors
Schedule II	Shareholders
Schedule III	Parent Knowledge
Schedule IV	Acquiror Knowledge
Schedule V	Target Closing Calculations
Schedule 2.01	Shares and Purchase Price Allocation

Disclosure Schedules

Parent Disclosure Schedule
Acquiror Disclosure Schedule

This STOCK PURCHASE AGREEMENT, dated as of June 1, 2009, is entered into by and among American International Group, Inc., a Delaware corporation (the “Parent”), AIG Consumer Finance Group, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of the Parent (the “Seller”), and Banco de Galicia y Buenos Aires S.A., an Argentine stock corporation (“Galicia”), and certain shareholders and/or active board members of Pegasus Argentina S.A. (“Pegasus”) as set forth on Schedule I (collectively, the “Pegasus Acquirors” and, together with Galicia, the “Acquiror”).
RECITALS
A. (i) The Seller and (ii) the shareholders set forth on Schedule II own all of the issued and outstanding Capital Stock (the issued and outstanding Capital Stock owned by the Seller, together with any other right to the Capital Stock of the Companies, collectively, the “Shares”) in Compañia Financiera Argentina S.A., a capital stock corporation organized under the laws of Argentina (“Financiera”). Cobranzas y Servicios S.A., a capital stock corporation organized under the laws of Argentina (“Servicios”) and AIG Universal Processing Center S.A., a capital stock corporation organized under the laws of Argentina (“UPC” and, collectively with Financiera and Servicios, the “Companies”).
B. In connection with this Agreement, at the Closing, the Parent, the Acquiror and the Companies will enter into a trademark license agreement in substantially the form attached hereto as Exhibit B (the “Trademark License Agreement”).
The Seller desires to sell to the Acquiror, and the Acquiror desires to purchase from the Seller and the shareholders set forth on Schedule II, the Shares and enter into the related transactions upon the terms and subject to the conditions set forth herein.
NOW, THEREFORE, the parties hereto hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01. Certain Defined Terms. Capitalized terms used in this Agreement shall have the meanings specified in Exhibit A or elsewhere in this Agreement.
ARTICLE II
PURCHASE AND SALE OF THE SHARES
Section 2.01. Purchase and Sale of the Shares. On the terms and subject to the conditions set forth in this Agreement, which in the case of the transfer of the Financiera Shares is “ad referendum” of the BCRA, at the Closing, the Seller shall sell, convey, assign, transfer and deliver to the Acquiror, free and clear of all Liens, and the Acquiror shall purchase, acquire and accept from the Seller, all of the Seller’s right, title and interest in and to the Shares owned by the Seller, and the Acquiror shall acquire the Companies’ Minority Holder Shares as contemplated by Section 5.17. The number of Shares to be purchased by each of Galicia and each of the Pegasus Acquirors is set forth on Schedule 2.01, together with the portion of the Purchase Price attributable to such Shares.
Section 2.02. Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur upon (i) the fifth Business Day following the first day on which all the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing (the “Satisfaction of Conditions”), but subject to the satisfaction or waiver of those conditions at the Closing); or (ii) if the Parent provides written notice within two (2) Business Days following the Satisfaction of Conditions to the Acquiror of its election to defer the Closing pursuant to this clause (ii), the last Business Day of the month during which the Satisfaction of Conditions has occurred; or (iii) such other time or place as the Parent and the Acquiror may agree in writing (the date on which the Closing takes place being the “Closing Date”). Upon the occurrence of the Closing, the time and date that the purchase and sale of the Shares described in Section 2.01 becomes effective shall be 12:01 a.m., New York City time, on the Closing Date.
Section 2.03. Purchase Price. The aggregate purchase price for the Shares is an amount in cash equal to AP 166,500,000 (one hundred and sixty six million five hundred thousand AP) (the “Stated Purchase Price”), which amount shall be subject to adjustment pursuant to Section 2.04 and Section 2.05. The Stated Purchase Price as adjusted pursuant to Section 2.04 and Section 2.05 is hereinafter referred to as the “Purchase Price”.
Section 2.04. Payments at Closing.
(a) Not less than two (2) Business Days prior to the anticipated Closing Date, the Parent shall prepare and deliver to the Acquiror a written certificate (the “Seller’s Purchase Price Adjustment Certificate”) detailing the Seller’s Estimated Closing Cash, the Seller’s Estimated Closing Loans, the Seller’s Estimated Closing Indebtedness and the Seller’s Estimated Purchase Price Adjustment Amount based thereon, calculated solely from the balance sheets of Financiera and securitization trusts (Fideicomisos Financieros CFA). The Seller’s Purchase Price Adjustment Certificate shall (i) be prepared in accordance with GAAP applied consistently with its application in connection with the preparation of the Audited Financial Statements and computed in a manner consistent with the Ordinary Course of Business and (ii) be prepared in accordance with the methodologies, policies and practices used in (x) connection with GAAP set forth in Section 2.04(a) of the Parent Disclosure Schedule and (y) establishing the Target Closing Cash, Target Closing Loans and Target Closing Indebtedness as set forth in Schedule V ((i) and (ii), collectively, the “Agreed Accounting Policies”). The Purchase Price will not be adjusted to account for any accruals for or payments at Closing in respect of retention bonuses to be paid by the Companies to any Employee, all of which shall be borne by the Companies post-Closing and, therefore, indirectly by the Acquiror.
(b) At the Closing, the Acquiror shall pay to the Seller the Purchase Price, which amount will be (x) increased if the Seller’s Estimated Purchase Price Adjustment Amount is greater than AP0 on a AP-for-AP basis by the amount by which the Seller’s Estimated Purchase Price Adjustment Amount exceeds AP0 or (y) decreased if the Seller’s Estimated Purchase Price Adjustment Amount is less than AP0 on a AP-for-AP basis by the amount by which the Seller’s Estimated Purchase Price Adjustment Amount is less than AP0. The payment made pursuant to the preceding sentence shall be subject to a Post-Closing Adjustment pursuant to the provisions of Section 2.05.
(c) The amounts specified in Sections 2.04 and 2.05 shall be paid free and clear of and (except to the extent required by Law) without any deduction or withholding on account of any Tax; provided, however, that the Acquiror shall provide, or cause its Affiliates to provide, any statements, forms or other documents reasonably requested by the Parent to reduce or eliminate such deduction or withholding and the Parent shall provide, or cause its Affiliates to provide, any statements, forms or other documents reasonably requested by the Acquiror to reduce or eliminate such deduction or withholding. If any amount is required by Law to be deducted or withheld on account of any Tax, the amounts specified in Section 2.04 or Section 2.05 shall be increased to the extent necessary for the Seller, the Parent or other applicable Person to receive (after payment of all Taxes, including Taxes imposed on additional amounts paid to the Seller, the Parent or other applicable Person pursuant to this Section 2.04(c)) the amounts specified in Section 2.04 and Section 2.05. The Acquiror shall promptly remit such deduction or withholding on account of any Tax (if any) to the relevant Tax Authority and shall promptly provide the Seller with evidence for such payments reasonably satisfactory to the Seller.
(d) The parties hereto shall mutually agree (and such agreement shall not be unreasonably withheld, delayed or conditioned) to either (i) transfer or cause to be transferred all of the Parent Advances Lenders’ right, title and interest in and to the Parent Advances to the Acquiror (or one of its Affiliates, as designated by the Acquiror that is reasonably acceptable to the Parent) in exchange for payment by the Acquiror to the Parent Advances Lenders their pro rata share of the Parent Advances Amount, in accordance with the terms set forth in the Parent Advances Transfer Agreement (the “Transfer Election”) or (ii) have the Acquiror extinguish the Parent Advances indebtedness by paying or causing to be paid to the Parent Advances Lenders their pro rata share of the Parent Advances Amount, in accordance with the terms set forth in the Payoff Letter (the “Payment Election”). The parties hereto shall agree to their election in writing no later than two (2) Business Days prior to the Closing Date (the “Election Notice”). Notwithstanding the foregoing, (i) if the parties are unable to mutually agree regarding a Transfer Election or Payment Election at the time when an Election Notice is due, Acquiror will make the election as to a Transfer Election or Payment Election and deliver the Election Notice to Parent, so long as such election would not be reasonably expected to result in a violation of applicable Law (if not the case, then the election that would not be reasonably expected to result in a violation of applicable Law shall apply), (ii) Parent, the Parent Advances Lenders and the Parent Indemnified Parties will be compensated, indemnified and held harmless by the Acquiror for any and all Losses incurred or suffered by any of them as compared to the alternative that was not elected (but only when the Election Notice was made solely by the Acquiror pursuant to clause (i) above), and (iii) in any event, the Parent Advances Lenders shall receive immediately available cash in U.S. Dollars equal to the Parent Advances Amount at par (without discount) at Closing and the parties shall comply timely with all applicable Laws in connection with such election (including any applicable foreign exchange regulations) and take such other actions to consummate such transactions, in each case so as to not delay the Closing.

(e) Notwithstanding anything to the contrary contained herein or whether certain amounts payable hereunder are denominated in APs, all amounts payable hereunder (whether in respect of the Stated Purchase Price, the Purchase Price, the Post-Closing Adjustment, any indemnification obligations or otherwise) shall be made in New York in U.S. Dollars by converting APs (where applicable) for U.S. Dollars at the applicable Exchange Rate or through other means proposed by the Acquiror and satisfactory to the Parent.
Section 2.05. Adjustment to Payment at Closing.
(a) Within thirty (30) Business Days following the Closing Date, and in accordance with applicable Law, the Acquiror shall prepare and deliver to the Parent a written certificate (the “Acquiror’s Purchase Price Adjustment Certificate”) calculated solely from the balance sheets of Financiera and securitization trusts (Fideicomisos Financieros CFA), detailing the Acquiror’s Estimated Closing Cash, the Acquiror’s Estimated Closing Loans, the Acquiror’s Estimated Closing Indebtedness and the Acquiror’s Estimated Purchase Price Adjustment Amount based thereon. If the Acquiror does not deliver the Acquiror’s Purchase Price Adjustment Certificate to the Parent within thirty (30) Business Days following the Closing Date, then the Seller’s Estimated Purchase Price Adjustment Amount detailed in the Seller’s Purchase Price Adjustment Certificate shall be deemed to be the Final Purchase Price Adjustment Amount in accordance with the last sentence of Section 2.05(f). The Acquiror’s Purchase Price Adjustment Certificate shall be prepared in accordance with the Agreed Accounting Policies and shall be consistent in content and format with the Seller’s Purchase Price Adjustment Certificate.
(b) During the thirty (30) days immediately following the Parent’s receipt of the Acquiror’s Purchase Price Adjustment Certificate (the “Purchase Price Adjustment Review Period”), the Parent and its Representatives shall be permitted to review the Companies’ working papers and any working papers of the Companies’ independent accountants directly relating to the preparation of the Acquiror’s Purchase Price Adjustment Certificate and the calculation of the Acquiror’s Estimated Purchase Price Adjustment Amount, as well as all of the books, records and other relevant information relating to the operations and finances of the Companies with respect to the period up to and including the Closing Date, and the Acquiror shall make reasonably available the individuals in its employ, if any, directly responsible for and knowledgeable about the information used in, and the preparation or calculation (as applicable) of, the Acquiror’s Purchase Price Adjustment Certificate and the Acquiror’s Estimated Purchase Price Adjustment Amount in order to respond to the reasonable inquiries of the Parent.
(c) The Acquiror shall, following the Closing through the date that the Final Purchase Price Adjustment Amount becomes such in accordance with the last sentence of Section 2.05(f), take all actions necessary or desirable to maintain and preserve all accounting, books, records, policies and procedures on which the Acquiror’s Purchase Price Adjustment Certificate is based so as not to impede or delay the determination of the Final Purchase Price Adjustment Amount or the preparation of the Notice of Purchase Price Adjustment Disagreement in the manner and utilizing the methods required by this Agreement.

(d) The Parent shall notify the Acquiror in writing (the “Notice of Purchase Price Adjustment Disagreement”) prior to the expiration of the Purchase Price Adjustment Review Period if the Parent disagrees with the Acquiror’s Estimated Closing Cash, the Acquiror’s Estimated Closing Loans, the Acquiror’s Estimated Closing Indebtedness or the Acquiror’s Estimated Purchase Price Adjustment Amount. The Notice of Purchase Price Adjustment Disagreement shall set forth in reasonable detail the basis for such disagreement and the amounts involved. If no Notice of Purchase Price Adjustment Disagreement is delivered to the Acquiror on or prior to the expiration date of the Purchase Price Adjustment Review Period, then the Acquiror’s Estimated Purchase Price Adjustment Amount set forth in the Acquiror’s Purchase Price Adjustment Certificate shall be deemed to have been accepted by the Parent and shall become final and binding upon the Parent and the Acquiror in accordance with the last sentence of Section 2.05(f).
(e) During the thirty (30) days immediately following the delivery of a Notice of Purchase Price Adjustment Disagreement (the “Purchase Price Adjustment Consultation Period”), the Parent and the Acquiror shall seek in good faith to resolve any disagreement that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement.
(f) If, at the end of the Purchase Price Adjustment Consultation Period, the Parent and the Acquiror have been unable to resolve all disagreements that they may have with respect to the matters specified in the Notice of Purchase Price Adjustment Disagreement, then the Parent and the Acquiror shall submit all matters that remain in dispute with respect to the Notice of Purchase Price Adjustment Disagreement (along with copies of the Seller’s Purchase Price Adjustment Certificate and the Acquiror’s Purchase Price Adjustment Certificate marked to indicate those line items that are in dispute) to KPMG LLP (acting through its Argentine office) (the “Independent Accountant”). In the event that the Independent Accountant refuses or is otherwise unable to act as the Independent Accountant, the Parent and the Acquiror shall cooperate in good faith to appoint an independent certified public accounting firm in the United States of international recognition mutually agreeable to the Parent and the Acquiror with an office in Argentina, in which event “Independent Accountant” shall mean such firm. Within thirty (30) days after the submission of such matters to the Independent Accountant, or as soon as practicable thereafter, the Independent Accountant, acting as an expert and not as an arbitrator, will make a final determination, binding on the Parent and the Acquiror, on the basis of the Agreed Accounting Policies and in accordance with this Section 2.05(f), of the appropriate amount of each of the line items in the Acquiror’s Purchase Price Adjustment Certificate as to which the Parent and the Acquiror disagree as specified in the Notice of Purchase Price Adjustment Disagreement. With respect to each disputed line item, such determination, if not in accordance with the position of either the Parent or the Acquiror, shall not be in excess of the higher, nor less than the lower, of the amounts advocated by the Parent in the Notice of Purchase Price Adjustment Disagreement or the Acquiror in the Acquiror’s Purchase Price Adjustment Certificate with respect to such disputed line item. For the avoidance of doubt, the Independent Accountant shall not review any line items or make any determination with respect to any matter other than those matters specified in the Notice of Purchase Price Adjustment Disagreement as remaining in dispute. The “Final Purchase Price Adjustment Amount” shall be either (i) the Seller’s Estimated Purchase Price Adjustment Amount or the Acquiror’s Estimated Purchase Price Adjustment Amount that is final and binding on the Parent and the Acquiror, as determined through agreement of the Parent and the Acquiror (deemed or otherwise) pursuant to Section 2.05(a) or (d), or (ii) the purchase price adjustment amount determined as such by the Independent Accountant pursuant to this Section 2.05(f).
(g) The cost of the Independent Accountant’s review and determination shall be borne by the Parent (on behalf of itself and the Seller) and the Acquiror in the same proportion that the aggregate amount of the disputed items submitted to the Independent Accountant that are unsuccessfully disputed by such party bears to the total amount of items submitted to the Independent Accountants. During the review by the Independent Accountant, the Acquiror and the Parent shall each make available to the Independent Accountant such individuals, and such information, books, records, and working papers, as may be reasonably required by the Independent Accountant to fulfill its obligations under Section 2.05(f). In acting under this Agreement, notwithstanding anything otherwise to the contrary in Section 2.05(f), the Independent Accountant shall be entitled to the privileges and immunities of an arbitrator.
(h) The “Post-Closing Adjustment” shall be the amount equal to the Seller’s Estimated Purchase Price Adjustment Amount minus the Final Purchase Price Adjustment Amount. If the Post-Closing Adjustment is a positive amount, then the Seller shall pay in cash in APs to the Acquiror (to be allocated between them in proportion to the Shares acquired by each) the amount of the Post-Closing Adjustment. If the Post-Closing Adjustment is a negative amount, then the Acquiror shall pay in cash in APs to the Seller the amount equal to the absolute value of the Post-Closing Adjustment. Any such payment shall be made by wire transfer of immediately available funds to an account designated by the Seller or the Acquiror (as applicable) within two (2) Business Days after the Final Purchase Price Adjustment Amount becomes such, together with interest thereon at the Interest Rate calculated and payable in accordance with Section 2.08 accrued from the Closing Date through the date of actual payment to the recipient thereof and in accordance with Section 2.04(e).
Section 2.06. Closing Deliveries.
(a) At or prior to the Closing (unless otherwise specified):
(i) the Acquiror shall pay to the Seller the amounts specified in Section 2.04(b) by wire transfer of immediately available funds (to an account designated by the Seller at least two (2) Business Days prior to the Closing Date) in accordance with Section 2.04(e);
(ii) the Acquiror shall deliver to the Parent the counterpart to the Parent Advances Transfer Agreement or the Payoff Letter, as the case may be, no later than one (1) Business Day prior to the Closing Date;
(iii) the Parent shall deliver to the Acquiror the counterpart to the Parent Advances Transfer Agreement or the Payoff Letter, as the case may be, no later than one (1) Business Day prior to the Closing Date;

(iv) the Acquiror shall pay or cause to be paid to the Parent Advances Lenders the Parent Advances Amount by wire transfer of immediately available funds to an account designated by the Parent at least two (2) Business Days prior to the Closing Date in accordance with Sections 2.04(d) and (e);
(v) the Parent shall (w) cause to be delivered to the Acquiror (A) one or more stock certificates evidencing the Shares, duly endorsed in blank or accompanied by stock powers duly executed in blank as well as the letter to the Board of Directors of the Companies duly executed by the Seller in accordance with Section 215 of Argentine Corporate Law, reporting the sale of the Shares to the Acquiror, and (B) written resignations of each director and member of the supervisory committees of the Companies to its position as director or statutory auditor of the Companies, (x) cause to be registered in the Companies’ stock ledger books the Shares in the name of the Acquiror (or any Affiliate thereof designated in writing by the Acquiror at or prior to the Closing), and (y) cause the Companies to duly convene meetings of the Board of Directors of the Companies, summoning meetings of the shareholders of the Companies in order to accept the resignations and performance of such directors and statutory auditors and appoint the new members of the Board of Directors and the new members of the Supervisory Committees of the Companies effective at Closing, and (z) cause the Companies to duly convene the shareholders’ meetings referred to in sentence (y) above, on which the Acquiror shall pass the approvals, acceptances and appointments referred to in sentence (y) above;
(vi) the Parent shall deliver, or cause to be delivered, to the Acquiror counterparts of each of the Ancillary Agreements duly executed by the Parent or its applicable Affiliates party thereto;
(vii) the Acquiror shall deliver, or cause to be delivered, to the Parent counterparts of each of the Ancillary Agreements duly executed by the Acquiror or its applicable Affiliates party thereto;
(viii) the Seller shall deliver to the Acquiror a certification evidencing receipt of the Purchase Price;
(ix) the Acquiror shall deliver to the Parent a certification evidencing receipt of the certificates evidencing the Shares, as applicable;
(x) the Parent shall deliver to the Acquiror executed Transfer Notices from all of the Companies’ Minority Holders; and
(xi) each party hereto shall deliver to the other such other documents and instruments as may be reasonably necessary to consummate the transactions contemplated by this Agreement.
(b) In addition to the deliverables set forth in Section 2.06(a), at or prior to the Closing, (i) the Parent shall deliver to the Acquiror the certificate referred to in Section 8.03(a)(vi), and (ii) the Acquiror shall deliver to the Parent the certificate referred to in Section 8.02(a)(iii).

Section 2.07. Payments and Computations. Each party hereto shall make each payment due to the other party hereto (or its Affiliate) pursuant to this Article II by no later than 10:00 a.m., New York City time, on the day when due (unless otherwise consented to by the party hereto to whom (or to whose Affiliates) such payment is due). All payments shall be paid by wire transfer of immediately available funds to the account or accounts designated by the party hereto (or its Affiliate) receiving such payment in accordance with Section 2.04(e).
Section 2.08. Interest. All computations of interest with respect to any payment due to a Person under this Agreement shall be based on the Interest Rate on the basis of a year of three hundred sixty five (365) days, in each case for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable. Whenever any payment under this Agreement will be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of payment of interest.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE PARENT
Except as set forth in the Financial Statements or the corresponding sections or subsections of the disclosure schedule delivered to the Acquiror by the Parent prior to entering into this Agreement (the “Parent Disclosure Schedule”), it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Parent Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Parent Disclosure Schedule to which the relevance of such item is reasonably apparent, the Parent hereby represents and warrants to the Acquiror as of the date hereof (and, solely with respect to the Parent Specified Representations, as of the Closing Date) as follows:
Section 3.01. Incorporation and Authority of the Parent and the Seller.
(a) Each of the Parent and the Seller is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Parent or the applicable Affiliate of the Parent (as applicable) has all requisite corporate or other applicable organizational power to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is a party. The Parent or the applicable Affiliate of the Parent (as applicable) is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have a Material Adverse Effect under clause (b) of the definition thereof. The execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of each of the Transaction Agreements to which it is a party and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party have been duly authorized by all requisite corporate or other similar organizational action on the part of the Parent or the applicable Affiliate of the Parent (as applicable). Each of the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by the Parent or the applicable Affiliate of the Parent (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party constitutes, or upon execution and delivery thereof will constitute, the legal, valid and binding obligation of the Parent or the applicable Affiliate of the Parent (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law).
(b) The Parent and its Affiliates are not in violation of any Laws or Governmental Orders applicable to them or their respective assets, properties or businesses, except for violations that, individually or in the aggregate, would not have a Material Adverse Effect under clause (b) of the definition thereof.
(c) Neither the Parent nor its Affiliates, nor any of their respective properties or assets, is a party to, or bound by, any outstanding Governmental Order, except for those Governmental Orders that, individually or in the aggregate, would not have a Material Adverse Effect under clause (b) of the definition thereof.
Section 3.02. Incorporation, Qualification and Authority of the Companies. Each of the Companies is a corporation or other organization duly incorporated or organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation or organization and has the requisite corporate or other applicable organizational power and authority to conduct its business as now conducted, except where the failures to be so incorporated or organized, existing or in good standing or to have such power or authority, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each of the Companies is duly qualified to do business, and is in good standing, in each jurisdiction where the character of its owned, operated or leased properties or the nature of its activities makes such qualification and good standing necessary, except for failures to so qualify or be in good standing that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.03. Capital Structure of the Companies; Ownership and Transfer of the Shares.
(a) Section 3.03(a) of the Parent Disclosure Schedule sets forth (i) all the authorized Capital Stock in each of the Companies and (ii) the number of shares (or other applicable units) of each class or series of Capital Stock in each of the Companies that are issued and outstanding, together with the registered holder thereof. All the outstanding shares (or other applicable units) of each class or series of Capital Stock in each of the Companies have been duly authorized and validly issued, are fully paid and nonassessable and were not issued in violation of any preemptive or subscription rights. There are no options, calls, warrants or convertible or exchangeable securities, or conversion, preemptive, subscription or other rights, or agreements, arrangements or commitments, in any such case, obligating or which may obligate any of the Companies to issue, sell, purchase, return or redeem any shares (or other applicable units) of its Capital Stock or securities convertible into or exchangeable for any shares (or other applicable units) of its Capital Stock. There are no shares (or other applicable units) of any Capital Stock of any of the Companies reserved for issuance. There are no capital appreciation rights, phantom stock plans, securities with participation rights or features, or similar obligations and commitments of any of the Companies. The Shares constitute all the issued and outstanding Capital Stock of the Companies, and the Seller and the Companies’ Minority Holders directly own of record and beneficially all the outstanding Shares, free and clear of all Liens, other than any Liens arising as a result of any of the Transaction Agreements. There are no capital contributions with respect to the Companies that are owed or that have been called which have not been capitalized. All increases of the Capital Stock of the Companies have been duly registered before the corresponding Argentine public registry of commerce.
(b) Except for this Agreement, there are no voting trusts, stockholder agreements, proxies or other rights or agreements in effect with respect to the voting, transfer or dividend rights of the Shares.
(c) Section 3.03(c) of the Parent Disclosure Schedule contains a list of all the Companies’ Minority Holder Shares and the percentage of the capital stock on a fully-diluted basis of the Companies owned by each Companies’ Minority Holder. Upon execution and delivery to the Acquiror (and the Company) in accordance with Section 2.06(a)(x), the Transfer Notices will be a legal and binding letter to the Board of Directors of the Companies by the Companies’ Minority Holders in accordance with Section 215 of the Argentine Corporate Law, reporting the transfer of the Shares to the Acquiror. Each of the Seller and the other parties to the Transaction Agreements is an Affiliate of the Parent, except in the case of the Acquiror or any Affiliate of the Acquiror.
(d) None of the Companies Controls or has any equity interest in any other entity other than securities held for investment in the Ordinary Course of Business.
Section 3.04. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 3.05 have been obtained or taken, except as otherwise provided in this Article III and except as may result from any facts or circumstances relating to the identity or regulatory status of the Acquiror or its Affiliates, the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of, and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by, the Transaction Agreements to which the Parent or the applicable Affiliate of the Parent (as applicable) is a party do not and will not (a) violate or conflict with the organizational documents of the Parent or the applicable Affiliate of the Parent (as applicable) or any of the Companies, (b) subject to the Governmental Approvals referred to in Section 3.05, conflict with or violate any Law or Governmental Order applicable to the Parent or the applicable Affiliate of the Parent (as applicable) or any of the Companies or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of any of the Companies pursuant to, any Material Contract to which any of the Companies is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c) of this Section 3.04, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.05. Consents and Approvals. Except as may result from any facts or circumstances relating exclusively to the identity or regulatory status of the Acquiror or its Affiliates and except in connection, or in compliance, with the approvals, filings and notifications required by applicable Laws that are set forth in Section 3.05 of the Parent Disclosure Schedule, the execution and delivery by the Parent or the applicable Affiliate of the Parent (as applicable) of the Transaction Agreements to which it is a party do not, and the consummation by the Parent or the applicable Affiliate of the Parent (as applicable) of the transactions contemplated by the Transaction Agreements to which it is a party will not, require any consent, approval, license, permit, order, qualification or authorization of, or registration with or other action by, or any filing with or notification to, any Governmental Authority (each, a “Governmental Approval”) to be obtained or made by the Parent or the applicable Affiliate of the Parent (as applicable) (including the Companies), except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.06. Financial Information; Absence of Undisclosed Liabilities.
(a) Section 3.06(a) of the Parent Disclosure Schedule sets forth (i) the financial statements of each of the Companies for the annual period ended December 31, 2008 (the “Audited Financial Statements”), and (ii) the unaudited financial statements of each of the Companies for the quarterly period ended March 31, 2009 (the “Reference Balance Sheet”) (the financial statements referred to in clauses (i) through (ii) of this Section 3.06(a) being collectively referred to herein as the “Financial Statements”). The Financial Statements (except as expressly set forth in such Financial Statements) have been prepared, in all material respects, in accordance with GAAP, as applied consistently, and present fairly, in all material respects, the financial condition and the results of operations (and include all reserves required to be made therein under GAAP) of the Companies as of their respective dates and for the respective periods covered thereby, except that the Financial Statements referred to in clause (ii) of this Section 3.06 (x) do not contain footnotes or a statement of cash flows and (y) are subject to normal year-end adjustments. All reserves reflected in such Financial Statements were determined in accordance with GAAP, and were adequate in all material respects as of their respective dates to cover the total amount of liabilities resulting from items to which such reserves relate, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b) The Financial Statements in all material respects were derived from, prepared using, and are consistent with, the Books and Records.

(c) Except (i) as set forth in the Financial Statements, (ii) for liabilities and obligations incurred in the Ordinary Course of Business since the date of the Financial Statements referred to in Section 3.06(a)(ii), and (iii) for liabilities and obligations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, there are no liabilities or obligations of any nature, whether absolute, accrued, contingent, unasserted or otherwise, whether due or to become due, of any of the Companies as of the date hereof of any nature or type that would be required under GAAP to be reflected on a financial statement of any of the Companies.
Section 3.07. Absence of Certain Changes. Except as contemplated by this Agreement, from the date of the Audited Financial Statements to the date hereof, the Companies have conducted the Business in the Ordinary Course of Business, there has not been any Material Adverse Effect, and there has not occurred any event or events that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
Section 3.08. Litigation.
(a) Except for Taxes which are governed exclusively by Section 3.13 and Section 3.16, there are no Actions pending or, to the Knowledge of the Parent, threatened in writing against any of the Companies that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
(b) Section 3.08(b) of the Parent Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all Actions pending or, to the Knowledge of the Parent, threatened in writing against any of the Companies, in excess of, individually or in the aggregate, U.S.$20,000.
(c) Section 3.08(c) of the Parent Disclosure Schedule sets forth a true, correct and complete list as of the date hereof of all agreements entered into by the Companies with different law firms or individual lawyers for the advice or representation of the Companies in any and all Actions in which the Companies are involved, and no legal fees are payable by the Companies other than those agreed to in such contracts, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. As of the date hereof, all such legal fees have been paid by the Companies, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(d) No Action by or against the Parent or any of its Affiliates is pending or, to the Knowledge of the Parent, threatened in writing, which would affect the legality, validity or enforceability of, or delay the consummation of, the Transaction Agreements or the consummation of the transactions contemplated hereby or thereby.
Section 3.09. Compliance with Laws. Except for Taxes which are governed exclusively by Section 3.13 and Section 3.16, none of the Companies (i) is in violation of any Laws (including any Laws regulating access to national security classified information) or Governmental Orders applicable to it or its assets, properties or businesses; or (ii) has received any written notice or other written communication from any Governmental Authority regarding any actual, alleged, possible or potential material violation of applicable Law; except in each case, for violations that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Companies is a party to, or bound by, any Governmental Order that (a) is material to the Business and (b) imposes obligations on the Company to be performed after the date hereof.
Section 3.10. Governmental Permits.
(a) The Companies together hold all material governmental qualifications, registrations, filings, licenses, permits, approvals or authorizations issued or granted by Governmental Authorities (including, without limitation, the authorization of the BCRA to Financiera to act as a financial company (compañia financiera) and to open and operate each of its branches and offices) necessary to conduct the Business and to own or use their respective assets and properties, as such Business, assets and properties are conducted, owned and used, respectively, on the date hereof (collectively, the “Permits”), except those the absence of which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) All material Permits are valid and in full force and effect. None of the Companies is the subject of any pending Action or, to the Knowledge of the Parent, Action threatened in writing seeking the revocation, suspension, termination, modification or impairment of any Permit, except for those Actions that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c) Pursuant to Argentine decree No. 691/00, Financiera has a discount code (código de descuento) for the Argentine National Public Administration (Administratión Pública National) (the “Discount Code”), and such Discount Code is valid and in full force and effect. Financiera is not the subject of any pending Action or, to the Knowledge of the Parent, Action threatened in writing seeking the revocation, suspension, termination, modification or impairment of the Discount Code.
Section 3.11. Intellectual Property.
(a) The Intellectual Property that is material to the operation of the Business is listed in Section 3.11 of the Parent Disclosure Schedule and is owned by each of the Companies free and clear of any Liens, other than Permitted Liens, and each Company has the right to use all Registered Intellectual Property in the Business as conducted on the date hereof.
(b) For the two (2) years prior to the date hereof, none of the Companies has received any material written claim or notice from any Person that any of the Companies is engaging in any activity that infringes upon, violates or misappropriates any Intellectual Property right of such Person that has not been resolved.
(c) To the Knowledge of the Parent, (i) the Registered Intellectual Property owned by the Companies that is material to the operation of the Business is valid and enforceable in all material respects, and (ii) no Person is infringing upon, violating or misappropriating in any material respect the rights of any Company in any such Registered Intellectual Property.

Section 3.12. Material Contracts.
(a) Section 3.12(a) of the Parent Disclosure Schedule lists each of the Material Contracts as in effect on the date hereof. Each Material Contract is a valid and binding obligation of the Company (as applicable) that is party thereto and the Parent has no Knowledge of any fact or circumstance that would make any Material Contract invalid or not binding as to any other party to such Material Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each such Material Contract is enforceable against the Company (as applicable) that is party to such Material Contract and, to the Knowledge of the Parent, each other party to such Material Contract, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of the Companies or, to the Knowledge of the Parent, any other party to a Material Contract is in default or breach of a Material Contract, in each case, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) Section 3.12(b) of the Parent Disclosure Schedule lists each of the Contracts as in effect on the date hereof, pursuant to which Financiera (i) uses the Discount Code, (ii) collects financing through non-profit entities (including, without limitation, mutuales, sindicatos and cooperativas), (iii) authorizes certain promoters (comercializadores) to commercialize the products offered by Financiera, or (iv) acts as agent (agente institorio) of certain insurance companies. Each of those Contracts is a valid and binding obligation of Financiera, and the Parent has no Knowledge of any fact or circumstance that would make any of those Contracts invalid or not binding as to any other party to such Contract, except for such failures to be valid and binding as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Each such Contract is enforceable against Financiera and, to the Knowledge of the Parent, each other party to such Contract, in accordance with its terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)), except for such failures to be enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. None of Financiera or, to the Knowledge of the Parent, any other party to those Contracts, is in default or breach of such Contracts, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.13. Employee Benefits; Employees.
(a) The Parent has delivered or made available to the Acquiror all material incentive, profit-sharing, stock option, stock purchase, other equity-based, employment, consulting, compensation, vacation or other leave, change in control, retention, supplemental retirement, severance, health, medical, disability, life insurance, deferred compensation and other employee compensation and benefit plans, programs and agreements (or true and complete summaries thereof), in each case established or maintained by the Parent, the Companies or any of its Affiliates or to which the Parent, the Companies or any of its Affiliates contributes or is obligated to contribute, for the benefit of any Employees (collectively, the “Benefit Plans”). Section 3.13(a) of the Parent Disclosure Schedule sets forth the Benefit Plans and separately identifies the Benefit Plans that are sponsored by any of the Companies (collectively, the “Company Benefit Plans”).
(b) Each Company Benefit Plan has been operated and administered in compliance with its terms and with applicable Law, other than any non-compliance that individually or in the aggregate would not have a Material Adverse Effect.
(c) All contributions required to be made under the terms of any Company Benefit Plan have been timely made when due or are appropriately reflected on the Financial Statements, except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(d) No Company has any obligations for retiree welfare benefits other than (i) coverage mandated by applicable Law or (ii) coverage that continues during an applicable severance period.
(e) The Companies have no material unfunded liabilities with respect to any Company Benefit Plan.
(f) With respect to the Employees:
(i) there is not in existence, nor has there been within the twelve (12) months prior to the date hereof, any pending or, to the Knowledge of the Parent, threatened in writing: (A) strike, slowdown, stoppage, picketing, interruption of work, lockout or any other dispute or controversy with or involving a labor organization or with respect to unionization or collective bargaining; (B) labor-related organizational effort, election activities or request or demand for negotiations, recognition or representation; or (C) arbitration, administrative hearing, formal claim of unfair labor practice, other union- or labor-related Action or other formal claim, workers’ compensation claim, formal claim or investigation of wrongful discharge, formal claim or investigation of employment discrimination or retaliation, formal claim or investigation of sexual harassment, or other employment dispute of similar nature, against any of the Companies that, in case of (C), individually or in the aggregate, has had, or would be reasonably expected to have, a Material Adverse Effect;
(ii) for the twelve (12) months prior to the date hereof, (A) no Company is, or within such period has been, a party to or bound by any collective bargaining agreement with any labor union or any other similar organization; and (B) none of the Employees is subject to or covered by any such collective bargaining agreement, other agreement or understanding, work rules or practice, or arbitration award, or is represented by any labor organization;

(iii) for the twelve (12) months prior to the date hereof, each Company: (A) is and has been in compliance with all applicable Laws which relate to employment, equal employment opportunity (including Laws prohibiting employment discrimination, harassment or retaliation), wages, hours, leaves, workers’ compensation, disability, occupational health and safety, immigration, collective bargaining, secondment, contractors and temporary employees, other employment terms and conditions, and plant closings and layoffs, except for such non-compliance as, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect; and (B) is not and has not been (individually or collectively in any respect) liable for any arrears of wages, other compensation or benefits, or any Taxes or penalties for failure to comply with any of the foregoing, except for such liability, individually or in the aggregate, as has not had and would not reasonably be expected to have a Material Adverse Effect;
(iv) the Parent has caused the Companies to provide or make available to the Acquiror true, correct and complete summaries of all layoffs and other losses of employment experienced by any Company or one or more facilities or operating units within any site of employment or facility of any Company during the ninety (90)-day period prior to the date hereof;
(v) there is not pending or, to the Knowledge of the Parent, threatened in writing any Action or other formal claim or investigation against any Company for a violation of any collective bargaining agreement described in Section 3.13(a), or for violation of any right or obligation under any of the Company Benefit Plans, nor to the Knowledge of the Parent is there any reasonable basis for any such Action or other claim or investigation; and
(vi) the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any Employee to severance, change of control or other similar pay or benefits under, or accelerate the time of payment or vesting or trigger any payment of funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan.
(g) The Parent or its advisors has previously delivered to the Acquiror on June 1, 2009 a schedule (the “Employee Schedule”) setting forth a true, correct and complete list as of such date of the following information for each employee or officer of the Companies: name, job title, current compensation paid or payable, vacation accrued and years with the Companies. To the Knowledge of the Parent, as of the date hereof neither the Companies nor the Parent or its Affiliates has received any written notice that any employee listed in the Employee Schedule will terminate his or her employment, except as set forth in Section 3.13(g) of the Parent Disclosure Schedule.
(h) None of the Companies is a party to any Contract with any of its employees or former employees, except for Contracts that (1) are terminable at will without penalty (except as provided under applicable Law); or (2) do not provide for any acceleration or other increase in the obligations of any Companies as a result of the execution, delivery and performance of the Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(i) The Companies have fully paid in accordance with applicable Law any and all indemnifications payable to any personnel that has been dismissed until the date hereof, and has documentary evidence of such payments, except for such failures that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
Section 3.14. Insurance.
(a) As of the date hereof, Section 3.14(a) of the Parent Disclosure Schedule sets forth a true, correct and complete list of all insurance policies maintained by the Companies relating to their Business (the “Insurance Policies”). The Insurance Policies are in full force and effect and are sufficient to comply with applicable Law and all Contracts to which any Company is a party, except for any failure to be in full force and effect or in compliance that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(b) No written notice of cancellation, termination or revocation or other written notice that any Insurance Policy is no longer in full force or effect or that the issuer of any such insurance policy is not willing or able to perform its obligations thereunder has been received by any of the Companies and, to the Knowledge of the Parent, none of the Companies is in default of any provision thereof, except for such defaults that, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect.
Section 3.15. Real Property; Assets.
(a) None of the Companies own, beneficially or of record, any real property or interests in real property (each, an “Owned Real Property”).
(b) Section 3.15(b) of the Parent Disclosure Schedule sets forth all real property leased by any Company, as lessee, and the annual rents payable for such leases (the “Real Property Leases”; the real properties specified in such leases being referred to herein individually as the “Leased Real Properties”). A Company (as the case may be) has a valid and enforceable leasehold interest under each of the Real Property Leases, subject to Permitted Liens and to applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereinafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law), and, none of the Companies has received any written notice of any default under any Real Property Lease except, in each case, for such invalidity, unenforceability or defaults that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
(c) As of the date hereof, (i) the Companies have good and marketable title to all material assets owned by the Companies that are used in or necessary to conduct their Business in the matter in which they are presently conducted, free and clear of any Liens except for Permitted Liens, and (ii) each of the premises used by the Companies to so conduct their Businesses is in adequate operating condition and repair, except in each case of clause (i) and/or (ii) as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.16. Taxes.
(a) All material Tax Returns required to be filed by or on behalf of each of the Companies have been timely filed with the appropriate Tax Authority (after giving effect to any valid extensions of time within which to make such filings) within the manner prescribed by applicable Law, and such Tax Returns were when filed true, correct and complete in all material respects. All Taxes of the Companies that have become due and payable (whether or not shown on any Tax Return) have been fully and timely paid or are being contested in good faith, except for such unpaid Taxes which, individually or in aggregate, would not have a Material Adverse Effect. No Company has waived in writing any statute of limitations in respect of any material Taxes which waiver is currently in effect.
(b) Each of the Companies has complied in all material respects with all applicable Laws relating to the withholding of Taxes and has duly and timely withheld all Taxes required to be so withheld from payments made or owing to any employee, independent contractor, creditor, stockholder or other third party (except such Taxes which are being contested in good faith or which, individually or in aggregate, would not have a Material Adverse Effect).
(c) All material deficiencies asserted in writing or material assessments made in writing as a result of any examinations by any Tax Authority of the Tax Returns of the Companies have been fully paid or are being contested in good faith, and no other material audits or material investigations by any Tax Authority relating to any Tax Returns of the Companies are in progress with respect to which any of the Companies has received written notice from a Tax Authority.
(d) No Company is a party to any Tax allocation agreements pursuant to which it will have any obligation to make any payments for Taxes of an Affiliate or a third party after the Closing Date.
(e) There are no Tax rulings, requests for rulings, or closing agreements in effect with any Tax Authority relating to any Company which will materially affect any Company’s liability for Taxes for any period after the Closing Date.
(f) There are no Liens for Taxes upon any assets of any Company except for Permitted Liens.
(g) No material claims with respect to Taxes of the Companies are being asserted in writing by any taxing authority, except as set forth in Section 3.16(g) of the Parent Disclosure Schedule.
(h) No written claim has ever been made by a taxing authority in a jurisdiction where the Companies do not file Tax returns or pay Taxes that any such Companies are or may be subject to taxation by that jurisdiction; in each case except as set forth in Section 3.16(h) of the Parent Disclosure Schedule.
(i) All notes (obligaciones negociables) issued by Financiera under its program for the issuance of notes approved by the Argentine Comisión Nacional de Valores,

have been placed by means of public offerings and, therefore, are entitled to the tax benefits applicable to notes (obligaciones negociables) placed by means of public offerings in accordance with Argentine law 23,576, as amended, existing at the time they were issued and placed.
(j) All notes and certificates of interests issued by the financial trusts that have been constituted under the program “CFA” for the creation of financial trusts approved by the Argentine Comisión Nacional de Valores, have been placed by means of public offerings and, therefore, are entitled to the tax benefits applicable to notes and certificates placed by means of public offerings in accordance with Argentine law 24,241, as amended, existing at the time they were issued and placed.
For the avoidance of doubt, the representations and warranties made in Section 3.13 with respect to Taxes and this Section 3.16 are the only representations and warranties made by the Parent with respect to matters relating to Taxes (including Tax Returns, Tax Sharing Agreements, Tax claims and Actions related to Taxes).
Section 3.17. Affiliate Transactions. Section 3.17 of the Parent Disclosure Schedule contains a complete and correct list of all written Intercompany Agreements. The termination of any or all of those Intercompany Agreements pursuant to Section 5.07 would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 3.18. Brokers. Except for UBS Securities LLC (“UBS”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Parent or its Affiliates. The Parent (but not the Companies) is solely responsible for any fees and expenses payable to UBS.
Section 3.19. The Business of the Companies.
(a) All accounts and notes receivable of each of the Companies have arisen from bona fide transactions in the Ordinary Course of Business.
(b) Each loan agreement, note or borrowing or financing arrangement (including personal loans, payroll deductions, sales finance, credit cards, leases, credit enhancements, commitments, guarantees and interest-bearing assets) payable to the Companies (collectively, the “Loans”) (i) is evidenced by notes, agreements or other evidences of indebtedness (including, in the case of personal loans, payroll deductions and sales finance, pagarés under Argentine Law), all of which documents are valid and enforceable in accordance with their terms (subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law)), except for such failures to be valid and enforceable as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and are in possession of the Companies or their advisors or collection agents, and are reasonably accessible to the Companies, and (ii) to the extent purported to be secured, has been secured by valid Liens and security interests which have been perfected. All Loans originated by the Companies, and all such Loans purchased by the Companies, were made or purchased in accordance with customary lending standards of the Companies, as applicable, in all material respects. All such Loans (and any related guarantees) and payments due thereunder are free and clear of any Lien (other than Permitted Liens), and the Companies have complied with all Laws relating to such Loans in each case, except as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(c) The Companies have not entered into any Contracts or other arrangement for the securitization of the Companies’ assets or properties, except as set forth in Section 3.19(c) of the Parent Disclosure Schedule.
Section 3.20. Books and Records.
(a) The books of account, Corporate Records and other records of the Companies are accurate, complete and correct in all material respects and have been maintained in accordance with sound business and accounting practices and applicable Law and have been prepared using processes and procedures for which there are not material weaknesses or significant deficiencies in internal controls over financial reporting that adversely affect the ability of the Companies to accurately present and reflect in all material respects the Business of the Companies, except in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(b) For the ten (10) years prior to the date hereof, the Corporate Records contain accurate, complete and correct records of all meetings held of, and corporate action taken by, the shareholders or the Board of Directors or the Supervisory Committees of the Companies, and no meeting of any such shareholders or Board of Directors or Supervisory Committees has been held for which minutes have not been prepared and are not contained in the Corporate Records (being hereby clarified that last meetings recorded in the Corporate Records are those held on (i) May 29, 2009 as for shareholders, the Board of Directors and the Supervisory Committee, respectively, of Financiera, (ii) May 29, 2009 as for shareholders and the Board of Directors, respectively, of Servicios, and (iii) May 29, 2009 as for shareholders and the Board of Directors, respectively, of UPC), except in each case, as would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(c) All Books and Records are in the possession of the Company.
Section 3.21. Company E&O Claims. To the Knowledge of the Parent, there are no debts, liabilities, commitments, Losses and obligations of any kind relating to or arising out any Company E&O Claim.
Section 3.22. Disclaimer.
(a) Except for the representations and warranties contained in this Article III, none of the Parent, the Seller or any of their respective Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Parent, the Seller, their respective Affiliates, the Companies, the Business, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities. Except for the representations and warranties contained in this Article III, (i) the Parent disclaims, on behalf of itself, the Seller, their respective Affiliates and their respective Representatives, any other representations or warranties, whether made by the Parent, the Seller or any of their respective Affiliates or their respective Representatives or any other Person, and (ii) the Parent disclaims, on behalf of itself, the Seller, their respective Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Acquiror or its Affiliates or Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Acquiror or its Affiliates or Representatives by any Representative of the Parent, the Seller or any of their respective Affiliates). For the avoidance of doubt, none of the Parent, the Seller or their respective Affiliates or their respective Representatives makes any representations or warranties to the Acquiror or any other Person regarding the probable success, future performance or profitability of the Companies or the Business (whether before or after Closing), including any as to the collectability of any receivables (including accounts receivable) of the Companies.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR
Except as set forth in the corresponding sections or subsections of the disclosure schedule delivered to the Parent by the Acquiror prior to entering into this Agreement (the “Acquiror Disclosure Schedule”), it being understood and agreed by the parties hereto that disclosure of any item in any section or subsection of the Acquiror Disclosure Schedule shall be deemed disclosure with respect to any other section or subsection of the Acquiror Disclosure Schedule to which the relevance of such item is reasonably apparent, the Acquiror hereby represents and warrants to the Parent as of the date hereof and as of the Closing Date as follows (it being understood and agreed by the parties that each reference to the Acquiror in this Article IV shall be deemed to be a reference to each Acquiror, severally and not jointly, and each Acquiror agrees and understands that each representation or warranty contained in this Article IV is made by each Acquiror with respect to itself but not with respect to the other Acquirors):
Section 4.01. Incorporation and Authority of the Acquiror; Capitalization. The Acquiror, if an entity, is a corporation or other organization as set forth on Schedule 2.01 duly incorporated or organized, validly existing and in good standing under the Laws of the jurisdiction set forth on Schedule 2.01. The Acquiror or the applicable Affiliate of the Acquiror (as applicable) has all requisite corporate or other applicable organizational power or, in the case of an individual, capacity to enter into, consummate the transactions contemplated by and carry out its obligations under, each of the Transaction Agreements to which it is a party. The Acquiror or the applicable Affiliate of the Acquiror (as applicable) is duly licensed or qualified to do business and is in good standing in each jurisdiction which the properties owned or leased by it or the operation of its business makes such licensing or qualification necessary, except to the extent that the failure to be so licensed, qualified or in good standing would not have an Acquiror Material Adverse Effect. The execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of each of the Transaction Agreements to which it is a party and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by each of the Transaction Agreements to which it is a party have been duly authorized by all requisite corporate or other similar organizational action on the part of the Acquiror or the applicable Affiliate of the Acquiror (as applicable). Each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party has been, or upon execution and delivery thereof, will be, duly executed and delivered by the Acquiror or the applicable Affiliate of the Acquiror (as applicable). Assuming due authorization, execution and delivery by the other parties hereto or thereto, each of the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party constitutes, or upon execution and delivery thereof, will constitute, the legal, valid and binding obligation of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), enforceable against it in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). Each of the Pegasus Acquirors is an active board member of Pegasus and/or owns of record and beneficially the percentage equity interest in Pegasus set forth on Schedule I adjacent to such Pegasus Acquiror’s name. Each of the Pegasus Acquiror’s principal residence and country of citizenship is set forth on Schedule I adjacent to such Pegasus Acquiror’s name.
Section 4.02. No Conflict. Provided that all consents, approvals, authorizations and other actions described in Section 4.03 have been obtained or taken, except as otherwise provided in this Article IV and except as may result from any facts or circumstances relating exclusively to the identity or regulatory status of the Parent or its Affiliates (other than the Companies), the execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by, the Transaction Agreements to which the Acquiror or the applicable Affiliate of the Acquiror (as applicable) is a party do not and will not (a) violate or conflict with the organizational documents of the Acquiror or the applicable Affiliate of the Acquiror (as applicable), (b) subject to the Governmental Approvals referred to in Section 4.03, conflict with or violate any Law or Governmental Order applicable to the Acquiror or the applicable Affiliate of the Acquiror (as applicable) or by which any of them or any of their respective properties or assets is bound or subject or (c) result in any breach of, or constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under, or give to any Person any rights of termination, acceleration or cancellation of, or result in the creation of any Lien (other than Permitted Liens) on any of the assets or properties of the Acquiror or any of its Affiliates, in each case, pursuant to any material contract or any note, bond, loan or credit agreement, mortgage or indenture to which the Acquiror or any of its Affiliates is a party or by which any of them or any of their respective properties or assets is bound or subject, except, in the case of clauses (b) and (c) of this Section 4.02, for any such conflicts, violations, breaches, defaults, terminations, accelerations, cancellations or creations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
Section 4.03. Consents and Approvals. Except for the BCRA Approval and the CNDC Approval and as may result from any facts or circumstances relating exclusively to the identity or regulatory status of the Parent or its Affiliates (other than the Companies), the execution and delivery by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the Transaction Agreements to which it is a party do not, and the consummation by the Acquiror or the applicable Affiliate of the Acquiror (as applicable) of the transactions contemplated by the Transaction Agreements to which it is a party will not, require any Governmental Approval to be obtained or made by the Acquiror or the applicable Affiliate of the Acquiror (as applicable), except for any Governmental Approvals the failure to obtain or make which, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect. The identity of the Acquiror will not, to its Knowledge, result in any delays or impairment in obtaining the BCRA Approval and/or the CNDC Approval.
Section 4.04. Absence of Litigation. There are no Actions pending or, to the Knowledge of the Acquiror, threatened in writing against or by the Acquiror or any of its Affiliates or any of their respective assets, properties or businesses that (i) question or would affect the legality, validity or enforceability of, or would delay the consummation of, the transactions contemplated by any of the Transaction Agreements or (ii) individually or in the aggregate, would reasonably be expected to have an Acquiror Material Adverse Effect.
Section 4.05. Securities Matters. The Shares are being acquired by the Acquiror for its own account and without a view to the public distribution or sale of any of the Shares or any interest in them. The Acquiror has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Shares, and the Acquiror is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares. The Acquiror understands and agrees that it may not sell, transfer, assign, pledge or otherwise dispose of any of the Shares other than pursuant to a registered offering in compliance with, or a transaction exempt from, the registration requirements of Argentine and foreign securities Laws, as applicable. The Acquiror understands and agrees that the sale of shares in a public offering may be subject to the compliance with the Argentine Securities Authorities (Comision Nacional de Valores) and the applicable securities Laws.
Section 4.06. Financial Ability. The Acquiror has, and will have at the Closing, all funds necessary to pay the Purchase Price and the Parent Advances Amount and to consummate the transactions contemplated by this Agreement and the other Transaction Agreements and the source of such funds used to consummate the transaction will not derive from any act which is in violation or in contravention of the applicable Laws. To the Knowledge of the Acquiror, the Acquiror (or its ultimate parent) will comply with the Objective Standards in order to be eligible to obtain BCRA Approval.
Section 4.07. Compliance with Law; Governmental Orders.
(a) The Acquiror and its Affiliates are not in violation of any Laws or Governmental Orders applicable to them or their respective assets, properties or businesses, except for violations that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.

(b) Neither the Acquiror nor its Affiliates, nor any of their respective properties or assets, is a party to, or bound by, any outstanding Governmental Order, except for those Governmental Orders that, individually or in the aggregate, would not reasonably be expected to have an Acquiror Material Adverse Effect.
(c) Neither the Acquiror nor any of its Affiliates has agreed with any Governmental Authority, nor has the Acquiror nor any of its Affiliates been the subject of any Governmental Order, requiring that the Acquiror or any of its Affiliates take any material action or accept any material restriction or material limitation in connection with any acquisition by the Acquiror or any of its Affiliates of any Person (i) organized under the laws of the United States or any of its political subdivisions or (ii) subject to the jurisdiction of any United States Governmental Authority or any Governmental Authority of any State or other political subdivision of the United States.
(d) The Acquiror has no reason to believe that any facts or conditions related to its identity or regulatory status are reasonably likely to impede its ability to obtain the Governmental Approvals in a customary time frame set forth in Section 4.03 of the Acquiror Disclosure Schedule. As of the date hereof, no Governmental Authority, with respect to which a Governmental Approval is required to be obtained or made in connection with the transactions contemplated by this Agreement, has, to the Knowledge of the Acquiror, indicated to the Acquiror an intent to (i) take any action or fail to take any action that is reasonably likely to prohibit, materially delay or materially impair the consummation of the transactions contemplated by this Agreement or (ii) impose any obligation or condition in connection with such Governmental Approval that, individually or in the aggregate, would reasonably be expected to result in a material liability of the Parent or any of its Affiliates after the Closing.
Section 4.08. Investigation. The Acquiror acknowledges and agrees that (a) it has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, the Companies and the Business and (b) it has been furnished with or given adequate access to such information about the Companies and the Business as it has requested. The Acquiror further acknowledges and agrees that (i) the only representations, warranties, covenants and agreements made by the Parent, the Seller or any of their respective Affiliates or their respective Representatives or any other Person are the representations, warranties, covenants and agreements made in this Agreement, (ii) except as set forth in Article III, none of the Parent, the Seller or any of their respective Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to the Parent, the Seller, their respective Affiliates, the Companies, the Business, the Transaction Agreements or the transactions contemplated by the Transaction Agreements, including any relating to the financial condition, results of operations, assets or liabilities of any of the foregoing entities, and (c) none of the Parent, the Seller or any of their respective Affiliates or their respective Representatives makes any representation or warranty as to (1) the operation of the Companies by the Acquiror or its Affiliates after the Closing in any manner or (2) the probable success, future performance or profitability of the Companies or the Business (whether before or after the Closing). Except for the representations and warranties contained in Article III, the Acquiror has not relied upon any other representations or warranties or any other information made or supplied by or on behalf of the Parent, the Seller or any of their respective Affiliates or their respective Representatives, and the Acquiror acknowledges and agrees that none of the Parent, the Seller, their respective Affiliates or their respective Representatives has any liability or responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated, or furnished (orally or in writing) to the Acquiror or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Acquiror by any Representative of the Parent, the Seller or any of their respective Affiliates or any representation or warranty as to the collectability of any receivables (including accounts receivable) of the Companies). Except to the extent the Acquiror has otherwise advised the Parent in writing, neither the Acquiror nor any of its Affiliates is aware of: (x) any of the representations or warranties contained in Article III being untrue or incorrect or (y) any material errors in, or material omissions from, the Parent Disclosure Schedule.
Section 4.09. No Acquiror Material Adverse Effect. Since January 1, 2009, no event has occurred or circumstance has arisen that, individually or in the aggregate, has had or would reasonably be expected to have an Acquiror Material Adverse Effect.
Section 4.10. Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the consummation of the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Acquiror or its Affiliates.
Section 4.11. Disclaimer. Except for the representations and warranties contained in this Article IV, neither the Acquiror nor any of its Affiliates or their respective Representatives makes any other representation or warranty of any kind or nature whatsoever, oral or written, express or implied, with respect to itself, its Affiliates, their respective businesses, the Transaction Agreements or the transactions contemplated by the Transaction Agreements. Except for the representations and warranties contained in this Article IV, (a) the Acquiror disclaims, on behalf of itself, its Affiliates and their respective Representatives, any other representations or warranties, whether made by the Acquiror or any of its Affiliates or their respective Representatives or any other Person, and (b) the Acquiror disclaims, on behalf of itself, its Affiliates and their respective Representatives, all liability and responsibility for any other representation, warranty, opinion, projection, forecast, advice, statement or information made, communicated or furnished (orally or in writing) to the Parent or its Affiliates or their respective Representatives (including any opinion, projection, forecast, advice, statement or information that may have been or may be provided to the Parent or its Affiliates or Representatives by any Representative of the Acquiror or any of its Affiliates).
ARTICLE V
ADDITIONAL AGREEMENTS
Section 5.01. Conduct of Business Prior to the Closing. (a) Subject to any applicable Laws, during the period from the date hereof through the Closing, except (A) as otherwise contemplated by or necessary to effectuate the Transaction Agreements, (B) for matters identified in Sections 5.01 or 5.15 of the Parent Disclosure Schedule, (C) as may otherwise be required by applicable contractual obligations existing as of the date hereof, (D) as may otherwise be required by applicable fiduciary duties and obligations in both cases owed to third parties (other than the Parent or any Affiliate thereof) existing as of the date hereof, (E) as required to comply with applicable Law or Governmental Order, or (F) as the Acquiror otherwise consents in advance (which consent shall not be unreasonably withheld, delayed or conditioned), the Parent and the Seller shall cause the Companies to (x) conduct the Business in the Ordinary Course of Business and (y) not do any of the following:
(i) declare, set aside, make or pay any dividend or other distribution in respect of the Capital Stock of any of the Companies;
(ii) repurchase, redeem, repay or otherwise acquire any outstanding shares of Capital Stock of any of the Companies;
(iii) transfer, issue, sell or dispose of any shares of Capital Stock or other securities of any of the Companies or grant options, warrants, calls or other rights to purchase or otherwise acquire any shares of Capital Stock of any of the Companies;
(iv) effect any recapitalization, reclassification, stock split or similar change in the capitalization of any of the Companies;
(v) amend the certificate of incorporation or by-laws (or comparable organizational documents) of any of the Companies;
(vi) purchase, sell, lease, exchange, or otherwise dispose of or acquire any property or assets (other than transactions occurring in the Ordinary Course of Business), or enter into any lease of real property (other than, in each case, in the Ordinary Course of Business) or make any capital expenditure for which the aggregate consideration paid or payable in any individual transaction is in excess of U.S.$100,000 or in the aggregate in excess of U.S.$200,000;
(vii) enter into or amend (in any material respect) or, other than pursuant to its current terms, terminate, renew or extend any Material Contract referred to in clause (ii) of the definition of “Material Contract” set forth in Exhibit A other than transactions occurring in the Ordinary Course of Business;
(viii) (A) grant, increase, or accelerate the vesting or payment of, or announce or promise to grant, increase or accelerate the vesting or payment of, any wages, salaries, bonuses, incentives, severance pay, other compensation, pension or other benefits payable or potentially available to any Employee, including any increase or change pursuant to any Benefit Plan or (B) establish, adopt, increase or amend (or promise to take any such action(s)) any Benefit Plan or any benefits potentially available thereunder, in either case other than in the Ordinary Course of Business;
(ix) enter into, or amend in any material respect, any employment contracts with any executive officers;

(x) settle or compromise any Action or threatened in writing Action, other than any settlement or compromise that involves solely cash payments not in the aggregate in excess of U.S.$100,000;
(xi) enter into any Contract containing any provision (i) restricting or prohibiting any change of control of the Companies, or (ii) restricting or prohibiting any declaration or payment of dividends or other distributions or any other payments to the shareholders of the Companies, or (iii) restricting or prohibiting the ability or possibility of the Companies to incur any additional Indebtedness;
(xii) change any method of accounting or accounting practice or policy used by the Companies, other than such changes required by GAAP or Law;
(xiii) change in any material respect any lending or investment practice or policy used by the Companies, other than changes required by Law;
(xiv) change in any material respect (A) any refinancing or collection practice or policy of the Companies with respect to their clients or (B) any payment practice or policy of the Companies with respect to suppliers, in each case other than changes required by Law;
(xv) enter into any new line of business different than the Business;
(xvi) make any Tax election, adopt or change any tax accounting methods, principles or practices, file any material amendment to any Tax Return, enter into any tax allocation agreement, tax sharing agreement, tax indemnity agreement or closing agreement relating to any material Tax, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; or
(xvii) enter into any legally binding commitment with respect to any of the foregoing.
(b) Notwithstanding anything to the contrary contained herein including the actions set forth in Section 5.01(a) but except for the matters set forth in Section 5.01(c), nothing in this Agreement shall require the Parent or any of its Affiliates (including for the avoidance of doubt the Seller) to provide any further funds, monies or other financial facilities or support to the Companies following the date hereof, prevent or restrict the Parent or any of its Affiliates (including for the avoidance of doubt the Seller) from so doing (including increasing or decreasing the amount of the Parent Advances from time to time) or require, prevent or restrict the Parent or any of its Affiliates (including for the avoidance of doubt the Seller) from amending or varying or agreeing to amend or vary the terms of any such thing; provided, however, that if the Parent or its Affiliates (including for the avoidance of doubt the Seller) advances any additional debt (which may be Parent Advances) or makes any capital infusion to the Companies after the date hereof, such amounts, together with accrued and unpaid interest thereon, if applicable, shall be repaid or returned at par or the face amount plus accrued and unpaid interest (without discount) thereof by the Companies to Parent or its Affiliates immediately prior to Closing (with such repayment or return taken into account for the adjustments in Sections 2.04 and 2.05) consistent with Section 2.04(e), unless such debt constitutes Parent Advances, in which case Sections 2.04(d) and 2.06(a)(ii) and (iii) and the other provisions of this Agreement related to Parent Advances shall apply; and provided, further, that neither Parent nor any of its Affiliates will amend the terms of any debt or capital infusion existing on the date hereof so as to increase the amounts the Acquiror or the Companies are required to pay to the Parent or its Affiliates at Closing other than in respect of additional debt advanced or capital infused as set forth in the preceding proviso.
(c) Notwithstanding anything to the contrary contained herein (including the matters set forth in Sections 5.01(a) and (b)), in the event that any third party Indebtedness of the Companies becomes due or is accelerated in whole or in part between the date hereof and the Closing Date (but not as a result of the consummation of the transactions contemplated by this Agreement which is addressed in Section 5.01(d)) (the “Interim Period Debt”), the parties hereto will take the following actions in a timely manner so as to mitigate the risk of a Company’s default under the Interim Period Debt:
(i) With respect to any credit facility Interim Period Debt that comes due or is accelerated between the date hereof and the Closing Date, the Parent will determine (following consultation with the Acquiror) whether it is in the Companies’ best interests to extend such borrowing arrangements. If the Parent and the Companies seek to extend such borrowing arrangements, the Acquiror will cooperate with the Parent to and the Acquiror and the Parent will use commercially reasonable efforts to effectuate such extensions and the Parent shall be permitted to disclose the Acquiror’s identity and other information about the transactions contemplated by this Agreement to the creditor. If such extensions are not sought or obtained, the Acquiror and the Parent will determine if third party financing is available on commercial terms for such amounts and, if so determined to be available, will use commercially reasonable efforts to obtain such third party financing. If the Acquiror and the Parent determine that third party financing is not available on commercial terms for such amounts, the Parent will provide the Acquiror with the option to finance such amounts to the Companies on commercial terms, which may include depositing funds with Financiera or acquiring bonds issued by the Companies and which the Acquiror will use commercially reasonable efforts to effectuate on mutually satisfactory terms. In the event that the Acquiror elects not to finance such amounts, the Companies will pay any remaining amounts that are due and payable out of available cash on hand as determined by the Parent. In the event that none of the foregoing alternatives is elected or available, the Parent or its Affiliates may finance any remaining amounts (either in the form of debt or equity), it being understood that the Parent or its Affiliates will receive repayment or return of such amounts at Closing in accordance with Section 5.01(b) or in respect of Parent Advances as provided in this Agreement.
(ii) With respect to any Interim Period Debt other than that addressed in clause (i) above that comes due or is accelerated between the date hereof and the Closing Date, the Acquiror and the Parent will determine if third party financing is available on commercial terms for such amounts and, if so determined to be available, will use commercially reasonable efforts to obtain such third party financing. If the Acquiror and the Parent determine that third party financing is not available on commercial terms for such amounts, the Parent will provide the Acquiror with the option to finance such amounts to the Companies on commercial terms, which may include depositing funds with Financiera or acquiring bonds issued by the

Companies and which the Acquiror will use commercially reasonable efforts to effectuate on mutually satisfactory terms. In the event that the Acquiror elects not to finance such amounts, the Companies will pay any remaining amounts that are due and payable out of available cash on hand as determined by the Parent. In the event that none of the foregoing alternatives is elected or available, the Parent or its Affiliates may finance any remaining amounts (either in the form of debt or equity), it being understood that the Parent or its Affiliates will receive repayment or return of such amounts at Closing in accordance with Section 5.01(b) or in respect of Parent Advances as provided in this Agreement.
(d) As disclosed in the Parent Disclosure Schedule, certain third party Indebtedness may be subject to default or acceleration and/or become due as a result of the consummation of the transactions contemplated by this Agreement. The parties will use their reasonable best efforts to obtain waivers from the applicable lenders with respect to such Indebtedness to avoid such default and/or acceleration in accordance with Section 5.05(e); provided, however, that the failure to obtain any such waiver shall not delay or otherwise affect the Closing and if such default or acceleration of any such Indebtedness does occur, the Acquiror and the Companies will be solely responsible for the consequences thereof and will effect a payoff of such Indebtedness if and as required by such Indebtedness.
Section 5.02. Access to Information.
(a) From the date hereof until the Closing Date, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, the Parent and the Seller shall, and shall cause each of the Companies and each such Person’s respective Representatives to, (i) afford the Representatives of the Acquiror reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Companies, (ii) furnish to the Representatives of the Acquiror such additional financial data and other information regarding the Companies as the Acquiror may from time to time reasonably request, and (iii) make reasonably available to the Representatives of the Acquiror, the employees of the Parent, the Seller and their Affiliates in respect of the Companies and the businesses conducted by them whose assistance and expertise is necessary to assist the Acquiror in connection with the Acquiror’s preparation to integrate the Companies and their businesses and personnel into the Acquiror’s organization following the Closing; provided, however, that the reasonableness of such access and requests shall be determined by taking into account the competitive positions of the parties and the sensitive nature of the transactions contemplated by this Agreement; provided, further, that such investigation shall not unreasonably interfere with any of the businesses or operations of the Parent, the Seller, the Companies or any of their respective Affiliates; provided, further, that none of the auditors and independent accountants of the Parent, the Companies or any of their respective Affiliates shall be obligated to make any working papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such auditors or independent accountants; and provided, further, that notwithstanding anything to the contrary contained herein, neither the Parent nor any of its Affiliates shall be required to disclose to the Acquiror or any Representative of the Acquiror any consolidated, combined, affiliated or unitary tax return which includes the Parent or any of its Affiliates or any tax-related working papers, except, in each case, for materials or portions thereof that relate solely to any of the Companies. If so reasonably requested by the Parent, the Acquiror shall enter into a customary joint defense agreement with any one or more of the Parent, the Seller and the Companies with respect to any information to be provided to the Acquiror pursuant to this Section 5.02(a). The Acquiror shall reimburse the Parent promptly for any reasonable out-of-pocket expenses incurred by the Parent, the Seller and their respective Affiliates in complying with any request by or on behalf of the Acquiror or any of its Affiliates in connection with this Section 5.02(a). The Acquiror shall indemnify and hold harmless the Parent, the Seller and their respective Affiliates (including, for the period prior to the Closing, the Companies) and AIG Universal S. de R.L. de C.V. from and against any Losses that may be incurred by any of them arising out of or related to the use, storage or handling of (A) any personally identifiable information relating to employees or customers of the Companies and (B) any other information that is protected by applicable Law (including privacy Laws) or Contract and to which the Acquiror or any of its Affiliates or Representatives is afforded access pursuant to the terms of this Agreement, including in respect of the services to be performed pursuant to the IT Systems Outsourcing Agreement as contemplated by Section 5.21; except from Losses that are a result of the Intentional Breach of the Parent, the Seller or their respective Affiliates (other than the Companies if the Closing occurs).
(b) In addition to the provisions of Section 5.03, from and after the Closing Date, in connection with any reasonable business purpose, including (x) in response to the request or at the direction of a Governmental Authority, (y) the preparation of Tax Returns or other documents related to Tax matters, and (z) the determination of any matter relating to the rights or obligations of the Parent, the Seller and their respective Affiliates under any of the Transaction Agreements or any applicable Law and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, the Acquiror shall, and shall cause the Companies and their respective Affiliates and Representatives to (i) afford the Parent, the Seller and their respective Affiliates and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books, data, files, information and records of the Acquiror and its Affiliates in respect of the Companies and the businesses conducted by them (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters), (ii) furnish to the Parent, the Seller and their respective Affiliates and their respective Representatives such additional financial data and other information regarding the Companies and the businesses conducted by them as the Parent, the Seller and their respective Affiliates or their respective Representatives may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) and (iii) make reasonably available to the Parent, the Seller and their respective Affiliates and their respective Representatives the employees of the Acquiror and its Affiliates in respect of the Companies and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Parent, the Seller or their respective Affiliates or their respective Representatives in connection with the Parent’s, the Seller’s or such Affiliates’ or such Representatives’ inquiries for any of the purposes referred to in this Section 5.02(b) above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Acquiror or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Acquiror or its Affiliates shall not be obligated to make any working papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by the Acquiror, the Parent shall, and shall cause the Seller or their respective Affiliates (as applicable) to enter into a customary joint defense agreement with any one or more of the Acquiror and its Affiliates with respect to any information to be provided to the Parent, the Seller, or their respective Affiliates or Representatives pursuant to this Section 5.02(b). The Parent shall reimburse the Acquiror promptly for any reasonable out-of-pocket expenses incurred by the Acquiror and its Affiliates in complying with any request by or on behalf of the Parent, the Seller, or their respective Affiliates or Representatives in connection with this Section 5.02(b).
(c) From and after the Closing Date, in connection with any reasonable business purpose, including the preparation of Tax Returns and the determination of any matter relating to the rights or obligations of the Acquiror and its Affiliates under any of the Transaction Agreements, subject to any applicable Law and subject to any applicable privileges (including the attorney-client privilege) and contractual confidentiality obligations, upon reasonable prior notice, the Parent shall, and shall cause its Affiliates and Representatives to (i) afford the Acquiror and its Affiliates and their respective Representatives reasonable access, during normal business hours, to the offices, properties, books, and records of the Parent and its Affiliates in respect of the Companies and the businesses conducted by them (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters, but only to the extent that such information and documents can reasonably be segregated from any other information and documents that is not exclusively related to the Companies), (ii) furnish to the Acquiror and its Affiliates and their respective Representatives such additional financial data and other information regarding the Companies and the businesses conducted by them as the Acquiror and its Affiliates may from time to time reasonably request (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters, but only to the extent that such information and documents can reasonably be segregated from any other information and documents that is not exclusively related to the Companies) and (iii) make reasonably available to the Acquiror and its Affiliates and their respective Representatives the employees of the Parent and its Affiliates in respect of the Companies and the businesses conducted by them whose assistance, expertise, testimony, notes and recollections or presence is necessary to assist the Acquiror or its Affiliates or their respective Representatives in connection with the Acquiror’s or such Affiliates’ (or such Representatives’) inquiries for any of the purposes referred to above, including the presence of such persons as witnesses in hearings or trials for such purposes; provided, however, that such investigation shall not unreasonably interfere with the business or operations of the Parent or any of its Affiliates; and provided, further, that the auditors and independent accountants of the Parent or its Affiliates shall not be obligated to make any working papers available to any Person unless and until such Person has signed a customary confidentiality and hold harmless agreement relating to such access to working papers in form and substance reasonably acceptable to such auditors or independent accountants. If so reasonably requested by the Parent, the Acquiror or its Affiliates (as applicable) shall enter into a customary joint defense agreement with any one or more of the Parent and its Affiliates with respect to any information to be provided to the Acquiror and its Affiliates pursuant to this Section 5.02(c). The Acquiror shall reimburse the Parent promptly for any reasonable out-of-pocket expenses incurred by the Parent, the Seller and their respective

Affiliates in complying with any request by or on behalf of the Acquiror or any of its Affiliates or Representatives in connection with this Section 5.02(c).
(d) Notwithstanding anything to the contrary contained herein, the Parent shall not be required prior to the Closing to disclose, or cause its Affiliates or its or its Affiliates’ respective Representatives prior to the Closing to disclose, to the Acquiror or any of its Affiliates or any of their respective Representatives (or provide access to any offices, properties, books or records of the Parent or any of its Affiliates that could result in the disclosure to such Persons or others of) any information that is subject to a confidentiality agreement or other obligation prohibiting its disclosure or that is privileged or commercially sensitive, nor shall the Parent be required to permit, cause its Affiliates or its Affiliates’ respective Representatives to permit or cause others to permit the Acquiror or any of its Affiliates or any of their respective Representatives to have access to or to copy or remove from the offices or properties of the Parent or any of its Affiliates any documents or other materials that might reveal any such information that is commercially sensitive or subject to a confidentiality agreement or other obligation prohibiting its disclosure.
Section 5.03. Books and Records.
(a) Subject to Section 5.04(b), the Parent, the Seller and their respective Affiliates shall have the right to retain copies of all books, data, files, information and records in any media (including, for the avoidance of doubt, Tax Returns and other information and documents relating to tax matters) of each of the Companies and their respective businesses relating to periods ending on or prior to the Closing Date (i) relating to information (including employment and medical records) regarding the Employees, (ii) as required by any legal or regulatory authority, including any applicable Law, Governmental Order or regulatory request or (iii) as may be necessary for the Parent, the Seller and their respective Affiliates to perform their respective obligations pursuant to this Agreement (including calculation of the Post-Closing Adjustment under Section 2.05), the Ancillary Agreements or any other agreement between the Parent, the Seller and their respective Affiliates, on the one hand, and any of the Companies, on the other hand, that will remain in effect after the Closing, in each case subject to compliance with all applicable privacy Laws. With respect to all original books, data, files, information and records of each of the Companies existing as of the Closing Date, the Acquiror shall, and shall cause each of the Companies to (A) comply in all material respects with all applicable Laws and Governmental Orders, including the Code, relating to the preservation and retention of records, (B) apply preservation and retention policies that are no less stringent than those generally applied by the Acquiror and (C) for at least the longer of the applicable statute of limitations or ten (10) years after the Closing Date or until notice is received from the Parent of the expiration of the applicable statute of limitations for tax purposes, whichever is later, preserve and retain all such original books, data, files, information and records, and thereafter dispose of such original books, data, files, information and records only after it shall have given the Parent ninety (90) days’ prior written notice of such disposition and the opportunity (at the Parent’s expense) to remove and retain such information.
(b) Notwithstanding anything to the contrary contained herein or any other Transaction Agreement, to the extent that the Parent or any of its Affiliates has retained books, records, files, tapes, software, data, documents, hardware, storage devices or other information, materials or equipment that are not used in the operation of the business of any of the Companies or required by any of the Companies for regulatory purposes (“Archived Files”) pursuant to a Litigation Hold or otherwise, the Acquiror acknowledges and agrees that the Archived Files are solely the property of the Parent. The Parent agrees that it will retain, recycle and/or discard the Archived Files that relate to the Companies in a manner that is consistent with the practices and procedures of the Parent from time to time.
Section 5.04. Confidentiality.
(a) The terms of the confidentiality agreements, (i) dated April 17, 2009 (the “Confidentiality Agreements”), between the Parent and Banco de Galicia y Buenos Aires S.A. and (ii) dated November 11, 2008 between the Parent and Pegasus, are incorporated into this Agreement by reference and shall continue in full force and effect and bind the Pegasus Acquirors as if each was a party thereto until the Closing, at which time the confidentiality obligations under the Confidentiality Agreements shall terminate. If, for any reason, the transactions contemplated by this Agreement are not consummated, the Confidentiality Agreements shall nonetheless continue in full force and effect in accordance with its terms and bind the Pegasus Acquirors as if each was a party thereto.
(b) From and after the Closing, the Parent and the Seller, on the one hand, and the Acquiror, on the other hand, shall, and shall cause their respective Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to or obtained from the other party or its Affiliates, except that the foregoing requirements of this Section 5.04(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of the Acquiror, as a result of disclosure by the Parent or its Affiliates or any of their respective Representatives and (B) in the case of the Parent, as a result of disclosure by the Acquiror, the Companies (after the Closing Date) or any of their respective Affiliates or any of their respective Representatives, (ii) any such information (including any report, statement, testimony or other submission to a Governmental Authority) is required by applicable Law, Governmental Order or such Governmental Authority to be disclosed after prior notice has been given to the other party to the extent such notice is permitted by applicable Law, provided that no such notice is required if prohibited by applicable Law, (iii) any such information is reasonably necessary to be disclosed in connection with any Action or in any dispute with respect to the Transaction Agreements (including in response to any summons, subpoena or other legal process or formal or informal investigative demand issued to the disclosing party in the course of any litigation, arbitration, mediation, investigation or administrative proceeding), (iv) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party hereto or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement with respect to such information or restricted by Law to disclose such information or (v) after the Closing, any such information that becomes known or available pursuant to or as a result of the carrying out of the provisions of an Ancillary Agreement (which information shall be governed by the confidentiality provisions set forth in such Ancillary Agreement). Each of the parties hereto shall instruct its Affiliates and Representatives having access to such information of such obligation of confidentiality; provided, however, that the parties hereto may disclose information about the tax treatment and tax structure of the transactions contemplated by this Agreement

(including any facts or materials relating thereto or reasonably necessary to understand such treatment or structure).
(c) Notwithstanding anything to the contrary contained herein, the parties hereto acknowledge and agree that each of the parties may disclose this Agreement and the subject matter hereof and related matters to its Affiliates, directors, officers, employees and agents with a need to know, to applicable governmental and regulatory agencies and bodies and other appropriate supervisory authorities, in each case solely in furtherance of consummating the transactions contemplated by this Agreement (including that the Parent, the Seller and their respective Affiliates may, without notifying the Acquiror or any other Person, share any information relating to or obtained from the Acquiror or its Affiliates and any filings that will be required to be made with Governmental Authorities in connection with the transactions contemplated by this Agreement or the other Transaction Agreements with (i) the FRBNY or the U.S. Department of the Treasury and their respective Representatives, (ii) AIG Credit Facility Trust, (iii) any insurance regulatory authority, or (iv) the IRS or any other Tax Authority, in each case as the Parent or the Seller deems necessary or advisable in their good faith judgment).
Section 5.05. Regulatory and Other Authorizations; Best Efforts.
(a) The parties hereto shall use their best efforts to obtain as promptly as practicable the BCRA Approval and the CNDC Approval and all other authorizations, consents, orders and approvals of all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements. The parties hereto shall cooperate with the reasonable requests of each other in seeking to obtain as promptly as practicable all such authorizations, consents, orders and approvals. Neither the Parent nor the Seller nor the Acquiror shall take or cause to be taken any action that they are aware or should reasonably be aware would have the effect of delaying, impairing or impeding the receipt of any such required authorizations, consents, orders or approvals.
(b) The parties hereto shall (or, in the case of the Parent, shall cause the Companies to) promptly make (which shall in no event be later than ten (10) Business Days after the date hereof) all filings and notifications with all Governmental Authorities that may be or may become reasonably necessary, proper or advisable under the Transaction Agreements and applicable Laws to consummate and make effective the transactions contemplated by the Transaction Agreements, including the BCRA Approval and CNDC Approval. The Parent promptly after the date hereof shall direct the Companies in writing to commence the process to seek Governmental Approval as provided in this Section 5.05 and shall deliver a copy of such direction letter to the Acquiror. The Acquiror shall have responsibility for the filing fees, if any, associated with any antitrust filings before any Argentine Governmental Authority. The Parent, the Seller and the Acquiror shall have responsibility for their respective filing fees associated with any other required filings. The Parent and the Acquiror each shall supply promptly any additional information and documentary material that may be requested in connection with the transactions contemplated by the Transaction Agreements pursuant to any applicable Laws.

(c) Subject to the terms and conditions set forth in this Agreement, without limiting the generality of the other undertakings pursuant to this Section 5.05, each of the Parent (in the case of clauses (i) and (iii) of this Section 5.05(c) set forth below) and the Acquiror (in all cases of clauses (i), (ii) and (iii) of this Section 5.05(c) set forth below) shall take or cause to be taken the following actions: (i) the prompt provision to a Governmental Authority of non-privileged information, documents, certificates, statements, affidavits or testimony requested by such Governmental Authority that are necessary, proper or advisable to permit consummation of the transactions contemplated by the Transaction Agreements; (ii) the Acquiror shall, and shall cause its Affiliates to, take all actions as may be requested by any Governmental Authorities to obtain authorizations, consents, orders and approvals from such Governmental Authorities, including the prompt use of its best efforts to avoid the entry of, or to effect the dissolution of, any permanent, preliminary or temporary injunction or other order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements (subject to the third to last and penultimate sentences of this Section 5.05(c)), including (A) the defense through litigation on the merits of any claim asserted in any court, agency or other proceeding by any Person, including any Governmental Authority, seeking to delay, restrain, prevent, enjoin or otherwise prohibit consummation of such transactions, (B) the proffer and agreement by the Acquiror or its Affiliates of its or their willingness to sell, lease, license or otherwise dispose of, or hold separate pending such disposition, and promptly to effect the sale, lease, license, disposal and holding separate of, such assets, rights, product lines, licenses, categories of assets or businesses or other operations or interests therein of the Companies or the Acquiror or either’s respective Affiliates (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) no later than sixty (60) days from the date hereof, and (C) the proffer and agreement by the Acquiror or its Affiliates of its or their willingness to take such other actions, and promptly to effect such other actions (and the entry into agreements with, and submission to orders of, the relevant Governmental Authority giving effect thereto) no later than sixty (60) days from the date hereof, in each case if such action should be reasonably necessary or advisable to avoid, prevent, eliminate or remove the actual, anticipated or threatened (x) commencement of any proceeding in any forum or (y) issuance of any order, decree, decision, determination or judgment that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements by any Governmental Authority; and (iii) the prompt use of its best efforts to take, in the event that any permanent, preliminary or temporary injunction, decision, order, judgment, determination or decree is entered or issued, or becomes reasonably foreseeable to be entered or issued, in any proceeding or inquiry of any kind that would make consummation of the transactions contemplated by the Transaction Agreements in accordance with the terms of the Transaction Agreements unlawful or that would delay, restrain, prevent, enjoin or otherwise prohibit consummation of the transactions contemplated by the Transaction Agreements, any and all steps (including the appeal thereof, the posting of a bond or, in the case of the Acquiror, the taking of the steps contemplated by clause (ii) of this Section 5.05(c)) necessary to resist, vacate, modify, reverse, suspend, prevent, eliminate or remove such actual, anticipated or threatened injunction, decision, order, judgment, determination or decree so as to permit such consummation on a schedule as close as possible to that contemplated by the Transaction Agreements. Notwithstanding anything herein to the contrary, neither Galicia nor Pegasus nor their respective Affiliates will be compelled to divest of their existing businesses or take unreasonable actions imposed by a Governmental Authority to obtain antitrust clearance for the transactions contemplated hereby if such divestiture or action is required to be taken after Galicia or Pegasus, respectively, exercises best efforts to seek to overturn or address such decision by the Governmental Authority and such divestiture or action would have a material adverse effect on Galicia’s or Pegasus’s and their respective Affiliates’ entire enterprise in the aggregate, as the case may be, or a material adverse effect on Galicia’s or Pegasus’s and their respective Affiliates’ entire enterprise’s fundamental business strategy, as the case may be (a “Material Adverse Effect Regulatory Event”); provided, however, that the foregoing shall not preclude (x) a requirement that the Pegasus Acquirors assign all of their rights to acquire the Shares in their entirety or in part to Galicia or any other Person or (y) a requirement that the Acquiror divest of a non-material portion of the Companies or their businesses or assets after the Closing. Acquiror will notify Parent promptly in writing of the occurrence of a Material Adverse Effect Regulatory Event. Nothing in this Section 5.05(c) shall obligate the Parent or the Seller to agree to any divestitures or other remedy.
(d) Subject to applicable Laws relating to the sharing of information and Section 5.02(d), each of the Parent, the Seller and the Acquiror shall promptly notify each other of any communication it receives from any Governmental Authority and permit the other party to review in advance any proposed communication by such party to any Governmental Authority and shall provide each other with copies of all correspondence, filings or communications between such party or any of its Representatives, on the one hand, and any Governmental Authority or members of the staff of any Governmental Authority, on the other hand, in each case to the extent relating to the matters that are the subject of this Agreement. Neither the Parent nor the Seller nor the Acquiror shall agree to participate in any meeting with any Governmental Authority relating to the matters that are the subject of this Agreement unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Authority, gives the other parties hereto the opportunity to attend and participate at such meeting. Subject to the Confidentiality Agreements and to Section 5.02(d), the parties hereto shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing (including in seeking early termination of any applicable waiting periods); provided, however, that the foregoing shall not require the Parent, the Seller, the Acquiror, any of the Companies or any of their respective Affiliates (i) to disclose any information that in the reasonable judgment of the Parent, the Seller, the Acquiror, any of the Companies or any of their respective Affiliates, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality or (ii) to disclose any privileged information or confidential competitive information of the Parent, the Seller, the Acquiror, any of the Companies or any of their respective Affiliates. No party hereto shall be required to comply with any provision of this Section 5.05(d) to the extent that such compliance would be prohibited by applicable Law. The Acquiror will comply with the Objective Standards in order to be eligible to obtain BCRA Approval.
(e) The Parent, the Seller and the Acquiror shall use their reasonable best efforts to obtain any consents and approvals (other than the Governmental Approvals which are addressed in the other provisions of this Section 5.05) and make any other notifications that may be required in connection with the transactions contemplated by the Transaction Agreements; provided, however, that none of the parties hereto or its Affiliates (including the Companies)

shall be required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; and provided further, however, that the parties hereto shall not be required to take any action with respect to any third party unless such action is conditioned upon the Closing.
Section 5.06. Insurance.
(a) Except as otherwise provided in Section 5.06(a)(x) of the Parent Disclosure Schedule, from and after the Closing Date, the Companies shall cease to be insured by the Parent’s, the Seller’s or their respective Affiliates’ (other than any Company’s) blanket insurance policies or by any of their self-insured programs in place to the extent such insurance policies or programs cover any of the Companies. On or prior to the Closing, the Parent may cause the Companies to pay the amounts set forth in Section 5.06(a)(v) of the Parent Disclosure Schedule to the Parent or the Affiliates of Parent as directed by the Parent.
(b) With respect to events or circumstances relating to the Companies that occurred or existed prior to the Closing Date that are covered by occurrence-based third party liability insurance policies (that is, a policy not issued by Parent or its Affiliates) that apply to the locations at which the Companies operate their respective businesses, the Acquiror may, and may cause the Companies to, make claims under such policies and programs; provided, however, that by making any such claims, the Acquiror agrees to reimburse the Parent for any expenses or increased costs incurred by the Parent, the Seller or their respective Affiliates as a result of such claims, including any retroactive or prospective premium adjustments associated with such coverage as such amounts are determined in accordance with those policies and programs generally applicable from time to time to the Parent, the Seller or their respective Affiliates; and provided, further, that neither the Acquiror nor any of its Affiliates shall make any such claims if, and to the extent that, such claims are covered by insurance policies sponsored by the Parent or its Affiliates. As of the third anniversary of this Agreement, the Acquiror shall no longer have access to such occurrence-based third party liability insurance policies of the Parent, the Seller or their respective Affiliates that apply to the locations at which the businesses of the Companies operate their respective businesses and the Acquiror shall assume full responsibility for, and release the Parent, the Seller and their respective Affiliates from, all liability for claims, known or unknown, resulting from occurrences prior to the Closing Date. The Companies shall be responsible for obtaining and maintaining any primary insurance policy coverage that may be required by any excess insurance policy coverage.
(c) The Companies shall be responsible for satisfaction of any deductible or retention on any claim submitted under the Parent’s, the Seller’s or their respective Affiliates’ blanket policies that is solely attributed to the Companies.
(d) Nothing contained in this Section 5.06 shall apply to any debts, liabilities, commitments or obligations of any kind relating to or arising out of any Company E&O Claims, which shall be governed by Section 5.14.

Section 5.07. Intercompany Obligations and Arrangements.
(a) The Parent and the Seller shall, and shall cause their Affiliates to, take such action and make such payments as may be necessary so that concurrently with the Closing, the Companies, on the one hand, and the Parent, the Seller and their Affiliates (other than the Companies), on the other hand, to the extent permitted by Law, shall settle, discharge, offset, pay, repay in full, terminate, commute or extinguish all intercompany loans, notes and advances regardless of their maturity and all intercompany receivables and payables, entire principal amount at par and any accrued and unpaid interest to but excluding the date of payment; provided, however, that the requirements of the immediately preceding clause of this Section 5.07(a) shall not apply to (i) any intercompany loan, note, advance, receivable or payable set forth in Section 5.07(a) of the Parent Disclosure Schedule, (ii) any Intercompany Agreement set forth on Section 5.07(b) or Section 5.07(c) of the Parent Disclosure Schedule or in respect of the Parent Advances (which shall be dealt with pursuant to the terms set forth in Section 2.04(d) and Sections 2.06(a)(ii) and (iii)) or otherwise in respect of the matters addressed in Sections 5.01(b) or 5.01(c), (iii) any Parent Guaranty to the extent not terminated and fully released pursuant to Section 5.08, or (iv) any other Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth in Section 5.11(a) of the Parent Disclosure Schedule. To the extent that the amount of any such outstanding intercompany loan, note, advance, receivable or payable cannot be determined by the Parent or any of the Companies or any of their respective Affiliates concurrently with the Closing, such intercompany loan, note, advance, receivable or payable shall be paid in full by the Parent or any of the Companies or any of their respective Affiliates (as applicable) following the Closing within ten (10) days of receipt of an invoice detailing the amount due with respect to such intercompany loan, note, advance, receivable or payable.
(b) The Parent and the Seller shall, and shall cause their Affiliates to, take such actions as may be necessary to terminate or commute, concurrently with the Closing, all Intercompany Agreements, whether written or oral; provided, however, that the requirements of the immediately preceding clause of this Section 5.07(b) shall not apply to (i) any intercompany loan, note, advance, receivable or payable set forth in Section 5.07(a) of the Parent Disclosure Schedule, (ii) any Intercompany Agreement set forth on Section 5.07(b) or Section 5.07(c) of the Parent Disclosure Schedule or in respect of the Parent Advances (which shall be dealt with pursuant to the terms set forth in Section 2.04(d) and Sections 2.06(a)(ii) and (iii)) or otherwise in respect of the matters addressed in Sections 5.01(b) or 5.01(c), (iii) any Parent Guaranty to the extent not terminated and fully released pursuant to Section 5.08, or (iv) any other Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth in Section 5.11(a) of the Parent Disclosure Schedule. For the avoidance of doubt, the immediately preceding sentence of this Section 5.07(b) shall not apply to (A) any Contract between a third party, on the one hand, and the Parent or any of its Affiliates, on the other hand, to which any Company is not a party, but under which any Company may otherwise derive benefits, such as enterprise-wide licenses or “master” agreements, or (B) any Contract among (x) a third party, (y) the Parent or any of its Affiliates, and (z) any Company. Such third party Contracts are governed exclusively by Section 5.13.

(c) The Parent and the Seller shall, and shall cause its Affiliates to, take such actions as may be necessary to amend, concurrently with the Closing, those Intercompany Agreements set forth in Section 5.07(c) of the Parent Disclosure Schedule.
Section 5.08. Guarantees.
(a) From and after the date hereof, the parties hereto shall use their respective reasonable best efforts to obtain, on or prior to the Closing, the termination of, and full release of the Parent, the Seller and their respective Affiliates (other than the Companies) from any and all obligations arising under, any and all guarantees, keepwells, letters of credit, indemnity or contribution agreements, support agreements, insurance surety bonds or other similar agreements made in respect of the obligations of, or for the benefit of any obligee of, the Companies by the Parent, the Seller and their respective Affiliates (other than the Companies) (each, a “Parent Guaranty”), which are set forth in Section 5.08(a) of the Parent Disclosure Schedule.
Section 5.09. No Solicitation; No Hire.
(a) From the date hereof until the date that is twelve (12) months from the Closing Date, the Parent and the Seller shall not, and shall cause their controlled Affiliates not to, without the prior written consent of the Acquiror, directly or indirectly, solicit for employment or hire any employee of any of the Companies; provided, however, that (i) the Parent and its Affiliates may in good faith employ or hire any such Person who is terminated or is no longer employed by any of the Companies at the time of their initial contact with such Person regarding such employment; and (ii) nothing in this Section 5.09(a) shall prohibit the Parent or any of its Affiliates acting in good faith from engaging in general solicitations to the public or general advertising not targeted at employees of any Company or from employing or hiring any Person who contacts the Parent or any of its Affiliates on his or her own initiative or as a result of a general solicitation to the public or general advertising not targeted at employees of any Company.
(b) From the date hereof until the date that is twelve (12) months from the Closing Date, the Acquiror shall not, and shall cause its Affiliates not to, without the prior written consent of the Parent, directly or indirectly, solicit for employment or hire any employee of the Parent or any of its Affiliates (other than the Companies in connection with and as a part of the Closing); provided, however, that (i) the Acquiror and its Affiliates may in good faith employ or hire any such Person who is terminated or is no longer employed by the Parent or any of its Affiliates at the time of their initial contact with such Person regarding such employment; and (ii) nothing in this Section 5.09(b) shall prohibit the Acquiror or any of its Affiliates acting in good faith from engaging in general solicitations to the public or general advertising not targeted at employees of the Parent or any of its Affiliates or from employing or hiring any Person who contacts the Acquiror or any of its Affiliates on his or her own initiative or as a result of a general solicitation to the public or general advertising not targeted at employees of the Parent or any of its Affiliates.
(c) The parties hereto acknowledge that the covenants set forth in this Section 5.09 are an essential element of this Agreement and that, but for these covenants, the parties hereto would not have entered into this Agreement. The parties hereto acknowledge that this Section 5.09 constitutes an independent covenant and shall not be affected by performance or nonperformance of any other provision of this Agreement or any other document contemplated by this Agreement.
(d) It is the intention of the parties hereto that if any of the restrictions or covenants contained in this Section 5.09 is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be too broad or to any extent invalid, such restrictions or covenants shall not be construed to be null, void and of no effect, but to the extent such restrictions or covenants would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 5.09 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained in this Section 5.09) that would be valid and enforceable under such applicable Law.
Section 5.10. Intellectual Property; Trade Names and Trademarks.
(a) The Acquiror, for itself and its Affiliates, acknowledges and agrees that, except for the licenses set forth in the Trademark License Agreement, the Acquiror is not purchasing, acquiring or otherwise obtaining any right, title or interest in or to any Intellectual Property owned or licensed by the Parent, the Seller or their respective Affiliates (other than the Companies), including the Intellectual Property identified in Section 5.10(a) of the Parent Disclosure Schedule, and the names “AIG”, “American International Group, Inc.”, “AI” or AIG Consumer Finance Group, Inc., or any trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names or any other name or source identifiers related thereto or employing the wording “AIG” or any “AI” formative marks, “American International” formative marks, or any derivation or variation of any of the foregoing (for example, among others, AI, AI RISK, AIA, AIU, AIGCFG, as well as American International, American International Group, American International Underwriters, American International Assurance) or any confusingly similar trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name or brand name or other name or source identifier (including any registrations and applications relating thereto) (collectively, the “Parent Names and Marks”), and, except as otherwise expressly provided in this Section 5.10 or in any Ancillary Agreement, neither the Acquiror nor any of its Affiliates shall have any rights in or to any of the Parent Names and Marks and neither the Acquiror nor any of its Affiliates shall (i) seek to register in any jurisdiction any trade, corporate or business name, trademark, tag-line, identifying logo, trade dress, monogram, slogan, service mark, domain name, brand name or other name or source identifier that is a derivation, translation, adaptation, combination or variation of the Parent Names and Marks or that is confusingly similar thereto, or (ii) contest the use, ownership, validity or enforceability of any rights of the Parent or any of its Affiliates in or to any of the Parent Names and Marks.
(b) Except as otherwise provided in this Section 5.10 or any Ancillary Agreement, following the Closing Date, the Acquiror shall, and shall cause its Affiliates to immediately cease and discontinue any and all uses of the Intellectual Property owned or licensed by the Parent, the Seller or their respective Affiliates, including the Parent Names and Marks, but excluding the Intellectual Property licensed pursuant to Section 5.10(e), whether or not in combination with other words, symbols or other distinctive or non-distinctive elements and all trade, corporate or business names, trademarks, tag-lines, identifying logos, trade dress, monograms, slogans, service marks, domain names, brand names and other name or source identifiers similar to any of the foregoing or embodying any of the foregoing whether or not in combination with other words, symbols or other distinctive or non-distinctive elements. The Acquiror, for itself and its Affiliates, agrees that any and all rights of the Companies to the Intellectual Property owned or licensed by the Parent, the Seller or their respective Affiliates, including the Parent Names and Marks, but excluding the Intellectual Property licensed pursuant to Section 5.10(e), including any such rights licensed to the Companies pursuant to any written agreements or other arrangements, whether written or oral, with the Parent or its Affiliates (except as otherwise set forth in this Section 5.10 or in the Ancillary Agreements), shall terminate on the Closing Date without further action of the parties thereto and without recourse by the Companies.
(c) Except as set forth herein or in the Trademark License Agreement, as set forth herein as promptly as practicable after the Closing Date, and in no event later than six (6) months after the Closing Date, the Acquiror shall, and shall cause its Affiliates to, destroy or exhaust all materials bearing the Parent Names and Marks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, collateral goods, stationery, business cards, web sites, invoices, receipts, forms, product, training and service literature and materials and other materials (“Materials”), and make all filings with any Governmental Authority to effect the elimination of any use of the Parent Names and Marks from the businesses of the Companies, so as to bring the Acquiror and its Affiliates into compliance with this Section 5.10 and shall deliver a certificate to the Parent confirming such filings. Except as otherwise provided in this Section 5.10 or in the Trademark License Agreement, the Companies shall during such period of up to six (6) months after the Closing Date have the right to use such existing Materials in connection with their existing businesses as conducted as of the Closing to the extent such use cannot commercially reasonably be avoided; provided that the Acquiror shall, and shall cause the Companies to, commence the removal of the Parent Names and Marks from all such Materials immediately following the Closing Date and provided, further, that the Acquiror shall, and shall cause the Companies to (i) as promptly as practicable after the Closing Date, and in no event later than six (6) months after the Closing Date, cease all use of the Parent Names and Marks on all stationery, business cards, purchase orders, invoices, receipts and similar correspondence and (ii) as promptly as practicable after the Closing Date, and in no event later than six (6) months after the Closing Date, destroy all such items enumerated in Section 5.10(c)(i) and send a written statement to the Parent confirming that all such items have been destroyed. With respect to Materials covered by this Section 5.10, upon written request of Parent on or following the date that is six (6) months after the Closing Date, the Acquiror shall send a written statement to the Parent verifying that it has destroyed or exhausted all Materials bearing the Parent Names and Marks and shall send the Parent representative samples of how the Acquiror uses advertising and promotional materials that do not include the Parent Names and Marks. The Acquiror, for itself and its Affiliates, agrees that use of the Parent Names and Marks during the six (6) month period authorized by this Section 5.10 shall be only with respect to goods and services existing in inventory at the Closing, shall not be for any new loans, collections, credit cards or other goods or services (including any new marketing or advertising materials or product, training or service literature), and shall be of a level of quality equal to or greater than the quality of goods and services with respect to which the Companies used the Parent Names and Marks immediately prior to Closing. The Acquiror, for itself and its Affiliates shall indemnify and hold harmless the Parent and its Affiliates from and against any liabilities, obligations, Losses or damages arising from use of the Parent Names and Marks with respect to goods and services during the six (6) month period authorized by this Section 5.10, except from Losses that are a result of the Intentional Breach of the Parent or its Affiliates. The Acquiror shall take all necessary action to ensure that the Companies and any other users of the Parent Names and Marks, whose rights terminate upon the Closing pursuant to this Section 5.10, shall cease use of the Parent Names and Marks, except as expressly authorized thereafter by the Parent. The Acquiror, for itself and its Affiliates, agrees that after the Closing Date the Acquiror and its Affiliates shall not expressly, or by implication, do business as or represent themselves as the Parent or its Affiliates, and shall use all reasonable efforts to ensure that there is no confusion that the Companies are no longer affiliated with the Parent or its Affiliates. Except as otherwise provided in this Section 5.10 or in the Trademark License Agreement, the Companies shall during such period of up to twelve (12) months after the Closing Date have the right to use the AR.AIGBANK.COM as a Microsoft Active Directory (for internal use only) in connection with their existing businesses as conducted as of the Closing to the extent such use cannot commercially reasonably be avoided. Notwithstanding the Acquiror’s obligations in this Section 5.10, as of or prior to the Closing (or reasonable time thereafter), the Parent and the Seller shall cause Financiera to transfer to the Parent and/or one or more of its Affiliates (other than the Companies) all right, title and interest in, to the following domain names: AIGBANCO.COM.AR, AIGBANK.COM.AR, AIGCARD.COM.AR, AIGCARDS.COM.AR, AIGCASH.COM.AR, BANCOAIG.COM.AR and AIGUPC.COM.AR.
(d) On or prior to the date that is ten (10) days after the Closing Date, the Acquiror shall execute, or shall cause the execution of, such amended organizational documents with respect to the Companies such that the Companies can effect a change in its name, including its corporate and trade name, to a name not containing any of the Parent Names and Marks or any derivation, translation, adaptation, combination or variation thereof. On or prior to the date that is ten (10) days after the Closing Date, the Acquiror shall cause the Companies to file the amended organizational documents with the applicable Governmental Authority and take all other necessary action to fulfill its obligations set forth in this Section 5.10 as soon as reasonably practicable.
(e) The Acquiror and its Affiliates hereby grant to the Parent and its Affiliates and their successors and assigns a perpetual, irrevocable, worldwide, royalty-free, fully paid-up, non-exclusive, sublicenseable, in whole or in part, to Affiliates, or as otherwise necessary to run their respective businesses (without further right to sublicense, except to the extent necessary to run the applicable business), non-transferable (except as set forth herein) right and license, effective as of the Closing Date, in and to all Intellectual Property (other than Trademarks) owned by the Companies, immediately following the Closing, that is or was used in the respective businesses of the Parent and/or any of its Affiliates (other than the Companies), for the continued use in and in connection with the respective businesses of the Parent or any of its Affiliates (other than the Companies) or their successors or assigns including without limitation the right and license in such Intellectual Property to use, modify, reproduce, display, perform, distribute and create derivative works from such Intellectual Property, and make, have made, use, import and sell products or services that are covered by (or, in the case of patents, embody) such Intellectual Property. Such license allows the Parent and its Affiliates and their successors and assigns to (i) pledge their rights to one or more lenders or financing sources as collateral security; and (ii) in connection with a divestiture (whether by stock or asset sale, merger or otherwise) of Parent or any of its Affiliates, or its or their subsidiaries or business units, or any other portion of their business (following such disposition, a “Divested Entity”), license, sublicense and/or assign, in whole or in part, to cover such Divested Entity (or allow such Divested Entity to retain) the rights in any Intellectual Property used by the Divested Entity in the operation of its business prior to such divestiture, so that after the completion of such divestiture, the Divested Entity may continue to make use of such Intellectual Property. The Parent or its Affiliates or their successors or assigns may not assign or otherwise transfer their respective licenses hereunder other than to an Affiliate, a Divested Entity or in connection with a Change of Control of the Parent or any of its Affiliates or their successors or assigns. The Acquiror hereby covenants that it will not and will cause each of its Affiliates and each of their respective successors and assigns not to assert any claims or rights, bring any suit or institute any action against the Parent, any of its Affiliates or a Divested Entity (including any authorized subcontractors and sublicensees and their respective successors and assigns), based upon a claim of infringement of any Intellectual Property (other than Trademarks) owned by any of the Companies. This covenant not to sue shall extend in perpetuity to the Parent, its Affiliates, the Divested Entities and their successors and assigns. For the avoidance of doubt: (i) Intellectual Property owned by any one or more of the Acquiror or its Affiliates that is not or was never made available to the Parent or its Affiliates for use is not subject to this Section 5.10(e): (ii) the Intellectual Property includes the credit scores and software licensed by the Acquiror or its Affiliates to AIG Universal, S.A. de C.V. SOFOM, E.N.R.; (iii) this Section 5.10(e) does not require any of the Acquiror or its Affiliates to deliver any Intellectual Property or embodiments thereof to the Parent or its Affiliates; and (iv) unless expressly permitted by the agreements that are entered into in connection with a divestiture of a Divested Entity, the rights and license granted pursuant to this Section 5.10(e) do not extend to the acquiror of a Divested Entity, or any pre-acquisition affiliate, business unit or other portion of the business of such acquiror.
(f) The Acquiror, on behalf of itself and its Affiliates, agrees that irreparable damage would occur if this Section 5.10 were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that, without the necessity of posting bond or other undertaking, the Parent or any of its Affiliates (or their respective successors or assigns) shall be entitled to proceed against the Acquiror and its Affiliates in law and/or in equity for such damages or other relief as a court may deem appropriate and shall be entitled to seek a temporary restraining order and/or preliminary and final injunctive or other equitable relief, including specific performance, to prevent breaches of this Section 5.10 and, in addition to any other remedy to which they are entitled at law or in equity, to enforce specifically the terms and provisions of this Section 5.10. In the event that any Action is brought in equity to enforce the provisions of this Section 5.10, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law.
(g) To the extent that any of the Companies owns any rights in or to any Parent Names and Marks, including any registrations or applications for registrations thereof in any jurisdiction, the Acquiror shall cause each of the Companies to immediately after the Closing Date cease all use thereof (except as otherwise expressly permitted by this Section 5.10), and as soon as practicable after the Closing Date, but in no event more than six (6) months thereafter, abandon all rights in and to such Parent Names and Marks, including abandoning any such registrations and applications for registrations. As soon as practicable after the Closing

Date, but in no event more than six (6) months thereafter, the Acquiror shall cause each of the Companies to submit to the applicable Governmental Authorities all necessary filings to abandon all of its and their rights, registrations and applications for registrations for any and all Parent Names and Marks. Notwithstanding the foregoing, should the Acquiror or any of its Affiliates, following the Closing Date, become aware of any domain name registration by any of the Companies that includes or incorporates any of the Parent Names and Marks, the Acquiror shall promptly notify the Parent of the existence of such domain name registration and, upon the Parent’s request, shall, or shall cause its Affiliates to, assign and transfer all right, title and interest in or to such domain name registration to the Parent or an Affiliate of the Parent. The Acquiror shall pay any and all renewal fees that are due to the applicable domain name registrar for the period of up to one (1) month after each such domain name registration is transferred.
(h) (i) The Parent and the Companies own rights in the trademarks CUOTA SI and CUOTA CLUB (the “Cuota Marks”) in Mexico and Argentina, and the Parent, and Acquiror itself, and on behalf of the Companies, acknowledges the other’s rights in and to such Cuota Marks in their respective country. The Companies are the owner of the Cuota Marks, and the goodwill associated therewith, in Argentina (such marks in Argentina, the “Argentine Marks”; and Argentina, the “Companies’ Exclusive Territory”). The Parent is the owner of the Cuota Marks, including the trademark registrations in Mexico, specifically under Reg. No 1039998 for the mark CUOTA SI (and Design), Reg. No. 956132 for the mark CUOTA SI (and Design) and Reg. No. 956133 for the mark CUOTA CLUB (and Design), and the goodwill associated therewith in Mexico (such marks in Mexico, the “Mexican Marks”; and Mexico, the “Parent’s Exclusive Territory”). The parties acknowledge and agree that, after the Closing the Acquiror or the Companies may freely register and claim ownership of the Cuota Marks in any country other than Mexico, and that in no event shall the Parent be entitled to register or claim ownership of the Cuota Marks in any country other than Mexico.
(ii) The Parent acknowledges that the Companies are the owner of the Argentine Marks, and as between the Parent and the Companies, the Companies have the sole and exclusive right to the Argentine Marks in the Companies’ Exclusive Territory and in any country other than Mexico. The Acquiror itself, and on behalf of the Companies, acknowledges that the Parent is the owner of the Mexican Marks, and as between the Parent and the Companies, the Parent has the sole and exclusive right to the Mexican Marks in the Parent’s Exclusive Territory.
(iii) Without limiting the generality of the foregoing Sections 5.10(h)(i) and (ii), the Parent, and the Acquiror itself, and on behalf of the Companies each covenants and agrees that it shall not seek to use or register the Cuota Marks, or source indicators such as trade names, corporate or business names, tag-lines, identifying logos, monograms, slogans, service marks, domain names, brand names or trade dress that are a derivation, translation, adaptation, combination or variation of any of the Cuota Marks or that are confusingly similar to any of the foregoing in the other’s exclusive territory.
(i) For the avoidance of doubt, nothing in this Agreement shall prevent or limit the ability of the Companies to keep and use for collection purposes any and all documents signed by clients of the Companies for purposes of documenting financings granted or credit cards issued by the Companies to their clients, even if they include or contain any Parent Names and Marks.
Section 5.11. Mutual Release.
(a) Effective as of the Closing, the Parent and the Seller, for themselves and on behalf of their Subsidiaries, and its and their successors, heirs and executors (each, a “Parent Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Parent Releasor has, may have, or might have or may assert now or in the future, against the Companies and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Company Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing Date; provided, however, that nothing contained in this Section 5.11(a) shall release, discharge, waive, or otherwise affect the rights or obligations of any party to the extent related to or arising out of (i) any intercompany loan, note, advance, receivable or payable set forth in Section 5.07(a) of the Parent Disclosure Schedule, (ii) any Intercompany Agreement set forth on Section 5.07(b) or Section 5.07(c) of the Parent Disclosure Schedule or in respect of the Parent Advances (which shall be dealt with pursuant to the terms set forth in Section 2.04(d) and Sections 2.06(a)(ii) and (iii)) or otherwise in respect of the matters addressed in Sections 5.01(b) or 5.01(c), (iii) any Parent Guaranty to the extent not terminated and fully released pursuant to Section 5.08, or (iv) any other Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth in Section 5.11(a) of the Parent Disclosure Schedule. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging fraud or intentional misconduct or illegal conduct of any other kind. The Parent and the Seller shall, and shall cause each Parent Releasor to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Company Releasee based upon any matter released pursuant to this Section 5.11(a). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Parent Releasor or Company Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.
(b) Effective as of the Closing, the Acquiror, for itself and on behalf of its Affiliates (including after the Closing, the Companies), and its and their successors, heirs and executors (each, an “Acquiror Releasor”), hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Acquiror Releasor has, may have, or might have or may assert now or in the future, against any of the Parent, the Seller and their respective Affiliates and their respective successors, assigns, heirs, executors, officers, directors, partners and employees (in each case in their capacity as such) (each, a “Parent Releasee”), arising out of, based upon or resulting from any Contract, transaction, event, circumstance, action, failure to act, or occurrence of any sort or type, whether known or unknown, and which occurred, existed, was taken, permitted, or begun prior to the Closing Date; provided, however, that with respect to the Acquiror Releasors that are not the Companies or their respective successors, heirs or executors, nothing in this Section 5.11(b) shall release, waive, discharge or otherwise affect the rights or obligations of any such party to the extent such rights or obligations do not arise out of any claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions or causes of action the Companies may have had against any Parent Releasee prior to the Closing Date; and provided further, that nothing contained in this Section 5.11(b) shall release, discharge, waive, or otherwise affect the rights or obligations of any party to the extent related to or arising out of (i) any intercompany loan, note, advance, receivable or payable set forth in Section 5.07(a) of the Parent Disclosure Schedule, (ii) any Intercompany Agreement set forth on Section 5.07(b) or Section 5.07(c) of the Parent Disclosure Schedule or in respect of the Parent Advances (which shall be dealt with pursuant to the terms set forth in Section 2.04(d) and Sections 2.06(a)(ii) and (iii)) or otherwise in respect of the matters addressed in Sections 5.01(b) or 5.01(c), (iii) any Parent Guaranty to the extent not terminated and fully released pursuant to Section 5.08, or (iv) any other Contracts or any other claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions and causes of action of whatever kind or nature as set forth in Section 5.11(a) of the Parent Disclosure Schedule. The foregoing release shall not apply to any claim arising under the terms of any Transaction Agreement or any claim alleging fraud or intentional misconduct. The Acquiror shall, and shall cause each Acquiror Releasor to, refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced, any legal proceeding of any kind against any Parent Releasee based upon any matter released pursuant to this Section 5.11(b). The parties hereto hereby acknowledge and agree that the execution of this Agreement shall not constitute an acknowledgment of or an admission by any Acquiror Releasor or Parent Releasee of the existence of any such claims or of liability for any matter or precedent upon which any liability may be asserted.
(c) Notwithstanding anything herein to the contrary, effective as of the Closing, the Acquiror, for itself and on behalf of the other Acquiror Releasors, hereby irrevocably, knowingly and voluntarily releases, discharges and forever waives and relinquishes all claims, demands, obligations, liabilities, defenses, affirmative defenses, setoffs, counterclaims, actions, and causes of action of whatever kind or nature, whether known or unknown, which any Acquiror Releasor has, may have, or might have or may assert now or in the future, against any of the Parent Releasees, arising out of, based upon or resulting from any Parent Advance and none of the Parent Releasees shall be obligated to provide any funds to any party in connection with any Parent Advance.
Section 5.12. Certain Waivers. With respect to each Intercompany Agreement set forth on Section 5.07(b) and Section 5.07(c) of the Parent Disclosure Schedule, each party, on behalf of itself and its Affiliates, hereby waives any breach or default under such Intercompany Agreements, and any rights to terminate, accelerate or cancel under such Intercompany Agreements, relating to, arising out of or in connection with (i) any “change of control,” “change in control” or similar phrase or concept as defined in such Intercompany Agreement (A) of any Company pursuant to or as a result of the consummation of the transactions contemplated by this Agreement and (B) of the Parent or any of its Affiliates, including pursuant to or as a result of the transactions contemplated by (x) the Credit Agreement, dated as of September 22, 2008, between the Parent and the FRBNY (as amended, modified or supplemented from time to time in accordance with its terms), or (y) any other Contract with, or entered into at the direction of, the FRBNY or the U.S. Department of the Treasury, and (ii) any sale, transfer, lease or other disposition of any business or assets of the Parent and its Subsidiaries pursuant to the divestiture program publicly disclosed by the Parent prior to the date hereof.
Section 5.13. Third Party Contracts. The parties hereto shall use their respective reasonable efforts to cause to occur, on or prior to the Closing, the termination, amendment, separation or other action set forth in Section 5.13 of the Parent Disclosure Schedule with respect to each third party Contract set forth in such Section 5.13 of the Parent Disclosure Schedule; provided, that none of the Parent, the Seller or any of their Affiliates nor the Acquiror or any of its Affiliates shall be required to compensate any third party, commence or participate in litigation, or offer or grant any accommodation (financial or otherwise) to any third party to obtain any such consent or approval; and provided further, however, that the Parent shall not be required to take any action with respect to any Contract set forth in Section 5.13 of the Parent Disclosure Schedule unless such action is conditioned upon the Closing and shall not be obligated to incur any costs or expenses in connection with the foregoing. To the extent that (i) any Contract between a third party, on the one hand, and the Parent or any of its Affiliates (each, a “Parent Signatory”), on the other hand, to which any of the Companies is not a party, but under which any of the Companies may otherwise derive benefits (each, a “Company Beneficiary”), such as enterprise-wide licenses or “master” agreements, (ii) any Contract between a third party, on the one hand, and any of the Companies, on the other hand, to which the Parent or any of its Affiliates (excluding the Companies) is not a party, but under which the Parent or any of its Affiliates (excluding the Companies) may otherwise derive benefits (each, a “Parent Beneficiary”), such as enterprise-wide licenses or “master” agreements, or (iii) any Contract among (x) a third party, (y) the Parent or any of its Affiliates, and (z) any of the Companies (collectively (i), (ii), and (iii), the “Schedule 5.13 Contracts”), (1) is the subject of a claim against a Parent Signatory due to an act or omission by a Company Beneficiary made after the Closing, the Acquiror shall cause a Company to promptly reimburse and indemnify, defend and hold harmless the Parent Signatory for any Losses relating to or arising out of such act or omission; (2) is omitted from Section 5.13 of the Parent Disclosure Schedule, the parties agree to negotiate in good faith after the date hereof as to the termination, amendment, separation or other action to be taken, if any, with respect to such third party Contract as the parties hereto may determine; provided that with regard to the foregoing clause (2) of this Section 5.13, neither the Parent or any of its Affiliates nor the Acquiror or any of its Affiliates shall be (A) obligated to take any action with regard to such an omitted Contract, unless the Parent or a Company, as the case may be, requests in writing to the other within ninety (90) days after the Closing that specific action be taken with regard to such omitted Contract or (B) required to compensate any third party, commence or participate in litigation or offer or grant any accommodation (financial or otherwise) to any third party, to obtain any consent or approval; or (3) is a Schedule 5.13 Contract of the types described in clauses (i) or (ii) of this Section 5.13 above, is omitted from Section 5.13 of the Parent Disclosure Schedule and is not terminated, amended, separated or subject to other action pursuant to the preceding clause (2) of this Section 5.13, from and after the Closing, each Company Beneficiary or Parent Beneficiary (as the case may be) shall not have any rights, or be entitled to any benefits, under such Contract.

Section 5.14. Company E&O Claims. Effective as of the Closing, (a) the Acquiror shall assume and discharge or perform when due, and shall be liable for and pay, and shall indemnify, defend and hold harmless the Parent and its Affiliates from and against, all debts, liabilities, commitments, Losses and obligations of any kind relating to or arising out of any Company E&O Claims, and (b) the Parent and its Affiliates shall no longer have any responsibility of any nature with respect to any Company E&O Claims.
Section 5.15. Separation. The parties shall take all of the actions set forth on Section 5.15 of the Parent Disclosure Schedule and the parties acknowledge that the taking of such actions by the Parent or any of its Affiliates will not constitute a breach of this Agreement.
Section 5.16. Further Action. The Parent, the Seller and the Acquiror (a) shall execute and deliver, or shall cause to be executed and delivered, such documents and other instruments and shall take, or shall cause to be taken, such further actions as may be reasonably required to carry out the provisions of the Transaction Agreements and give effect to the transactions contemplated by the Transaction Agreements, (b) shall refrain from taking any actions that could reasonably be expected to impair, delay or impede the Closing, and (c) not in limitation of any other provision of this Agreement, shall use their respective reasonable best efforts to cause all the conditions to the obligations of the other party hereto to consummate the transactions contemplated by this Agreement to be met as soon as reasonably practicable.
Section 5.17. Transfer of Companies’ Minority Holder Shares. At Closing, the Seller will cause each of the Companies’ Minority Holders to transfer all of the Companies’ Minority Holder Shares to the Acquiror or to any other Affiliate or individual related with the Acquiror, together with the economic, political and other rights regarding such Companies’ Minority Holder Shares, at no further cost for the Acquiror. To such effect, all and each of the Companies’ Minority Holders shall issue a transfer notice of their respective shares in accordance with Section 215 of the Argentine Corporate Law (Law 19,550, as amended) (each, a “Transfer Notice”).
Section 5.18. Financial Ability. The Acquiror shall use its best efforts to take all actions and to do all things necessary, proper and advisable to ensure that the representations and warranties set forth in Section 4.06 remain true and correct at all times from the date hereof through the Closing Date. From the date hereof through the Closing Date, the Acquiror shall promptly notify the Parent in writing of any fact or occurrence which the Acquiror becomes aware of that would cause the representations and warranties in Section 4.06 to no longer be true and correct.
Section 5.19. Governmental Orders and Laws. In the event that there is a Governmental Order or Law that is in existence that is prohibiting the consummation of the transactions contemplated by this Agreement or makes such transactions illegal, the parties shall use their best efforts to take all actions necessary to effectuate the Closing, including seeking appeals or court action where available. This Section 5.19 shall not apply with respect to the subject matter of Section 5.05 (it being agreed that Section 5.05 shall control with respect to its subject matter).

Section 5.20. Notifications. Until the Closing, each party hereto shall promptly notify the other parties hereto in writing of any fact, change, condition, circumstance or occurrence or nonoccurrence of any event of which it is has Knowledge that will or is reasonably likely to result in any of the conditions set forth in Article VIII of this Agreement becoming incapable of being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.20 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
Section 5.21. IT Outsourcing Agreement. The Acquiror shall not, and shall cause the Companies not to, terminate the IT Systems Outsourcing Agreement (“Contrato de Tercerización de Sistemas”), entered into by and between AIG Universal S.A. de C.V. SOFOM, ENR (formerly known as AIG Universal S. de R.L. de C.V.) and UPC, dated March 1, 2007 (as amended), prior to the six (6) month anniversary of the Closing Date (it being acknowledged that there is a six (6) month transition period following such termination embedded as a part of such agreement pursuant to which services shall continue to be provided), and the Acquiror shall, and shall cause the Companies to, permit AIG Universal S.A. de C.V. SOFOM, ENR (formerly known as AIG Universal S. de R.L. de C.V.) or its successors or assigns to terminate such IT Systems Outsourcing Agreement at any time (whether prior to, on or after the Closing Date) upon thirty (30) days’ notice delivered to UPC. The provisions of this Section 5.21 shall be deemed to amend the IT Systems Outsourcing Agreement and shall control in the event of any conflict with such IT Systems Outsourcing Agreement with effect from the date hereof.
Section 5.22. Disclaimer. The Acquiror is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Companies. Acquiror acknowledges and agrees that it (a) has made its own inquiry and investigation into the Business, and based thereon and on the representations, warranties and covenants set forth in this Agreement has formed an independent judgment concerning the Business and the transactions contemplated hereby, (b) to its Knowledge, has been furnished with or given adequate access to such information about the Companies and the Business as it has requested, (c) has completed such inspection, investigation and review to its satisfaction and (d) to the fullest extent permitted by applicable Law, will not assert, and will cause any other Acquiror Indemnified Party not to assert any claim against the Parent, its Affiliates or any of their respective directors, officers, employees, advisors, managers, agents, shareholders, members, consultants, representatives, Controlling persons or Affiliates that is based on, or hold any such Persons liable for, any inaccuracies, misstatements or omissions with respect to information furnished by the Parent or any such Persons concerning the Companies, their Affiliates, the Business, this Agreement or the transactions contemplated hereby other than as explicitly set forth in Article III. Without limiting the generality of the foregoing, the Parent is not making any representation or warranty except as explicitly set forth in Article III, with respect to (x) any information, documents or materials made available to the Acquiror in the Data Room created for purposes of the transactions contemplated hereby, any management presentations or offering memoranda or in any other form in anticipation of the transactions contemplated hereby or (y) the financial condition of the Business, financial projections, future performance, estimates or forecasts relating to the Business (including any as to the collectability of receivables (including accounts receivable) of the Companies). With respect to any such projections, estimates or forecasts delivered or made available by or on behalf of the Parent, the Acquiror acknowledges that (I) there are uncertainties inherent in attempting to make projections, estimates or forecasts, (II) it is familiar with such uncertainties, (III) it is taking full responsibility for making its evaluation of the adequacy and accuracy of all such projections, estimates and forecasts so furnished to it (including the reasonableness of the assumptions underlying such projections, estimates or forecasts), and (IV) it shall make no claim against the Parent or its Affiliates (or any of their respective directors, officers, employees, advisors, managers, agents, shareholders, members, consultants, representatives, Controlling persons or Affiliates) or any other Person with respect thereto.
ARTICLE VI
EMPLOYEE MATTERS
Section 6.01. Employee Matters.
(a) Except as otherwise expressly provided in this Section 6.01, as of the Closing Date, the Parent shall cause the Companies to terminate their participation in each Benefit Plan that is not a Company Benefit Plan, and in no event shall any Employee be entitled to accrue any benefits under such Benefit Plans with respect to services rendered or compensation paid on or after the Closing Date. The parties hereto agree that the Companies shall retain all rights and obligations under each Company Benefit Plan on and after the Closing Date.
(b) Prior to the Closing Date, subject to the exceptions set forth in Section 6.01(b) of the Parent Disclosure Schedule, (i) the employment of each employee of the Parent or any of its Affiliates whose duties relate primarily to the Business and who at such time is not already employed by a Company, and which are set forth in Section 6.01(b) of the Parent Disclosure Schedule, shall be transferred to a Company and (ii) the employment of each employee of a Company whose duties do not relate primarily to the Business shall be transferred to the Parent or an Affiliate of the Parent (other than the Companies). For a period of at least twenty four (24) months after the Closing Date, the Acquiror shall exercise commercially reasonable efforts to provide that during each Employee’s period of employment with the Acquiror or any of its Affiliates, (A) such employment shall be on terms and conditions substantially comparable to the terms and conditions applicable to such Employee’s employment with the Parent or the Companies immediately prior to the Closing Date, (B) such Employee shall receive base compensation at a rate not less than such Employee’s base compensation as in effect immediately prior to the Closing Date, (C) such Employee shall be eligible for total incentive compensation opportunities that are no less favorable in the aggregate than the total incentive compensation opportunities provided to such Employee by the Parent and its Affiliates immediately prior to the Closing Date and (D) such Employee shall be eligible for employee benefits, including retiree welfare benefits, that are no less favorable in the aggregate than the employee benefits provided to such Employee by the Parent and its Affiliates immediately prior to the Closing Date; provided, however, that, subject to the foregoing, nothing herein is intended to limit the right of the Acquiror or the Companies to (x) terminate the employment of any Employee at any time, (y) change or modify any incentive compensation or employee benefit plan or arrangement at any time and in any manner, or (z) change or modify the terms or conditions of employment for any of their employees; provided, further, that in any and all cases, after the Closing Date the Acquiror and/or the Companies shall be exclusively liable for any labor obligations and liabilities regarding the Employees. The parties agree that non-material adjustments to compensation or benefits of a particular class of Employee to make such Employees’ compensation and benefits substantially the same as similarly situated classes of employees at Galicia shall not constitute a breach of this Section 6.01(b).
(c) For purposes of determining eligibility, vesting, benefit accruals and benefit levels under any benefit plans, programs and arrangements in which Employees may become eligible to participate, the Acquiror shall give each Employee full credit for such Employee’s service with the Parent, the Seller or the Companies and their respective Affiliates to the same extent recognized by the Parent, the Seller or the Companies and their respective Affiliates immediately prior to the Closing Date.
(d) The Acquiror shall cause the Companies to recognize and provide all accrued but unused vacation and sick pay of the Employees as of the Closing Date. Notwithstanding the foregoing, in the event that the Parent or one of its Affiliates is required under applicable Law to make a payment in settlement of accrued vacation or paid time off of an Employee, the Acquiror shall reimburse and hold harmless the Parent and its Affiliates for such payment.
(e) From and after the Closing Date, the Acquiror (through the respective Companies) shall assume any and all obligation for and shall pay, or cause the Companies to assume any and all obligation for and pay, any retention bonuses and any annual incentive bonuses set forth in Section 6.01(e) of the Parent Disclosure Schedule, whether the obligation therefor arises before, after or as a result of the Closing, payable to any Employee pursuant to the terms of any bonus plans or arrangements in effect immediately prior to the Closing Date and applicable to such Employees (in each case to the extent not paid by the Parent or any of its Affiliates or the Companies prior to the Closing). In furtherance of the foregoing, the Acquiror shall pay, or shall cause the Companies to pay, an aggregate amount in bonuses in respect of the foregoing plans and arrangements that is no less than the amount accrued on the Financial Statements (as adjusted through the Closing Date). From and after the Closing Date, neither the Parent nor any of its Affiliates shall have any responsibility for such payment obligations, regardless of when such amounts were earned or accrued.
(f) The Acquiror shall, and shall cause the Companies to, and each of them hereby does, assume all liability and obligation for, and neither the Parent nor any of its Affiliates shall retain any liability or obligation for, (i) severance pay and obligations payable to any former employee of the Companies who, as of the Closing Date, is receiving or due to receive severance payments and benefits from the Parent or any of its Affiliates or any Company from and after the Closing Date set forth in Section 6.01(f) of the Parent Disclosure Schedule, and (ii) severance pay and obligations payable to any Employee who is terminated by the Acquiror or the Companies on or after the Closing Date.
(g) The Companies shall retain the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee or former employee incurred prior to the Closing Date. The Acquiror shall, and shall cause the Companies to, assume the obligation and liability for any workers’ compensation or similar workers’ protection claims of any Employee incurred on or after the Closing Date.

(h) Prior to making any written or oral communications to the directors, officers, or Employees of the Company pertaining to compensation or benefit matters that are affected by the transactions contemplated by this Agreement, the Acquiror and the Company shall provide to the Parent a copy of any such communication, and the Parent shall have a reasonable period of time to review and comment on the communication, and the Parent and the Acquiror shall cooperate in providing any such mutually agreeable communication.
(i) The Acquiror agrees to cooperate with and to give the Parent reasonable information about the Acquiror’s compensation and benefit programs to enable the Parent to conduct good faith diligence to confirm that the Acquiror is complying with this Section 6.01. For the avoidance of doubt, the Purchase Price and other amounts payable by the Acquiror under this Agreement will not be adjusted to account for any accruals, amounts, actions or payments contemplated by this Section 6.01.
ARTICLE VII
TAX MATTERS
Section 7.01. Liability for Transfer Taxes. Notwithstanding anything to the contrary contained in this Agreement, the Acquiror shall pay, and shall indemnify, defend and hold harmless the Parent against, any real property transfer or gains tax, sales tax, use tax, documentary tax, stamp tax, stock transfer tax, value added taxes or other similar taxes (other than income taxes) imposed on the transactions (or deemed transactions) contemplated by this Agreement (except for any of such taxes for the account of the Parent derived in the United States); provided, however, than any stamp tax imposed by the City of Buenos Aires with respect to the Transaction Agreements shall be paid in accordance with the applicable regulations, one-half by the Parent and one-half by the Acquiror.
ARTICLE VIII
CONDITIONS TO CLOSING
Section 8.01. Conditions to Obligations of Each Party. The respective obligations of each party hereto to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by all parties hereto, at or prior to the Closing, of each of the following conditions:
(a) No Law or Governmental Order. (i) There shall be no Governmental Order and (ii) no Law in existence that prohibits the consummation of the transactions contemplated by this Agreement or makes such transactions illegal.
(b) Approvals of Governmental Authorities. The BCRA Approval and the CNDC Approval shall have been received or deemed received.
Section 8.02. Conditions to Obligations of the Parent and the Seller. The obligations of the Parent and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Parent and the Seller, at or prior to the Closing, of each of the following conditions:

(a) Representations and Warranties; Covenants. (i) The representations and warranties of the Acquiror contained in this Agreement shall have been true and correct as of the date of this Agreement and as of the Closing Date (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) (in either case without giving effect to any limitations as to materiality or “Acquiror Material Adverse Effect” set forth therein), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, an Acquiror Material Adverse Effect; (ii) the covenants contained in this Agreement that are to be complied with by the Acquiror, as the case may be, on or prior to the Closing shall have been complied with in all material respects; and (iii) the Parent and the Seller shall have received a certificate dated the Closing Date of the Acquiror signed by a duly authorized executive officer of the Acquiror stating that the conditions specified in clauses (i) and (ii) of this Section 8.02(a) have been waived or satisfied.
(b) Ancillary Agreements. The Acquiror shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Acquiror to execute and deliver each of the Ancillary Agreements to which such Affiliate of Acquiror is a party.
(c) Closing Deliveries. The Acquiror shall have delivered to the Parent and/or the Seller (as applicable) at or prior to Closing all of the applicable items set forth in Section 2.06(a).
Section 8.03. Conditions to Obligations of the Acquiror. The obligations of the Acquiror to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment or written waiver by the Acquiror, at or prior to the Closing, of each of the following conditions:
(a) Representations and Warranties: Covenants. (i) The representations and warranties of the Parent contained in this Agreement (other than those addressed in clauses (ii) and (iii) of this Section 8.03(a)) shall have been true and correct as of the date of this Agreement (other than the representations and warranties made as of another stated date, which representations and warranties shall have been true and correct as of such date) (in either case without giving effect to any limitations as to materiality or “Material Adverse Effect” set forth therein), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect; (ii) the Parent Specified Representations (except for the third to last sentence of Section 3.03(a)) shall be true and correct as of the Closing Date in all material respects; (iii) the representation and warranty in the third to last sentence of Section 3.03(a) shall be true and correct as of the Closing Date; (iv) the covenants contained in this Agreement (except for the covenants contained in Sections 5.01, 5.07, 5.09, 5.16 and 5.17) that are to be complied with by the Parent or the Seller on or before the Closing shall have been complied with, except to the extent that any non-compliance with such covenants, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Material Adverse Effect; (v) the covenants contained in Sections 5.01, 5.07, 5.09, 5.16 and 5.17 that are to be complied with by the Parent or the Seller on or before the Closing shall have been complied with in all material respects; and (vi) the Acquiror shall have received a certificate dated the Closing Date of the Parent signed by a duly authorized executive officer of the Parent stating that the conditions specified in clauses (i), (ii), (iii), (iv) and (v) of this Section 8.03(a) have been waived or satisfied.
(b) Ancillary Agreements. The Parent shall have executed and delivered each of the Ancillary Agreements to which it is a party and shall have caused each applicable Affiliate of the Parent to execute and deliver each of the Ancillary Agreements to which such Affiliate of the Parent is a party.
(c) Closing Deliveries. The Parent shall have delivered, or have caused to be delivered to the Acquiror at or prior to Closing all of the applicable items set forth in Section 2.06(a).
(d) No Material Adverse Effect Regulatory Event. No Material Adverse Effect Regulatory Event has occurred and remains in effect subject to the terms and conditions of Section 5.05.
ARTICLE IX
TERMINATION
Section 9.01. Termination. This Agreement may be terminated prior to the Closing:
(a) by the mutual written consent of the Parent and the Acquiror;
(b) by either the Parent or the Acquiror if the Closing has not occurred on or before the date that is twelve (12) months after the date hereof; provided, however, that either party shall have the option to extend such date by up to an additional three (3) months if (i) prior to such date the conditions set forth in Section 8.01(b) with respect to CNDC Approval only shall not have been satisfied, (ii) all other conditions to Closing in this Agreement have been satisfied or waived, and (iii) such party is not in material breach of its obligations under this Agreement and is continuing to diligently pursue the satisfaction of such condition and the obtainment of such Governmental Authority approval, provided that such extension shall not be available if the other party has reasonably determined in good faith that such Governmental Authority approval will not be obtained; and provided, however, further, that the right to terminate this Agreement under this Section 9.01(b) shall not be available to any party hereto whose failure or whose Affiliates’ failure to take any action required to fulfill any of such party’s obligations under this Agreement has caused or resulted in the failure of the Closing to occur prior to such date;
(c) by either the Parent or the Acquiror (but only so long as the party seeking to terminate is not in material breach of its obligations under this Agreement) in the event of the issuance of a Governmental Order or Law prohibiting the consummation of the transactions contemplated by this Agreement or making such transactions illegal after the parties have fully complied with Sections 5.05 and 5.19 and exhausted all available alternatives with respect thereto consistent with such Sections;

(d) by the Acquiror (but only so long as the Acquiror is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Parent or the Seller such that one or more of the conditions to Closing set forth in Section 8.01 and Section 8.03 are not capable of being fulfilled as of the date that is twelve (12) months after the date hereof (subject to extension pursuant to the first proviso in Section 9.01(b)) or, if earlier, when all other conditions to Closing have been fulfilled or waived, and such breach remains uncured thirty (30) days after the Parent receives written notice of such breach from the Acquiror;
(e) by the Parent (but only so long as the Parent is not in material breach of its obligations under this Agreement) if there has been a material breach of any representation, warranty, covenant or agreement of the Acquiror such that one or more of the conditions to Closing set forth in Section 8.01 and Section 8.02 are not capable of being fulfilled as of the date that is twelve (12) months after the date hereof (subject to extension pursuant to the first proviso in Section 9.01(b)) or, if earlier, when all other conditions to Closing have been fulfilled or waived, and such breach remains uncured thirty (30) days after the Acquiror receives written notice of such breach from the Parent; or
(f) by the Acquiror (but only so long as the Acquiror is not in material breach of its obligations under this Agreement) if a Material Adverse Effect Regulatory Event has occurred and continues to exist (after the Acquiror’s full compliance with Section 5.05) and if Acquiror elects to terminate this Agreement due to such Material Adverse Effect Regulatory Event pursuant to Section 8.03(d) and this Section 9.03(f), the Acquiror pays to the Parent a break-up fee on such termination date equal to 2.5% of the Stated Purchase Price in U.S. Dollars
Section 9.02. Notice of Termination. Any party hereto desiring to terminate this Agreement pursuant to Section 9.01 shall give written notice of such termination to the other parties hereto.
Section 9.03. Effect of Termination. In the event of the termination of this Agreement as provided in Section 9.01, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto, except as otherwise expressly set forth in Sections 5.04, this Article IX, and Article XI; provided, however, that nothing in this Agreement shall relieve any party hereto from liability for (i) any Intentional Breach of covenant by such party in this Agreement, or (ii) in the case of the Acquiror, any breach of Article II, Article IV, Article IX, Article XI and/or Section 5.01(b) or (c), 5.04, 5.05, 5.09, 5.13, 5.16, 5.18, 5.19, 5.20, 6.01 and/or 7.01.
ARTICLE X
INDEMNIFICATION
Section 10.01. Survival. The representations and warranties of the Parent or the Seller contained in this Agreement or made pursuant to a certificate or instrument delivered pursuant to this Agreement shall not survive (and shall terminate as of) the Closing (and no claims shall be made for indemnification or otherwise with respect thereto under Section 10.02 or otherwise thereafter), except that the Parent Specified Representations shall survive in full force and effect until the expiration of the applicable statute of limitations (taking into account any applicable extensions). The representations and warranties of the Acquiror contained in this Agreement or made pursuant to a certificate or instrument delivered pursuant to this Agreement shall survive in full force and effect until the date that is eighteen (18) months after the Closing Date, at which time they shall terminate (and no claims shall be made for indemnification or otherwise with respect thereto under Section 10.03 or otherwise thereafter), except that the Acquiror Specified Representations shall survive in full force and effect until the expiration of the applicable statute of limitations (taking into account any applicable extensions). The covenants and agreements that by their terms apply or are to be performed in whole or in part after the Closing (“Post-Closing Covenants”) shall survive in full force and effect for the period provided in such covenants and agreements, if any, or until fully performed (and no claims shall be made for indemnification or otherwise with respect thereto under Section 10.02 or 10.03 or otherwise thereafter), and the covenants and agreements that by their terms apply or are to be performed in their entirety on or prior to the Closing shall not survive and shall terminate as of the Closing (and no claims shall be made for indemnification or otherwise with respect thereto under Section 10.02 or Section 10.03 or otherwise thereafter) (“Pre-Closing Covenants”).
Section 10.02. Indemnification by the Parent.
(a) After the Closing and subject to this Article X, the Parent shall indemnify, defend and hold harmless the Acquiror, its Affiliates and their respective Representatives (collectively, the “Acquiror Indemnified Parties”) against, and reimburse any Acquiror Indemnified Party for, all Losses that such Acquiror Indemnified Party may at any time suffer or incur, or become subject to:
(i) as a result of or in connection with the breach of any Parent Specified Representation made by the Parent in this Agreement at the date hereof or at Closing; or
(ii) as a result of or in connection with any Intentional Breach by the Parent or the Seller to perform any of its Post-Closing Covenants.
(b) Notwithstanding anything to the contrary contained herein, the Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses other than pursuant to Sections 10.02(a)(i) and (ii), including with respect to any fact, change, condition, matter, occurrence or circumstance that arises or becomes known prior to Closing and/or the matters set forth on Section 3.08 of the Parent Disclosure Schedule except as set forth in Section 9.03 in the event this Agreement is terminated in accordance with its terms prior to Closing. Notwithstanding anything to the contrary contained herein, the Parent shall not be required to indemnify, defend or hold harmless any Acquiror Indemnified Party against, or reimburse any Acquiror Indemnified Party for, any Losses pursuant to Section 10.02(a)(i) in a cumulative aggregate amount exceeding the Purchase Price.

Section 10.03. Indemnification by the Acquiror.
(a) After the Closing and subject to this Article X, the Acquiror shall jointly and severally (except with respect to the matters set forth in Section 10.03(a)(i) below, which shall be the several and not joint obligations of each Person constituting the Acquiror) indemnify, defend and hold harmless the Parent, the Seller and their respective Affiliates and their respective Representatives (collectively, the “Parent Indemnified Parties”) against, and reimburse any Parent Indemnified Party for, all Losses that such Parent Indemnified Party may at any time suffer or incur, or become subject to:
(i) as a result of or in connection with the breach of any representation or warranty made by the Acquiror in this Agreement at the date hereof or at Closing or a certificate or instrument delivered at Closing pursuant to this Agreement;
(ii) as a result of or in connection with any breach or failure by the Acquiror to perform any of its covenants or obligations contained in this Agreement that survives the Closing;
(iii) as a result of failing to obtain any waiver, consent or approval, or failing to make any payment, with respect to any Company Contract that is required or advisable due to the consummation of the transactions contemplated hereby and are disclosed in the Parent Disclosure Schedule (including in respect of Company Indebtedness); or
(iv) as a result of failing to receive any amounts due and payable in accordance with the terms set forth in Section 5.01(c).
(b) Notwithstanding anything to the contrary contained herein, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i) (other than Losses arising out of the breach of any Acquiror Specified Representations) to the extent such Losses are in a cumulative aggregate amount exceeding five percent (5%) of the Purchase Price. For purposes of determining whether the limit set forth in the immediately preceding sentence of this Section 10.03(b) has been met or exceeded, any amount paid by the Acquiror for Losses pursuant to Section 10.03(a)(i), including in respect of the breach of any Acquiror Specified Representations, shall be taken into account. Notwithstanding anything to the contrary contained herein, the Acquiror shall not be required to indemnify, defend or hold harmless any Parent Indemnified Party against, or reimburse any Parent Indemnified Party for, any Losses pursuant to Section 10.03(a)(i) (including, for this purpose, in respect of the breach of any Acquiror Specified Representations) in a cumulative aggregate amount exceeding the Purchase Price.
Section 10.04. Notification of Claims.
(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the party or parties liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article X, including any pending or threatened claim or demand by a third party that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third party against the Indemnified Party, each a “Third Party Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced by such failure. The parties agree that (i) in this Article X they intend to shorten (in the case of the limited survival periods specified in Section 10.01 or this Section 10.04(a)) and lengthen (in the case of the indefinite survival periods specified in Section 10.01), as the case may be, the applicable statute of limitations period with respect to certain claims; (ii) notices for claims in respect of a breach of a representation, warranty, covenant or agreement (other than a Post-Closing Covenant) must be delivered prior to the expiration of any applicable survival period specified in Section 10.01 for such representation, warranty, covenant or agreement; (iii) notices for claims in respect of a breach of a Post-Closing Covenant must be delivered prior to the date that is six (6) months after the last day of the effective period of such Post-Closing Covenant; and (iv) any claims for indemnification for which notice is not timely delivered in accordance with this Section 10.04(a) shall be expressly barred and are hereby waived; provided, further, that if, prior to such applicable date, a party hereto shall have notified the other party hereto in accordance with the requirements of this Section 10.04(a) of a claim for indemnification under this Article X (whether or not formal legal action shall have been commenced based upon such claim), such claim shall continue to be subject to indemnification in accordance with this Article X notwithstanding the passing of such applicable date.
(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) in respect of a Third Party Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third Party Claim, assume the defense and control of any Third Party Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third Party Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third Party Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. The Parent or the Acquiror (as the case may be) shall, and shall cause each of its Affiliates and Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third Party Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third Party Claim, unless such settlement, compromise, discharge, or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such settlement or judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third Party Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.
(c) Notwithstanding anything to the contrary contained in this Article X (including Section 10.02 and Section 10.03), no Indemnifying Party shall have any liability under this Article X for any Losses arising out of or in connection with any Third Party Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.
(d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 10.04(a) that does not involve a Third Party Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article X. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.
Section 10.05. Payment. In the event a claim or any Action for indemnification under this Article X has been finally determined, the amount of such final determination shall be paid (a) if the Indemnified Party is an Acquiror Indemnified Party, by the Parent to the Indemnified Party and (b) if the Indemnified Party is a Parent Indemnified Party, by the Acquiror to the Indemnified Party, in each case on demand in immediately available funds in the manner set forth in Section 2.04(e). A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article X or Article VII (as the case may be) when the parties hereto have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.
Section 10.06. Exclusive Remedies. Each party hereto acknowledges and agrees that, (a) prior to the Closing the sole and exclusive remedy of the parties for any breach of any representation or warranty, covenant or agreement contained in this Agreement or any certificate or instrument delivered hereunder shall be, in the event that each of the conditions set forth in Article VIII has not been satisfied or waived, refusal to close the purchase and sale of the Shares hereunder, except as set forth in Section 9.03 and for the rights and remedies set forth in Section 11.12; (b) following the Closing, (i) the indemnification provisions of this Article X (to the extent applicable) shall be the sole and exclusive remedies of the parties hereto for any breach of the representations or warranties contained in this Agreement or any certificate or instrument delivered hereunder, and (ii) notwithstanding anything to the contrary contained herein, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of any party hereto to rescind this Agreement or any of the transactions contemplated by this Agreement; and (c) following the Closing, the indemnification provisions of this Article X (to the extent applicable) shall be the sole and exclusive monetary remedies of the parties hereto for any breach of any Post-Closing Covenant (and for the avoidance of doubt, (x) with respect to Pre-Closing Covenants, there shall be no recourse or liabilities after the Closing and (y) with respect to Post-Closing Covenants, the equitable remedy set forth in Section 11.12 shall be applied consistently in accordance with applicable Law and with respect to Parent and Seller, there shall be no recourse or liabilities for a breach that is not an Intentional Breach). Notwithstanding the foregoing, the limitations above shall not apply in connection with actual fraud committed by a particular party (solely with respect to such party; it being understood that in determining whether there has been actual fraud committed, the references to Material Adverse Effect in the representations and warranties will be disregarded). For the avoidance of doubt the foregoing shall apply notwithstanding any provision of this Agreement to the contrary and regardless of the form of the cause of action, whether in contract, statute, tort (including negligence) or otherwise.
Section 10.07. Additional Indemnification Provisions.
(a) The parties hereto agree, for themselves and on behalf of their respective Affiliates and Representatives, that with respect to each indemnification obligation set forth in Article X, any Transaction Agreement or any other document executed or delivered in connection with the Closing, following the Closing: (i) each such obligation shall be calculated on an After-Tax Basis, (ii) all Losses shall be net of any Eligible Insurance Proceeds, (iii) in no event shall an Indemnifying Party have any liability to an Indemnified Party for: (A) any Losses to the extent arising from special circumstances of the Indemnified Party that were not communicated prior to the date hereof by the Indemnified Party to the Indemnifying Party, (B) any punitive or special damages other than punitive or special damages recovered by third parties in connection with a Third Party Claim, (C) any Losses to the extent not the probable and reasonably foreseeable result of any breach by the Indemnifying Party of a representation and warranty or covenant or agreement contained in this Agreement (provided that this clause (C) shall not apply to any Losses that are recovered by third parties in connection with a Third Party Claim), (D) any Losses solely attributable to diminution of value or lost profits to the extent constituting damages in excess of the difference between the value of what the Indemnified Party received in the transaction contemplated by this Agreement and the value of what the Indemnified Party should have received in the transaction contemplated by the Agreement if there had been no breach of the representation and warranty or covenant or agreement by the Indemnifying Party for which breach the Indemnified Party is seeking indemnification and (E) any Losses to the extent incurred in connection with a party’s assertion, enforcement, dispute or resolution of its indemnification or other rights under this Agreement or the collection of any amounts payable to a party under this Agreement; and (iv) in no event shall the Parent have any liability or obligation to any Acquiror Indemnified Party to the extent that any Loss, or portion thereof, as applicable, for which indemnification or liability is sought hereunder is reflected in or taken into account for purposes of the adjustments in Section 2.04 or 2.05.
(b) Any amount finally determined to be payable by an Indemnifying Party pursuant to this Article X shall be paid promptly and payment shall not be delayed pending any determination of Eligible Insurance Proceeds. In any case where an Indemnified Party recovers from a third Person any Eligible Insurance Proceeds or any other amount in respect of any Loss for which an Indemnifying Party has actually reimbursed it pursuant to this Article X, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered, but not in excess of the sum of (i) any amount previously paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such claim and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

(c) The parties hereto shall treat any indemnification payment made under this Agreement as an adjustment to the Purchase Price.
(d) If any portion of Losses to be reimbursed by the Indemnifying Party may be covered, in whole or in part, by third party insurance coverage, the Indemnified Party shall promptly give notice thereof to the Indemnifying Party (a “Notice of Insurance”). If the Indemnifying Party so requests within one hundred eighty (180) days after receipt of a Notice of Insurance, the Indemnified Party shall use its commercially reasonable efforts to collect the maximum amount of insurance proceeds thereunder, in which event all such proceeds actually received shall be considered “Eligible Insurance Proceeds.”
(e) Upon making any payment to an Indemnified Party for any indemnification claim pursuant to this Article X, the Indemnifying Party shall be subrogated, to the extent of such payment, to any rights which the Indemnified Party or its Affiliates may have against any other Persons with respect to the subject matter underlying such indemnification claim and the Indemnified Party shall take such actions as the Indemnifying Party may reasonably request to perfect such subrogation or to pursue such rights against such other Persons as the Indemnified Party or its Affiliates may have.
Section 10.08. Mitigation. Each of the parties hereto agrees to take all reasonable steps to mitigate their respective Losses upon and after becoming aware of any event or condition which would reasonably be expected to give rise to any Losses that are indemnifiable hereunder.
Section 10.09. Effect of Knowledge. Notwithstanding anything to the contrary contained herein, with respect to any misrepresentation or breach of warranty or pre-Closing breach of covenant or agreement, if the conditions, facts, or circumstances giving rise to such misrepresentation or breach were disclosed in this Agreement or the Schedules hereto or were otherwise Known to the party claiming injury from such misrepresentation or breach prior to or at the Closing, then after the Closing, such party shall not be entitled to any indemnification under this Agreement in respect of such misrepresentation or breach, and such misrepresentation or breach shall not constitute a breach of this Agreement.
ARTICLE XI
GENERAL PROVISIONS
Section 11.01. Expenses.
(a) Except as may be otherwise specified in the Transaction Agreements, all costs and expenses, including fees and disbursements of counsel, financial advisers and accountants, incurred in connection with the Transaction Agreements and the transactions contemplated by the Transaction Agreements shall be paid by the Person incurring such costs and expenses, whether or not the Closing shall have occurred.
(b) If between the date hereof and the Closing, the Parent or any of its Affiliates (other than any of the Companies) (each, a “Parent Entity”) incurs any costs and/or expenses as set forth in Section 11.01(b) of the Parent Disclosure Schedule (for which, in each case, such Parent Entity has not been paid or reimbursed by one or more other Parent Entities at least two (2) Business Days prior to Closing), then the Acquiror shall pay in cash to such Parent Entity (other than any of the Companies) incurring any such costs or expenses an amount equal to such unpaid or unreimbursed costs and/or expenses. Any amount payable by the Acquiror pursuant to this Section 11.01(b) shall be paid immediately prior to the Closing by wire transfer of immediately available funds to an account designated by such Parent Entity at least two (2) Business Days prior to the Closing Date. For the avoidance of doubt, the Acquiror’s payment obligations to a Parent Entity with respect to any costs or expenses under this Section 11.01(b) shall not be obviated by reason of any payment made by such Parent Entity or another Parent Entity to another Parent Entity in respect of the same costs or expenses.
Section 11.02. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11.02):
(i)	if to the Parent or the Seller:

American International Group, Inc. 70 Pine Street New York, NY 10270 Attention: General Counsel Facsimile: 212-425-2175

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: Howard T. Spilko Facsimile: 212-715-8000

(ii)	if to the Acquiror:

Banco de Galicia y Buenos Aires S.A. Peron 430, floor 12C (C1038AAJ) Buenos Aires, Argentina Attention: Diego Rivas Facsimile: 54-11-6329-4998

with a copy to (which shall not constitute notice):

Estudio Beccar Varela Tucumán 1, floor 3

(C1049AAA) Buenos Aires, Argentina Attention: Roberto Crouzel Facsimile: 54-11-4379-6800

Mario Eugenio Quintana
Woods White Staton
Rubén Pietropaolo
Luis Maria Blaquier
Jerónimo José Bosch
Juan Manuel Marrone
Libertador 602, floor 18
(C1001ABT) Buenos Aires, Argentina
Facsimile: 54-11-4891-0750

with a copy to (which shall not constitute notice):

Errecondo, Salaverri, Dellatorre, Gonzalez & Burgio Bouchard 680, floor 14 (C1106ABH) Buenos Aires, Argentina Attention: Javier Errecondo / Facundo Goslino Facsimile: 54-11-5236-4401
Section 11.03. Public Announcements. No party hereto or any Affiliate or Representative of such party shall issue or cause the publication of any press release or public announcement or otherwise communicate with any news media in respect of this Agreement or the transactions contemplated by this Agreement without the prior written consent of the other party hereto (which consent shall not be unreasonably withheld, conditioned or delayed), except as may be required by Law or applicable securities exchange rules, in which case the party hereto required to publish such press release or public announcement shall allow the other party hereto a reasonable opportunity to comment on such press release or public announcement in advance of such publication. Prior to the Closing, subject to Section 5.01(c), neither of the parties hereto, nor any of their respective Affiliates or Representatives, shall make any disclosure concerning plans or intentions relating to the customers, agents or employees of, or other Persons with significant business relationships with, any of the Companies without first obtaining the prior written approval of the other party hereto, which approval shall not be unreasonably withheld, conditioned or delayed.
Section 11.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible. For the avoidance of doubt, in the event of a conflict between the terms set forth in this Section 11.04 and Section 5.09(d), the terms set forth in Section 5.09(d) shall govern.
Section 11.05. Entire Agreement. Except as otherwise expressly provided in the Transaction Agreements, this Agreement and the other Transaction Agreements together constitute the entire agreement of the parties hereto with respect to the subject matter of the Transaction Agreements and supersede all prior agreements and undertakings, both written and oral, other than the Confidentiality Agreements to the extent not in conflict with this Agreement, between or on behalf of the Parent, the Seller and/or their Affiliates, on the one hand, and the Acquiror and/or its Affiliates, on the other hand, with respect to the subject matter of the Transaction Agreements.
Section 11.06. Assignment. This Agreement shall not be assigned or transferred, in whole or in part, by operation of law or otherwise without the prior written consent of the parties hereto except (i) from one or more of the Pegasus Acquirors to one or more Pegasus Acquirors or any wholly-owned Affiliate or wholly-owned Subsidiary of one or more Pegasus Acquirors that is newly formed for the purpose of acquiring such Shares, from Galicia to any Affiliate or Subsidiary of Galicia, or from one or more Pegasus Acquirors to Galicia or any Affiliate or Subsidiary of Galicia; provided, however, that, in each case (x) the assignee is reasonably satisfactory to the Parent (if not a Person constituting part of the Acquiror as of the date hereof), (y) the assignor and the assignee execute and deliver to the Parent and the Seller an assignment agreement that is reasonably satisfactory in form and substance to the Parent, and (z) such assignment is not reasonably likely to impede, impair or delay obtaining any Governmental Approval and is prior to obtaining any Governmental Approval and (ii) with respect to the Parent assigning or transferring the Mexican Marks and other rights set forth in Section 5.10. Any attempted assignment or transfer in violation of this Section 11.06 shall be void. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the parties hereto and their successors and permitted assigns.
Section 11.07. No Third Party Beneficiaries. Except as expressly provided in Section 5.11 with respect to Company Releasees and Parent Releasees, in Article X with respect to the specified indemnification rights of Parent Indemnified Parties and Acquiror Indemnified Parties, this Agreement is for the sole benefit of the parties hereto and their successors and permitted assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any customer or employee of any of the Companies) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
Section 11.08. Amendment; Waiver. No provision of this Agreement or any other Transaction Agreements may be amended, supplemented or modified except by a written instrument signed by all of the parties hereto or thereto. No provision of this Agreement or any other Transaction Agreement may be waived except by a written instrument signed by the party against whom the waiver is to be effective. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

Section 11.09. Disclosure Schedules. Matters reflected in any Section of this Agreement, including any Section of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule, are not necessarily limited to matters required by this Agreement to be so reflected. Such additional matters are set forth for informational purposes and do not necessarily include other matters of a similar nature. No reference to or disclosure of any item or other matter in any Section or Schedule of this Agreement, including any section or subsection of the Parent Disclosure Schedule or the Acquiror Disclosure Schedule, shall be construed as an admission or indication that such item or other matter is material or that such item or other matter is required to be referred to or disclosed in this Agreement, the Parent Disclosure Schedule or the Acquiror Disclosure Schedule. Without limiting the foregoing, no such reference to or disclosure of a possible breach or violation of any contract, Law or Governmental Order shall be construed as an admission or indication that any breach or violation exists or has actually occurred.
Section 11.10. Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law principles of such state that might apply the laws of another jurisdiction to this Agreement.
Section 11.11. Rules of Construction. Interpretation of this Agreement and the other Transaction Agreements (except as otherwise specifically provided in any such other Transaction Agreements, in which case such specified rules of construction shall govern with respect to such other Transaction Agreements) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recital, Article, Section, paragraph, Exhibit and Schedule are references to the Preamble, Recitals, Articles, Sections, paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) references to “AP” shall mean Argentinean Pesos (unless otherwise specified); (d) the word “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof,” “hereunder,” or “hereby” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section; (g) the headings are for reference purposes only and shall not affect in any way the meaning or interpretation of the Transaction Agreements; (h) the Transaction Agreements shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other Law include a reference to (A) the corresponding rules and regulations and (B) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other Law include any successor to such section.
Section 11.12. Specific Performance. Subject to Sections 10.06, (a) the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, (b) it is accordingly agreed that, without the necessity of posting bond or other undertaking, the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this

Agreement in accordance with this Agreement, this being in addition to any other remedy to which such party is entitled at law or in equity, and (c) in the event that any Action is brought in equity to enforce the provisions of this Agreement, no party hereto shall allege, and each party hereto hereby waives the defense or counterclaim, that there is an adequate remedy at law. In the event of a conflict between the terms set forth in this Section 11.12 and Section 5.10(f), the terms set forth in Section 5.10(f) shall govern. For the avoidance of doubt and without limiting any provision of this Agreement, the remedies set forth in this Section 11.12 shall be available to Parent if the Acquiror breaches any of its Pre-Closing Covenants prior to the Closing.
Section 11.13. Counterparts. This Agreement and each of the other Transaction Agreements may be executed in one or more counterparts, and by the different parties to each such agreement in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to any Transaction Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of any such Agreement.
Section 11.14. Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.
(a) Any dispute, controversy, or claim arising from, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof shall be finally settled by arbitration before three arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in effect at the time of the arbitration except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York, New York, and the arbitration shall be conducted in the English language.
(b) The claimant shall nominate an arbitrator in its Request for Arbitration. The respondent shall file an answer and nominate an arbitrator within twenty one (21) days of receipt of the Request for Arbitration. The two arbitrators shall nominate a third arbitrator, who shall serve as chair, within fifteen (15) days of nomination of the second arbitrator designated or, if the respondent fails to nominate the second arbitrator, within fifteen (15) days of the appointment of the second arbitrator by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). If any arbitrator is not nominated within the time limits set out in this subsection, the ICC Court shall appoint that arbitrator upon the request of a party.
(c) The arbitration shall be conducted in an expedited manner. There shall be one round of prehearing submissions by each party, whether simultaneous or sequential as directed by the tribunal, and no reply or rejoinder submissions shall be made unless the tribunal expressly so authorizes. The hearing shall be held within four months of the constitution of the arbitral tribunal and shall continue, to the extent practicable, from Business Day to Business Day until completed. There shall be no posthearing submissions except as directed by the tribunal, and before ordering such submissions, the tribunal shall identify for the parties, on the basis of its assessment of the case as of that time, the specific issues or matters it believes should be addressed. The tribunal shall endeavor to render its award within six (6) weeks of the last day of the hearing. The tribunal may modify this schedule for good cause shown. Failure to comply with any time period set out in this Section shall not affect in any way the jurisdiction of the tribunal or the validity of its award.
(d) Any request for production of documents or other information is subject to the express authorization of the tribunal, which shall endeavor to ensure that any such requests are as limited and disciplined as is consistent with the just resolution of the dispute. The parties expressly waive any right to seek evidence under 9 U.S.C. § 7 or 28 U.S.C. § 1782 or any similar provision. A party may request, and the tribunal should authorize, production only of specific documents or narrow and specific categories of documents that are critical to the fair presentation of a party’s case and reasonably believed to exist and be in the possession, custody or control of the other party.
(e) The arbitration shall be confidential. The existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC Court or the Secretariat of the ICC Court, the parties, their counsel, accountants and auditors or any person necessary to the conduct of the proceeding. These confidentiality obligations shall not apply (i) if disclosure is required by Law or regulatory obligations, or in judicial or administrative proceedings, (ii) as far as disclosure is necessary to enforce the rights arising out of the award or (iii) to the extent they contradict the terms set forth in Section 5.04(c) of this Agreement.
(f) The tribunal shall have power to award any relief that it deems just and appropriate, including without limitation specific performance or injunctive relief. The parties agree that their obligations under this Agreement are of a unique character and that, in the event of a breach of those obligations, damages would not be an adequate remedy and each party shall be entitled to specific performance in addition to any damages or any other remedy to which it may be entitled. A specific performance award for a breach by the Acquiror may take the form of a monetary award against the Acquiror for the amount of the Purchase Price, subject to the Parent’s and Seller’s obligation to transfer the Shares upon receipt of the Purchase Price. To the fullest extent permitted by law, the parties agree that any court of competent jurisdiction in which enforcement of the award is sought shall have power to enforce the relief awarded by the arbitrators, regardless of whether such relief is characterized as legal, equitable or otherwise.
(g) Notwithstanding Section 11.10 of this Agreement, the agreement to arbitrate set forth in this Section and any arbitration conducted hereunder shall be governed by Title 9 (Arbitration) of the Code.
(h) The award shall be final and binding on the parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets.
(i) Submission to Jurisdiction. Subject to and in furtherance of Sections 11.14(a)-(h), each of the Parent, the Seller and the Acquiror irrevocably and unconditionally, for the limited purposes of (x) enforcing this Agreement to arbitrate under the terms and conditions set forth in this Section 11.14, (y) applying for any interim relief necessary to preserve a party’s rights, including pre-arbitration attachments or injunctions, consistent with the ICC Rules, and (z) enforcement of the arbitration award: (i) submits for itself and its property to the non-exclusive jurisdiction of the Delaware Court of Chancery, or if the Delaware Court of Chancery lacks jurisdiction of the subject matter, the United States District Court for the District of Delaware, or if both the Delaware Court of Chancery and the United States District Court for the District of Delaware lack jurisdiction of the subject matter, any court of competent jurisdiction sitting in the State of Delaware, in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement; and agrees that all claims in respect of any such Action shall be heard and determined solely in such court; (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same; (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant party or any of its assets; (iv) irrevocably waives any right to remove any such Action from the Delaware Court of Chancery to any federal court; (v) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such party at its address as provided in Section 11.02; and (vi) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER ANY OF THE TRANSACTION AGREEMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION AGREEMENTS, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER TRANSACTION AGREEMENTS OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT OR ANY OTHER TRANSACTION AGREEMENT. EACH OF THE PARENT, THE SELLER AND THE ACQUIROR CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARENT, THE SELLER AND THE ACQUIROR UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARENT, THE SELLER AND THE ACQUIROR MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH OF THE PARENT, THE SELLER AND THE ACQUIROR HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.14. ANY OF THE PARENT, THE SELLER OR THE ACQUIROR MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. Notwithstanding anything to the contrary contained herein, nothing in this Section 11.14(i) shall be deemed to in any way give any party hereto the right to bring any action in any court which action would otherwise be required to be resolved by arbitration under the provisions of this Section 11.14.

(j) Purchase Price Adjustment. Notwithstanding anything to the contrary contained herein, Section 11.14 shall not apply with respect to any purchase price adjustment dispute, which shall be governed by Section 2.05.
Section 11.15. Joint and Several Obligations. Galicia and the Pegasus Acquirors and their respective successors and permitted assigns collectively shall be deemed to be one Person for purposes of this Agreement (including for purposes of any payment obligations, covenants, conditions to Closing and indemnification obligations (except as otherwise expressly set forth herein)) and all references to the Acquiror herein shall be deemed to be to Galicia and the Pegasus Acquirors and their respective successors and permitted assigns on a joint and several basis unless the context otherwise requires another interpretation; provided, however, that in no event shall an individual (i.e., a natural person) Pegasus Acquiror’s payment obligations in respect of any Acquiror liability exceed an amount equal to such liability multiplied by a fraction the numerator of which is the number of Shares acquired under this Agreement by such individual, and the denominator of which is all Shares acquired by the Acquiror under this Agreement.
Section 11.16. Appointment of the Acquiror’s Representative. Each of Persons constituting part of the Acquiror hereby appoints Galicia (the “Acquiror’s Representative”) as its representative and agent with respect to all matters relating to this Agreement and the Transaction Agreements and empowers the Acquiror’s Representative with the authority to act on its behalf, at its sole discretion, to (a) take any actions or exercise any rights of the Acquiror under this Agreement or any of the Transaction Agreements, (b) waive any rights of, or requirements or obligations owing to, the Acquiror under this Agreement or any of the Transaction Agreements, (c) consent to, agree to, or approve of any actions that require the vote, consent, agreement or approval of the Acquiror under this Agreement or any of the Transaction Agreements, (d) provide notice from, and receive notice on behalf of the Acquiror with respect to this Agreement or any of the Transaction Agreements, and (e) accept or receive any payments due under this Agreement or any of the Transaction Agreements. The Parent and the Seller may rely on, but shall not be required to accept, the acts, disclosures and communications of Acquiror’s Representative with respect to the foregoing as though made separately by each Person constituting part of the Acquiror and may rely on notices provided to the Acquiror’s Representative as a notice provided to each Person constituting part of the Acquiror. Such grant of authority to the Acquiror’s Representative may not be revoked by any Person constituting part of the Acquiror. In addition, each Person constituting part of the Acquiror agrees to hold the Parent Indemnified Parties harmless and to not make a claim against the Parent Indemnified Parties with respect to or in connection with the Acquiror’s Representative’s receipt and distribution of any payments made under this Agreement or any of the Transaction Agreements or the Parent Indemnified Parties reliance on the authorization granted to the Acquiror’s Representative hereunder. Notwithstanding the foregoing, if a matter relates solely to a Person constituting part of the Acquiror, at such Person’s election upon written notice given to the other parties hereto, such Person shall be entitled to address such matter instead of the Acquiror’s Representative.
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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

AIG CONSUMER FINANCE GROUP, INC.
By:
Name:
Title:

BANCO DE GALICIA Y BUENOS AIRES S.A.
By:
Name:
Title:

PEGASUS ACQUIRORS

Name: Mario Eugenio Quintana

Name: Woods White Staton

Name: Ruben Pietropaolo

Name: Luis Maria Blaquier

Name: Jeronimo Jose Bosch

Name: Juan Manuel Marrone

EXHIBIT A
DEFINITIONS
“Acquiror” shall have the meaning set forth in the preamble hereto.
“Acquiror Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article IV.
“Acquiror Indemnified Parties” shall have the meaning set forth in Section 10.02(a).
“Acquiror Material Adverse Effect” means a material impairment or delay of the ability of the Acquiror to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement. For the avoidance of doubt and without limiting the foregoing, “Acquiror Material Adverse Effect” includes a material impairment of the ability of the Acquiror to obtain any Governmental Approval required in connection with the consummation of the transactions contemplated by the Transaction Agreements, notwithstanding the compliance by the Acquiror with the terms of this Agreement (including Section 5.05).
“Acquiror Releasor” shall have the meaning set forth in Section 5.11(b).
“Acquiror Specified Representations” means the representations and warranties made in Sections 4.01, 4.03 (last sentence), 4.05, 4.06, 4.07, 4.08, 4.09, 4.10, and 4.11.
“Acquiror’s Estimated Closing Cash” shall mean the Closing Cash minus the Target Closing Cash, calculated in good faith by the Acquiror for purposes and in accordance hereto and which may be a positive or negative number.
“Acquiror’s Estimated Closing Indebtedness” shall mean the Closing Indebtedness minus the Target Closing Indebtedness, calculated in good faith by the Acquiror for purposes and in accordance hereto and which may be a positive or negative number.
“Acquiror’s Estimated Closing Loans” shall mean the Closing Loans minus the Target Closing Loans, calculated in good faith by the Acquiror for purposes and in accordance hereto and which may be a positive or negative number.
“Acquiror’s Estimated Purchase Price Adjustment Amount” shall mean an amount calculated by the Acquiror which shall be equal to the Acquiror’s Estimated Closing Cash plus the Acquiror’s Estimated Closing Loans minus the Acquiror’s Estimated Closing Indebtedness minus AP7,187,977.18, which amount may be a positive or negative number.
“Acquiror’s Purchase Price Adjustment Certificate” has the meaning set forth in Section 2.05(a).
“Acquiror’s Representative” has the meaning set forth in Section 11.16.
“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitral body.

“Affiliate” means, with respect to any specified Person, any other Person that, at the time of determination, directly or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with such specified Person; for the avoidance of doubt, unless otherwise specified herein, the Companies shall be deemed “Affiliates” of the Parent and the Seller (and not the Acquiror) prior to the Closing and shall be deemed “Affiliates” of the Acquiror (not the Parent or the Seller) from and after the Closing; provided, however, that for the purposes of this definition, neither the Parent nor the Seller shall be deemed to be an Affiliate of the Acquiror.
“After-Tax Basis” means that, in determining the amount of the payment necessary to indemnify any party against, or reimburse any party for, Losses, the amount of such Losses shall be determined net of (i) any tax benefit derived (or reasonably expected to be derived) by the Indemnified Party (or any Affiliate thereof) as the result of sustaining or paying such Losses (including as the result of facts or circumstances due to which the Indemnified Party sustained or paid such Losses), and (ii) any taxes paid or any tax benefit offsets (or reasonably expected to be paid or offset) by the Indemnified Party (or any Affiliate thereof) as a result of the payment due from, or paid by, the Indemnifying Party to the Indemnified Party. Such tax benefits shall be computed assuming that any such tax benefits, taxes and tax benefit offsets are fully utilized and realized in the taxable period during which such Losses are sustained or paid.
“Agreed Accounting Policies” shall have the meaning set forth in Section 2.04(a).
“Agreement” means this Stock Purchase Agreement, dated as of June 1, 2009, among the Parent, the Seller and the Acquiror, including the Schedules hereto, the Parent Disclosure Schedule, the Acquiror Disclosure Schedule, and all amendments to such agreement made in accordance with Section 11.08.
“AIG Credit Facility Trust” means AIG Credit Facility Trust established by the FRBNY for the sole benefit of the United States Treasury pursuant to the AIG Credit Facility Trust Agreement made on January 16, 2009 by and among the FRBNY and Jill M. Considine, Chester B. Feldberg and Douglas L. Foshee.
“Ancillary Agreements” means the Trademark License Agreement, the Parent Advances Transfer Agreement (in the event that the Transfer Election applies) and the Payoff Letter (in the event that the Payment Election applies).
“Archived Files” shall have the meaning set forth in Section 5.03(b).
“Argentine Marks” shall have the meaning set forth in Section 5.10(h)(i).
“Audited Financial Statements” shall have the meaning set forth in Section 3.06(a).
“Bankruptcy Event” means any of the following events: (a) the passage of a resolution for the dissolution of the Parent or the Seller; (b) the Parent or the Seller becoming the subject of (i) the entry of an order for relief by a Governmental Authority having jurisdiction in the premises judging either or both of the Parent and the Seller bankrupt or insolvent under any applicable Bankruptcy Law, (ii) the appointment of a receiver, liquidator, rehabilitator, conservator, assignee, trustee, sequestrator or examiner (or other similar official) of either or both of the Parent and the Seller or of any substantial part of the property of either of them pursuant to any Bankruptcy Law, (iii) an order to wind up or liquidate either of their affairs, or (iv) an involuntary bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation, examination or other similar proceeding with respect to either or both of the Parent and the Seller that is unstayed or undismissed for a period of thirty (30) consecutive days; or (c) any of (w) the commencement by either or both of the Parent and the Seller of a proceeding to be adjudicated a bankrupt or insolvent; (x) the consent by either or both of the Parent and the Seller to the institution of bankruptcy, insolvency or examination proceedings against it, (y) the filing or consent to the filing by either or both of the Parent and the Seller of a petition or answer or consent seeking reorganization or relief under any Bankruptcy Law, (z) the consent or application by either or both of the Parent and the Seller to the appointment of a receiver, liquidator, rehabilitator, conservator, assignee, trustee, sequestrator, or examiner (or other similar official) of the Parent or the Seller (as applicable) or of any substantial part of the Parent’s or the Seller’s property pursuant to any Bankruptcy Law or (v) the making by either or both of the Parent and the Seller of an assignment for the benefit of creditors.
“Bankruptcy Law” means any applicable bankruptcy, insolvency, reorganization, liquidation, rehabilitation, conservation, examination or other similar Law.
“BCRA” means the Argentine Central Bank or Banco Central de la Republica Argentina.
“BCRA Approval” means the approval to be obtained from the BCRA in order to transfer the Financiera Shares.
“Benefit Plans” shall have the meaning set forth in Section 3.13(a).
“Books and Records” means all corporate records, books of account, tax records, sales and purchase records, customer and supplier lists, computer software, formulae, technical documents including specifications, bills of materials and engineering notebooks, business reports, plans and projections and all other documents, files, correspondence and other information of the Companies whether in written or electronic form.
“Business” means the business conducted by the Companies as of the date hereof.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York or Buenos Aires, Argentina are required or authorized by Law to remain closed.
“Capital Stock” means capital stock or other type of equity interest in (as applicable) a Person.
“Change of Control” of a Person (the “COC Person”) means the occurrence of one of the following events: (a) if any Person shall acquire beneficial ownership of more than fifty percent (50%) of the voting securities of such COC Person then issued and outstanding, (b) the consummation of a merger, consolidation, binding share exchange or other business combination of such COC Person into or with another Person in which the stockholders of such COC Person immediately prior to the consummation of such transaction shall own less than fifty percent (50%) of the voting securities of the surviving Person (or the parent of the surviving Person where the surviving Person is wholly owned by the parent Person) immediately following the consummation of such transaction, or (c) the consummation of the sale, transfer, lease or other disposition (but not including a transfer, lease or other disposition by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of such COC Person.
“Closing” shall have the meaning set forth in Section 2.02.
“Closing Cash” means the aggregate amount of cash, cash deposits, cash equivalents, amounts held by or with the BCRA and marketable securities, checks written but not yet sent out and unallocated cash from clients, in each case held by or for the account of Financiera and/or its financial trusts (Fideicomisos Financieros CFA), including all such assets or property pledged as security or collateral by Financiera and/or its financial trusts (Fideicomisos Financieros CFA), all as determined in accordance with the Agreed Accounting Policies as of the Closing Date and measured in APs (applying, if necessary, the exchange rate of APs to each U.S.$1.00 (as certified by the Banco de la Nacion Argentina, seller price for bills (“billete tipo vendedor”)) or other exchange rate for currencies other than U.S. Dollars) as of the close of business on the date that is two (2) Business Days immediately preceding the Closing Date, for purposes of converting to APs any amount in any other currency).
“Closing Date” shall have the meaning set forth in Section 2.02.
“Closing Indebtedness” means the aggregate amount of Indebtedness and Specified Liabilities of Financiera and its financial trusts (Fideicomisos Financieros CFA) as of the Closing Date, all as determined in accordance with the Agreed Accounting Policies and measured in APs (applying, if necessary, the exchange rate of APs to each U.S.$1.00 (as certified by the Banco de la Nacion Argentina, seller price for bills (“billete tipo vendedor”)) or other exchange rate for currencies other than U.S. Dollars as of the close of business on the date that is two (2) Business Days immediately preceding the Closing Date, for purposes of converting to APs any amount in any other currency); provided, however, that any Indebtedness or Specified Liabilities of Financiera and its financial trusts (Fideicomisos Financieros CFA) due to another Company or to its financial trusts (Fideicomisos Financieros CFA) shall not be included as “Closing Indebtedness” for purposes of this definition.
“Closing Loans” means, as of the Closing Date, the aggregate amount of receivables originated by and owed to Financiera and/or owed to its financial trusts (Ficeicomiso Financiero CFA), which were granted or acquired in the Ordinary Course of Business, all as determined in accordance with the Agreed Accounting Policies and measured in APs (applying, if necessary, the exchange rate of APs to each U.S.$1.00 (as certified by the Banco de la Nacion Argentina, seller price for bills (“billete tipo vendedor”)) or other exchange rate for currencies other than U.S. Dollars as of the close of business on the date that is two (2) Business Days immediately preceding the Closing Date, for purposes of converting to APs any amount in any other currency) (provided that any and all receivables owed to Financiera and/or its financial trusts (Ficeicomiso Financiero CFA) classified in categories III, IV or V as determined from time to time in accordance with BCRA regulations shall not be included as “Closing Loans” for purposes of this definition).
“CNDC” means the National Commission for Competition Defence.

“CNDC Approval” means the approval to be obtained from the CNDC in order to transfer the Shares.
“COC Person” shall have the meaning set forth in the definition of “Change of Control”.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Companies’ Exclusive Territory” shall have the meaning set forth in Section 5.10(h)(i).
“Companies’ Minority Holder Shares” means all of the issued and outstanding shares of capital stock of the Companies other than the shares of the Companies held by the Seller.
“Companies’ Minority Holders” means the owners of the Companies’ Minority Holder Shares.
“Companies” shall have the meaning set forth in the Recitals hereto.
“Company Beneficiary” shall have the meaning set forth in Section 5.13.
“Company Benefit Plans” shall have the meaning set forth in Section 3.13(a).
“Company E&O Claims” means any and all claims relating to the Companies and their respective Representatives in connection with or arising under the Parent’s or its Affiliates’ self-insured errors and omissions programs, including the claims set forth in Section 5.14 of the Parent Disclosure Schedule.
“Company Releasee” shall have the meaning set forth in Section 5.11(a).
“Confidentiality Agreements” shall have the meaning set forth in Section 5.04(a).
“Contract” means any contract, agreement, undertaking, indenture, commitment, loan, consent, note or other legally binding obligation, whether written or oral.
“Control” means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. The terms “Controlled by”, “under common Control with” and “Controlling” shall have correlative meanings. For the purposes of this Agreement, the Parent shall be deemed not to be Controlled by any Person.
“Corporate Records” means the corporate records of each of the Companies, including (i) by-laws (estatutos); (ii) shareholders’ and directors’ minute meetings books; (iii) the stock ledger book (libro de registro de accionistas); (iv) the attendance registry shareholders’ meetings book (libro de depósito de acciones y registro de asistencia a asambleas); (v) the Supervisory Committee (Comisión Fiscalizadora) minute meetings book; and (vi) the minute books of any existing committees.
“Cuota Marks” shall have the meaning set forth in Section 5.10(h)(i).

“Data Room” means the electronic data room maintained by IntraLinks and available at https://services.intralinks.com/html/mainframe.jsp and open to access by the Acquiror and its advisors from February 16, 2009 through the date hereof, the documents included therein having been copied to a disc provided to each of the Seller and the Acquiror on or prior to the date hereof.
“Discount Code” shall have the meaning set forth in Section 3.10(c).
“Divested Entity” shall have the meaning set forth in Section 5.10(e).
“Election Notice” shall have the meaning set forth in Section 2.04(d).
“Eligible Insurance Proceeds” shall have the meaning set forth in Section 10.07(d).
“Employee Schedule” shall have the meaning set forth in Section 3.13(g).
“Employees” means (i) each person who as of the Closing Date is an active employee of any of the Companies and (ii) each person who is an employee of any of the Companies as of the Closing Date who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the Companies). For purposes of Section 6.01 only, “Employees” shall also mean each former employee of any of the Companies (or any predecessors, as the context requires). For purposes of Section 3.13 only, all references in this definition to “Closing Date” shall be changed to “date hereof”.
“Exchange Rate” means the exchange rate of APs to each U.S.$1.00 (as certified by the Banco de la Nacion Argentina, seller price for bills (“billete tipo vendedor”)) as of the close of business on the Business Day immediately preceding the date on which any payment is required to be made in accordance with the terms of this Agreement, as notified by the Parent to the Acquiror.
“Final Purchase Price Adjustment Amount” has the meaning set forth in Section 2.05(f).
“finally determined” shall have the meaning set forth in Section 10.05.
“Financial Statements” shall have the meaning set forth in Section 3.06(a).
“Financiera” shall have the meaning set forth in the Recitals hereto.
“Financiera Shares” means all of the outstanding Capital Stock of Financiera.
“FRBNY” means the Federal Reserve Bank of New York.
“FRBNY Credit Agreement” means the Credit Agreement, dated as of September 20, 2008 (as may be amended, modified or supplemented from time to time), by and between the Parent and the FRBNY.
“GAAP” means Argentinean generally accepted accounting principles.

“Galicia” shall have the meaning set forth in the preamble hereto.
“Governmental Approval” shall have the meaning set forth in Section 3.05.
“Governmental Authority” means any domestic or non-U.S. governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court, association or entity.
“Governmental Order” means any order, writ, judgment, injunction, decree, request, demand or award entered by or with any Governmental Authority.
“ICC Court” shall have the meaning set forth in Section 11.14(b).
“ICC Rules” shall have the meaning set forth in Section 11.14(a).
“Indebtedness” means, as to any Person, as of any date, without duplication, any and all (i) obligations of such Person for borrowed money or with respect to deposits or advances of any kind to such Person, (ii) obligations of such Person evidenced by bonds, debentures, notes or similar instruments, including any and all obligations of such Person upon which interest charges are customarily paid, (iii) obligations of such Person under conditional sales or other title retention agreements relating to property purchased by such Person, (iv) obligations of such Person issued or assumed as the deferred purchase price of property or services (but not including any and all trade accounts payable), (v) capitalized lease obligations of such Person, (vi) amounts drawn on letters of credit issued on behalf of such Person, but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the Ordinary Course of Business of such Person to the extent that such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the third Business Day following the receipt by such Person of a demand for reimbursement, and (viii) guarantees and arrangements having the economic effect of a guarantee of such Person of any indebtedness of any other Person, and any interest accrued relating to debt.
“Indemnified Party” shall have the meaning set forth in Section 10.04(a).
“Indemnifying Party” shall have the meaning set forth in Section 10.04(a).
“Independent Accountant” shall have the meaning set forth in Section 2.05(f).
“Insurance Policies” shall have the meaning set forth in Section 3.14(a).
“Intellectual Property” means: (a) patents, patent applications and statutory invention registrations, including reissues, divisions, continuations, continuations in part, renewals, extensions and reexaminations thereof, all patents that may issue on such applications, documented unpatented invention disclosures, and all rights therein provided by international treaties or conventions, (b) trademarks, service marks, trade dress, logos, Internet domain names, any and all common law rights thereto, and registrations and applications for registration thereof, all reissues, extensions and renewals of any of the foregoing, and all rights therein provided by international treaties or conventions (“Trademarks”), (c) copyrightable works, copyrights, whether or not registered, and registrations and applications for registration thereof, and all rights therein provided by international treaties or conventions, and (d) proprietary information, including trade secrets, processes and know-how, in each case existing on the Closing Date. For purposes of Section 3.11 only, the reference to “Closing Date” in this definition shall be changed to “date hereof.
“Intentional Breach” means a deliberate act or omission where the individual taking such action or omitting to take such action has actual knowledge of the consequences of the action or omission.
“Intercompany Agreements” means contracts, agreements, notes, leases, licenses and other instruments between any Company, on the one hand, and the Parent or any Affiliate of the Parent (other than the Companies), on the other hand.
“Interest Rate” means a fixed rate of interest equal to six and one half percent (6.5%) per annum.
“Interim Period Debt” shall have the meaning set forth in Section 5.01(c).
“IRS” means the U.S. Internal Revenue Service.
“Knowledge” of a Person, or a Person having “Known”, means: (a) in the case of the Parent, the actual knowledge of any Person listed on Schedule III, subject to the subject matter limitations set forth in such schedule, or (b) in the case of the Acquiror, the actual knowledge of any Person listed on Schedule IV, subject to the subject matter limitations set forth on such schedule.
“Law” means any federal, state, local or non-U.S. law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Authority.
“Leased Real Properties” shall have the meaning set forth in Section 3.15(b).
“Lien” means any mortgage, deed of trust, pledge, hypothecation, security interest, encumbrance, claim, lien or charge of any kind.
“Litigation Hold” means the scope of documents and records whose preservation is mandated by a document retention notice issued in connection with any litigation, arbitration, mediation (or other form of dispute resolution), third party subpoena, or regulatory inquiry, whether existing as of the date hereof or hereafter arising.
“Loans” shall have the meaning set forth in Section 3.19(b).
“Losses” means any and all losses, damages, reasonable costs, reasonable expenses, liabilities, settlement payments, awards, judgments, fines, obligations, claims, deficiencies of any kind and diminution of value or lost profits.
“Material Adverse Effect” means (a) a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Companies, taken as a whole;

provided, however, that none of the following shall constitute or be deemed to contribute to a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably likely to occur: any adverse effect arising out of, resulting from or attributable to (i) (A) the United States, the Argentina or global economy generally or capital or financial markets generally, including changes in interest or exchange rates, (B) political conditions generally of the United States, Argentina or any other country or jurisdiction in which any of the Parent, the Seller or the Companies operates or (C) changes that are the result of factors generally affecting any of the industries generally in which the Business operates or in which products or services of the Business are used or distributed, (ii) the negotiation, execution, announcement or consummation of the transactions contemplated by, or the performance of obligations under, this Agreement or the other Transaction Agreements, (iii) the identity of, or the effects of any facts or circumstances relating to, the Acquiror or its Affiliates, (iv) any changes or prospective changes in applicable Law or GAAP or the enforcement or interpretation thereof, (v) actions permitted to be taken or omitted pursuant to this Agreement or taken with the Acquiror’s consent or not taken because the Acquiror did not give its consent, (vi) the effect of any action taken by the Acquiror or its Affiliates with respect to the transactions contemplated by this Agreement, (vii) any hostilities, act of war, sabotage, terrorism or military actions, or any escalation or worsening of any such hostilities, act of war, sabotage, terrorism or military actions, (viii) any failure by the Companies to achieve any earnings, loan originations or other financial projections or forecasts, provided that this clause (viii) will not exempt the underlying reason or cause giving rise to such failure to so achieve projections or forecasts, (ix) any matter set forth in Section A-1 of the Parent Disclosure Schedule, (x) any effect that is cured by the Parent prior to the Closing, except in the case of the foregoing clauses (a)(i) and (a)(iv) to the extent such effect or change is materially disproportionately adverse with respect to the Companies as compared to other Persons engaged in the industries in which the Companies conduct business, and (b) a material impairment on or material delay in the ability of the Parent, the Seller or any other Affiliate of the Parent to perform their respective material obligations under this Agreement or to consummate the transactions contemplated hereby. For the avoidance of doubt, neither (1) any change or development in the business, financial condition, results of operations or credit, financial strength or other ratings of the Parent or any of its Affiliates (other than any of the Companies) or (2) any Bankruptcy Event involving the Parent or any of its Affiliates (other than any of the Companies) (any of the events referred to in the foregoing clauses (1) and (2), a “Parent Event”), shall be deemed, in and of itself, to constitute a Material Adverse Effect, nor shall any such Parent Event be taken into account in determining whether a Material Adverse Effect has occurred or is reasonably likely to occur, except to the extent that such Parent Event (or the underlying cause of such Parent Event) adversely affects the financial condition or results of operations of the Companies, taken as a whole.
“Material Adverse Effect Regulatory Event” shall have the meaning set forth in Section 5.05(c).
“Material Contract” means any contract, agreement, instrument or other legally binding obligation to which any of the Companies is a party (other than Real Property Leases) which (i) calls for the payment by or on behalf of any of the Companies in excess of U.S.$100,000 per annum, or the delivery by any of the Companies of goods or services with a fair market value in excess of U.S.$100,000 per annum, during the remaining term thereof; (ii) provides for any of the Companies to receive any payments in excess of, or any property with a fair market value in excess of, U.S.$100,000 or more during the remaining term thereof (except with respect to any payments received in connection with any loans made to customers in the Ordinary Course of Business); (iii) contains covenants restricting the ability of any of the Companies to compete in any line of business or geographical area or otherwise prohibiting or limiting the ability of the Companies from conducting their Business as currently conducted or including exclusivity provisions; (iv) evidences indebtedness for money borrowed by the Companies in excess of U.S.$100,000 or pursuant to which any Company has guaranteed (including guarantees by way of acting as surety, co-signer, endorser, co-maker, indemnitor or otherwise) any obligation of any other Person in excess of U.S.$100,000; (v) is a partnership agreement, joint venture agreement or other Contract (however named) involving a sharing of profits, losses, costs or liabilities by any Company; (vi) provides for the acquisition or disposition after the date of this Agreement of any portion of the Business or assets other than in the Ordinary Course of Business; (vii) contains a change of control provision or other prohibition on the direct or indirect sale of any Company; (viii) under which the consequences of default or termination would be reasonably likely to result in a Material Adverse Effect; or (ix) contains covenants restricting the ability of any of the Companies to declare or pay dividends.
“Materials” shall have the meaning set forth in Section 5.10(c).
“Mexican Marks” shall have the meaning set forth in Section 5.10(h)(i).
“Notice of Insurance” shall have the meaning set forth in Section 10.07(d).
“Notice of Purchase Price Adjustment Disagreement” shall have the meaning set forth in Section 2.05(d).
“Objective Standards” means the requirements provided by applicable BCRA’s regulations in order to be eligible to obtain BCRA’s approval to acquire the number of Shares of Financiera that each Person constituting part of the Acquiror is committing to acquire hereunder.
“Ordinary Course of Business” with respect to a Person means the ordinary course of business of such Person, consistent with past practice, taking into account the current economic and industry conditions and subject to such changes by such Person and/or its Affiliates as are reasonably necessary in light of the then current operating conditions and developments with respect to such Person and/or its Affiliates, and for the avoidance of doubt, and without limiting the generality of the foregoing, it is expressly acknowledged that the “Ordinary Course of Business” for the Business includes the deterioration and impairment to the Business which has occurred prior to the date hereof and which is likely (subject to the actions of the Acquiror and the other parties hereto) to continue at least until Closing and resulting actions or consequences of such deterioration and impairment.
“Owned Real Property” shall have the meaning set forth in Section 3.15(a).
“Parent” shall have the meaning set forth in the preamble hereto.
“Parent Advances” means the loans made from time to time (on or prior to the Closing Date) by the Parent or the Seller or one of their Affiliates (each, a “Parent Advances Lender”) to one or more of the Companies, which as of the date hereof is evidenced by a credit agreement in the aggregate initial principal amount of U.S.$25,000,000.
“Parent Advances Amount” means the aggregate principal amount and accrued but unpaid interest thereon and other amounts due in respect of the Parent Advances as of the Closing Date, in U.S. Dollars.
“Parent Advances Lender” shall have the meaning set forth in the definition of Parent Advances.
“Parent Advances Transfer Agreement” means the agreement that will be entered into by the Parent Advances Lenders and the Acquiror or its designee pursuant to Section 2.04(d) in the event that the Transfer Election applies, in substantially the form attached hereto as Exhibit C.
“Parent Beneficiary” shall have the meaning set forth in Section 5.13.
“Parent Disclosure Schedule” shall have the meaning set forth in the first paragraph of Article III.
“Parent Entity” shall have the meaning set forth in Section 11.01(b).
“Parent Event” shall have the meaning set forth in the definition of “Material Adverse Effect”.
“Parent Guaranty” shall have the meaning set forth in Section 5.08(a).
“Parent Indemnified Parties” shall have the meaning set forth in Section 10.03(a).
“Parent Names and Marks” shall have the meaning set forth in Section 5.10(a).
“Parent Releasee” shall have the meaning set forth in Section 5.11(b).
“Parent Releasor” shall have the meaning set forth in Section 5.11(a).
“Parent Signatory” shall have the meaning set forth in Section 5.13.
“Parent Specified Representations” means solely the representations and warranties set forth in Sections 3.01 and 3.03 (except the last two sentences of Section 3.03(a), the last sentence of Section 3.03(c), and Section 3.03(d)).
“Parent’s Exclusive Territory” shall have the meaning set forth in Section 5.10(h)(i).
“Payment Election” shall have the meaning set forth in Section 2.04(d).
“Payoff Letter” means the payoff letter that will be entered into by the each of the Parent Advances Lenders and the Acquiror in the event that the Payment Election applies, in substantially the form attached hereto as Exhibit D.
“Pegasus” shall have the meaning set forth in the preamble hereto.

“Pegasus Acquirors” shall have the meaning set forth in the preamble hereto.
“Permits” shall have the meaning set forth in Section 3.10(a).
“Permitted Liens” means the following Liens: (a) Liens that secure debt that is reflected on the Financial Statements; (b) Liens for taxes, assessments or other governmental charges or levies that are not yet due or payable or that are being contested in good faith by appropriate proceedings; (c) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, repairmen and other Liens imposed by Law for amounts not yet due; (d) Liens incurred or deposits made to a Governmental Authority in connection with a governmental authorization, registration, filing, license, permit or approval; (e) Liens incurred or deposits made in the Ordinary Course of Business in connection with workers’ compensation, unemployment insurance or other types of social security; (f) defects of title, easements, rights-of-way, covenants, restrictions and other similar charges or encumbrances not materially interfering with the ordinary conduct of business or which are shown by a current title report or other similar report or listing previously provided or made available to the Acquiror; (g) Liens not created by any of the Companies that affect the underlying fee interest of any Leased Real Property; (h) gaps in the chain of title evident from the records of the relevant Governmental Authority maintaining such records; (i) zoning, building and other generally applicable land use restrictions; (j) Liens that have been placed by a third party on the fee title of the real property constituting the Leased Real Property or real property over which any of the Companies have easement rights; (k) Liens resulting from any facts or circumstances relating to the Acquiror or its Affiliates; (1) any set of facts an accurate up-to-date survey would show, provided, however, such facts do not materially interfere with the present use of the relevant Owned Real Property or Leased Real Property by the Companies, respectively; (m) leases or similar agreements affecting the Owned Real Properties, provided that such leases and agreements are included in the Parent Disclosure Schedules; (n) Liens granted under securities lending and borrowing agreements, repurchase and reverse repurchase agreements and derivatives entered into in the Ordinary Course of Business; and (o) clearing and settlement Liens on securities and other investment properties incurred in the ordinary course of clearing and settlement transactions in such securities and other investment properties and the holding of legal title or other interests in securities or other investment properties by custodians or depositories in the Ordinary Course of Business.
“Person” means any natural person, general or limited partnership, corporation, limited liability company, limited liability partnership, firm, association or organization or other legal entity.
“Post-Closing Adjustment” shall have the meaning set forth in Section 2.05(h).
“Post-Closing Covenants” shall have the meaning set forth in Section 10.01.
“Pre-Closing Covenants” shall have the meaning set forth in Section 10.01.
“Purchase Price” shall have the meaning set forth in Section 2.03.
“Purchase Price Adjustment Consultation Period” shall have the meaning set forth in Section 2.05(e).

“Purchase Price Adjustment Review Period” shall have the meaning set forth in Section 2.05(b).
“Real Property Leases” shall have the meaning set forth in Section 3.15(b).
“Reference Balance Sheet” shall have the meaning set forth in Section 3.06(a).
“Registered Intellectual Property” means registered copyrights, registered trademarks, registered service marks, registered Internet domain names, issued patents and/or any pending applications for the foregoing.
“Request for Arbitration” means any request for arbitration made by any party pursuant to the terms set forth in this Agreement.
“Representative” of a Person means the directors, officers, employees, advisers, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates. For the avoidance of doubt, neither the Federal Reserve Bank of New York nor the U.S. Department of the Treasury shall be deemed a Representative of the Parent.
“Satisfaction of Conditions” shall have the meaning set forth in Section 2.02.
“Schedule 5.13 Contracts” shall have the meaning set forth in Section 5.13.
“Seller” shall have the meaning set forth in the Preamble hereto.
“Seller’s Estimated Closing Cash” shall mean the Closing Cash minus the Target Closing Cash, estimated in good faith by the Seller for purposes and in accordance hereto and which may be a positive or a negative number.
“Seller’s Estimated Closing Indebtedness” shall mean the Closing Indebtedness minus the Target Closing Indebtedness, estimated in good faith by the Seller for purposes and in accordance hereto and which may be a positive or a negative number.
“Seller’s Estimated Closing Loans” shall mean the Closing Loans minus the Target Closing Loans, estimated in good faith by the Seller for purposes and in accordance hereto and which may be a positive or a negative number.
“Seller’s Estimated Purchase Price Adjustment Amount” shall mean an amount calculated by the Seller which shall be equal to the Seller’s Estimated Closing Cash plus the Seller’s Estimated Closing Loans minus the Seller’s Estimated Closing Indebtedness minus AP7,187,977.18, which amount may be a positive or negative number.
“Seller’s Purchase Price Adjustment Certificate” has the meaning set forth in Section 2.04(a).
“Servicios” shall have the meaning set forth in the Recitals hereto.
“Shares” shall have the meaning set forth in the Recitals hereto.

“Specified Liabilities” means the liabilities accrued by Financiera and its financial trusts (Ficeicomiso Financiero CFA) consistent with the Agreed Accounting Policies solely in the liability accounts of the Reference Balance Sheet specifically identified in Schedule V, including interest accrued and obligations to the government in the form of net Tax, VAT and social security obligations and amounts owed to the credit card issuer for purchases not yet settled.
“Stated Purchase Price” shall have the meaning set forth in Section 2.03.
“Subsidiary” of any Person means any corporation, general or limited partnership, joint venture, limited liability company, limited liability partnership or other Person that is a legal entity, trust or estate of which (or in which) (a) the issued and outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors (or a majority of another body performing similar functions) of such corporation or other Person (irrespective of whether at the time Capital Stock of any other class or classes of such corporation or other Person shall or might have voting power upon the occurrence of any contingency), (b) more than 50% of the interest in the capital or profits of such partnership, joint venture or limited liability company or (c) more than 50% of the beneficial interest in such trust or estate, is at the time of determination directly or indirectly beneficially owned or Controlled by such Person.
“Target Closing Cash” means AP194,939,000, which is Closing Cash had the Closing occurred on March 31, 2009 computed in accordance with the Agreed Accounting Policies and as set forth in Schedule V attached hereto.
“Target Closing Indebtedness” means AP495,034,000, which is Closing Indebtedness had the Closing occurred on March 31, 2009 computed in accordance with the Agreed Accounting Policies and as set forth in Schedule V attached hereto.
“Target Closing Loans” means AP975,137,000, which is Closing Loans had the Closing occurred on March 31, 2009 computed in accordance with the Agreed Accounting Policies and as set forth in Schedule V attached hereto.
“Tax” or “Taxes” means all income, excise, gross receipts, premium, ad valorem, sales, use, employment, franchise, profits, gains, property, transfer, payroll, stamp taxes or other taxes, (whether payable directly or by withholding) imposed by any Tax Authority, together with any interest and any penalties thereon or additional amounts with respect thereto.
“Tax Authority” means any Governmental Authority having jurisdiction over the assessment, determination, collection or imposition of any Tax.
“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax Authority relating to Taxes.
“Third Party Claim” shall have the meaning set forth in Section 10.04(a).
“Trademark License Agreement” shall have the meaning set forth in the Recitals hereto.
“Trademarks” shall have the meaning set forth in the definition of “Intellectual Property.”

“Transaction Agreements” means, collectively, this Agreement and the Ancillary Agreements.
“Transfer Election” shall have the meaning set forth in Section 2.04(d).
“Transfer Notice” shall have the meaning set forth in Section 5.17.
“UBS” shall have the meaning set forth in Section 3.18.
“UPC” shall have the meaning set forth in the Recitals hereto.

EXHIBIT B
FORM OF TRADEMARK LICENSE AGREEMENT
See Attached

B-1

EXHIBIT B
TRADEMARK LICENSE AGREEMENT
This TRADEMARK LICENSE AGREEMENT (including the Schedules hereto, this “Agreement”) is entered into as of [                    ] [_____], 2009 among American International Group, Inc., a Delaware corporation (the “Parent” or “Licensor”), AIG Universal Processing Center S.A., an Argentinean corporation, Compañia Financiera Argentina S.A., an Argentinean corporation, and Cobranzas y Servicios S.A., an Argentinean corporation, (collectively, the “Companies” or “Licensees”), and Banco de Galicia y Buenos Aires S.A., an Argentine capital stock corporation (“Galicia”) and certain shareholders and/or active board members of Pegasus Argentina S.A. (“Pegasus”) as set forth on Schedule I (collectively, the “Pegasus Acquirors” and, together with Galicia, the “Acquiror”). The Parent, the Companies and the Acquiror are referred to herein collectively as the “Parties” and individually as a “Party.”
RECITALS
WHEREAS, the Acquiror, the Seller (as defined below) and the Parent have entered into the Stock Purchase Agreement, dated as of June 1, 2009 (as amended, modified or supplemented from time to time in accordance with its terms, the “Purchase Agreement”), pursuant to which Parent caused AIG Consumer Finance Group, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of the Parent (the “Seller”), to sell, convey, assign, transfer and deliver to Acquiror, and the Acquiror purchased, acquired and accepted from the Seller, all of the Seller’s right, title and interest in and to all of the issued and outstanding Capital Stock in the Companies owned by the Seller according to Recital A of the Purchase Agreement;
WHEREAS, Licensor is the owner of all right, title and interest in and to the Marks (as defined below) and the goodwill associated therewith;
WHEREAS, the Purchase Agreement provides for the execution and delivery of this Agreement by the Parent and the Companies;
WHEREAS, subject to the terms and conditions hereinafter set forth, the Parent wishes to grant to the Companies, and the Companies desire to obtain, a license to continue to use the Marks on a non-exclusive basis solely in connection with the Business (as defined herein), within the Territory (as defined herein), and during the Term (as defined herein); and
WHEREAS, this Agreement shall be effective upon the Closing occurring under the Purchase Agreement.
NOW THEREFORE, in consideration of the premises and the mutual covenants and undertakings contained herein and in the Purchase Agreement, the receipt and sufficiency of which is acknowledged, the Parties hereby agree as follows:

ARTICLE I. DEFINITIONS.
SECTION 1.1 Definitions. For the purposes of this Agreement, (a) unless otherwise defined herein capitalized terms used herein shall have the meanings assigned to them in the Purchase Agreement and (b) the following terms shall have the meanings hereinafter specified:
“Action” means any claim, action, suit, arbitration or proceeding by or before any Governmental Authority or arbitral body.
“Acquiror” has the meaning set forth in the Preamble of this Agreement.
“Agreement” has the meaning set forth in the Preamble of this Agreement.
“Business” means the respective business conducted by Licensees during the Term of this Agreement.
“Business Day” means any day that is not a Saturday, a Sunday or other day on which commercial banks in New York, New York and Buenos Aires, Argentina are required or authorized by Law to remain closed.
“Categories” has the meaning set forth in Section 3.1 of this Agreement.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Companies” has the meaning set forth in the Preamble of this Agreement.
“Dispute” has the meaning set forth in Section 11.7 of this Agreement.
“Effective Time” has the meaning set forth in Section 2.1 of this Agreement.
“Governmental Authority” means any domestic or foreign governmental, legislative, judicial, administrative or regulatory authority, agency, commission, body, court, association or entity.
“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.
“ICC Court” has the meaning set forth in Section 11.7(b) of this Agreement.
“ICC Rules” has the meaning set forth in Section 11.7(a) of this Agreement.
“Indemnified Party” shall have the meaning set forth in Section 9.3(a).
“Indemnifying Party” shall have the meaning set forth in Section 9.3(a).
“Law” means any federal, state, local or non-U.S. law, statute or ordinance, or any rule, regulation, judgment, order, writ, injunction, ruling, decree or agency requirement of any Governmental Authority.

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“Letterhead” means stationery used by employees and officers of Licensees for written communications.
“License” means the rights and licenses with respect to the Marks granted pursuant to this Agreement.
“License and Legal Entity Statement” has the meaning set forth in Section 5.4 of this Agreement.
“Licensees” has the meaning set forth in the Preamble of this Agreement.
“Licensor” has the meaning set forth in the Preamble of this Agreement.
“Marks” shall mean any Source Indicators set forth on Schedule A hereto.
“Materials” has the meaning set forth in Section 3.2 of this Agreement.
“Notice of Dispute” has the meaning set forth in Section 11.7(a) of this Agreement.
“Parent” has the meaning set forth in the Preamble of this Agreement.
“Parties” and “Party” have the meaning set forth in the Preamble of this Agreement.
“Purchase Agreement” has the meaning set forth in the Recitals of this Agreement.
“Quality Standards” has the meaning set forth in Section 4.1 of this Agreement.
“Representative” of a Person means the directors, officers, employees, advisors, agents, consultants, accountants, investment bankers or other representatives of such Person and of such Person’s Affiliates.
“Request for Arbitration” means any request for arbitration made by any party pursuant to the terms set forth in this Agreement.
“Seller” has the meaning set forth in the Recitals of this Agreement.
“Source Indicator” has the meaning set forth in Section 2.4(c) of this Agreement.
“Stuffer Letter” has the meaning set forth in Section 5.5 of this Agreement.
“Term” has the meaning set forth in Section 10.1 of this Agreement.
“Territory” means Argentina, its possessions and its territories.
“Third-Person Claim” shall have the meaning set forth in Section 9.3(a).

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“Time Frames” has the meaning set forth in Section 3.1 of this Agreement.
SECTION 1.2 Interpretation. Interpretation of this Agreement shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa, and words of one gender shall be held to include the other gender as the context requires; (b) references to the terms Preamble, Recitals, Article, Section, paragraph, Exhibit and Schedule are references to the Preamble, Recitals, Articles, Sections, paragraphs, Exhibits and Schedules to this Agreement unless otherwise specified; (c) references to “$” shall mean U.S. dollars; (d) the word “including” and words of similar import when used in this Agreement shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) the words “herein,” “hereof or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific section; (g) the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement; (h) this Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any instrument to be drafted; (i) if a word or phrase is defined, the other grammatical forms of such word or phrase have a corresponding meaning; (j) references to any statute, listing rule, rule, standard, regulation or other law include a reference to (i) the corresponding rules and regulations and (ii) each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time; and (k) references to any section of any statute, listing rule, rule, standard, regulation or other law include any successor to such section.
ARTICLE II. LICENSE.
SECTION 2.1 Effective Time. Subject to the terms and conditions set forth herein, this Agreement shall be effective upon the Closing occurring under the Purchase Agreement and the time of such effectiveness shall be the “Effective Time.”
SECTION 2.2 Grant of License. Subject to the terms and conditions of this Agreement, at the Effective Time, Licensor hereby grants to Licensees a non-exclusive, non-transferable, royalty-free license solely to use the Marks within the Territory, during the applicable Term, and in connection with its Business as follows: (a) solely to the extent and in the same form that the Marks exist as of the Closing Date and were used by Licensees immediately prior to the Closing Date in its Business; (b) only with respect to goods, services and Materials existing in inventory at Closing, and not for any new, goods or services (including any new marketing or advertising materials or product, training or service literature); and (c) in its name, if applicable, solely in the form used immediately prior to the date hereof.
SECTION 2.3 Internet Use. Use of the Marks pursuant to the terms of this Agreement will not constitute use of the Marks outside of the Territory if (a) such use is on a Licensee’s Internet web site, provided that such Internet use is not directed to Persons outside of the Territory, and (b) with respect to marketing materials, the marketing materials bearing the Marks are not distributed outside of the Territory by Licensees.
SECTION 2.4 No Modifications. The Companies hereby acknowledge and agree that:

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(a) Licensees shall not use the Marks other than as specified herein;
(b) Licensees shall not change, modify, or create any variation of the Marks; and
(c) Licensees shall not join any trade names, corporate or business names, trademarks, tag-lines, identifying logos, monograms, slogans, service marks, domain names, brand names, trade dress or any other names or source identifiers (each, a “Source Indicator”) with the Marks so as to form a composite or combined Source Indicator; provided, however, that current uses of the Marks in combination with a Licensee’s name or mark may be used in accordance with the terms and conditions of this Agreement.
SECTION 2.5 Limited License. The Companies hereby acknowledge and agree that the Companies have no right, title or interest, express or implied, in and to the Marks, except as specifically provided herein and subject to the terms and conditions stated in this Agreement. No license, either express or implied, is granted by Licensor to the Companies hereunder with respect to any Source Indicator or otherwise, except as specifically stated herein. For clarity, any domain names containing the Marks that are registered in a Licensee’s or any Affiliate’s name as of the Effective Time are not included within the definition of “Marks” in this Agreement, and Licensees agree to, and to cause their Affiliates to, transfer promptly any of same to Licensor. Further, any domain names containing the Marks that are registered in Licensor’s name and used by Licensees or any of their Affiliates as of the Effective Time are not included within the definition of “Marks” in this Agreement, and Licensor’s provision of services to Licensees or any Affiliate under such domain names, if any, shall be governed by the Purchase Agreement.
ARTICLE III. ADDITIONAL REQUIREMENTS.
SECTION 3.1 Transition. The Parties acknowledge and agree that it is essential for Licensees to transition from use of the Marks to use of their own Source Indicators in a timely and expeditious manner after Closing. Thus, the Parties agree as follows:
(a) The Companies shall cease all use of the Marks (i) no later than on the last day of the Time Frame that relates to each Category of use or (ii) no later than six (6) months after the Closing Date for any Materials not otherwise covered by a Category of use, provided that the Companies acknowledge that (x) they shall take all necessary actions to cease use of the Marks as promptly as practicable after the Closing Date wherever possible, and (y) subject to applicable Law, new Materials bearing a Licensee’s Source Indicator shall be printed and put into use as promptly as possible to replace all Materials bearing Licensor’s name, trademark, service mark and logo.
(b) Within thirty (30) days of Closing, the Companies shall prepare and distribute a memorandum explaining the trademark requirements under this Agreement to all of its employees and shall post such memorandum on all Intranet sites directed at employees of the Companies within five (5) days after such Intranet sites commence operation.
(c) As soon as reasonably practicable, but in no event more than thirty (30) days after Closing, the Companies shall prepare and distribute a notice to its agents and

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subcontractors involved in the production and distribution of the Materials in each Category of use, informing them of the relevant provisions of this Agreement.
(d) Each Party hereby designates the individual identified below as its initial representative who possesses the necessary knowledge and expertise in the matters referred to in this Section 3.1 and Section 3.2 to oversee the implementation of this Agreement. For Licensor the initial representative is [                    ] and for the Companies the initial representative is [                    ]. Each Party may replace such designated person by providing notice of such replacement in accordance with Section 11.2 so long as such replacement possesses the necessary knowledge and expertise.
SECTION 3.2 Destruction of Materials. Except as otherwise set forth in Section 3.1, on or prior to the date that is (a) the last day of the Time Frame that relates to each Category of use, or (b) six (6) months after the Closing Date for any other Materials, the Companies shall destroy or exhaust all materials bearing the Marks, including signage, advertising, promotional materials, software, packaging, inventory, electronic materials, website content, collateral goods, business cards, invoices, receipts, forms, product, training and service literature and materials and other materials (“Materials”). The Companies acknowledge that they shall take all necessary actions to destroy all Materials as promptly as practicable after the Closing Date wherever possible.
SECTION 3.3 Certification of Destruction. On or prior to the date that is (a) the last day of the Time Frame that relates to each Category of use, or (b) six (6) months after the Closing Date for any other Materials, the Companies shall send a written statement to the Parent verifying that they have destroyed or exhausted all Materials bearing the Marks and shall send the Parent representative samples of how the Companies use Materials that do not include the Marks.
SECTION 3.4 Obligation to Cease Use of the Mark. The Companies for themselves and their Affiliates agree that any prior rights it had to use any of the Marks pursuant to any written or oral contract, agreement, license, sublicense or other instrument executed or in effect prior to the Closing were terminated, effective as of the Closing Date, pursuant to Section 5.07 of the Purchase Agreement, and that it has no right to use any of the Marks after the Effective Time, except as set forth expressly in this Agreement. The Companies shall take all necessary action to ensure that any other Persons who use the Marks, whose rights terminate upon Closing pursuant to Section 5.10 of the Purchase Agreement, shall cease use of the Marks, except as expressly authorized thereafter by Licensor in writing.
SECTION 3.5 Representation in the Marketplace. The Companies, for themselves and their Affiliates, agree that after the Effective Time the Companies and their Affiliates will not expressly, or by implication, do business as or represent themselves as the Parent or its Affiliates, and shall use all reasonable efforts to ensure that there is no confusion that Licensees are no longer affiliated with the Parent or its Affiliates and/or, if any such confusion occurs, to promptly remediate the same.

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ARTICLE IV. QUALITY STANDARDS.
SECTION 4.1 Quality Control and Standards. Licensor shall have the right to exercise quality control over the use of the Marks by Licensees to the degree reasonably necessary or desirable, in the reasonable opinion of Licensor, to maintain the validity and enforceability of the Marks, and to protect the goodwill associated therewith. In furtherance of the foregoing, during the Term Licensor may establish and amend (a) quality standards and specifications for the goods and services offered or provided by Licensees in their respective Businesses and (b) the “graphics standards” for the use of the Marks and in each case communicate them to Licensees (subsection (a) and (b), together, the “Quality Standards”). The Companies acknowledge and agree that the Quality Standards will be set at a level of quality equal to the standards of quality associated with the Marks or the relevant Business as conducted prior to the Closing Date.
SECTION 4.2 Samples. The Companies shall submit to Licensor representative samples of all publicly-distributed Materials using the Marks fifteen (15) Business Days prior to their initial distribution if such Materials materially differ from Materials previously distributed or approved by Licensor. In the event that Licensor reasonably finds that such Materials deviate from any of the Quality Standards, do not comply with the any other terms and conditions of this Agreement, or that, in the reasonable opinion of Licensor, such publicly-distributed Materials misuse the Marks or misrepresent the relationship between Licensor and Licensees, Licensees shall, upon notice from Licensor, at Licensor’s option either (a) immediately take all necessary action to correct the deviations or misrepresentations in, or misuse of, the respective items prior to any dissemination to the public, and provide Licensor with representative samples of the correction, or (b) immediately cease dissemination of such Materials. If Licensees fail to take such steps and nevertheless distributes such Materials Licensor shall have the right to terminate this Agreement with respect to Licensees pursuant to the terms of Section 10.2 hereof.
SECTION 4.3 Record of Use. The Companies shall identify to Licensor the actual legal entities providing the products or services in question whenever Materials bearing the Marks are distributed to the public, published or otherwise disseminated. In addition, the Companies shall provide Licensor with representative samples of all Materials bearing the Marks every quarter for purposes of maintaining a record of a Licensee’s use of the Marks.
SECTION 4.4 Quality Assurance. The Companies shall comply with such other reasonable requests as are made by Licensor to enable Licensor to assure the quality of the relevant Business conducted and the goods and service offered or provided by such Business in connection with the Marks.
SECTION 4.5 Notices and Legends. The Companies shall use the Marks only in such manner as will comply with the provisions of applicable Laws relating to the Marks. The Companies shall mark, in a manner that is visible to the public, the use of the Marks (or in the case of multiple uses of any Mark in any particular materials, the first prominent use of such Mark) with (a) the superscript “R” symbol (®) or superscript “TM” symbol (™) or “SM” symbol (SM), as applicable, and (b) such legend as Licensor may reasonably designate by written notice. Licensees may use the following legend completed as appropriate:

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“[The Mark] is a [registered] [trademark][service mark] owned by American International Group, Inc. and is used under license.”
ARTICLE V. USE AND OWNERSHIP OF THE MARKS.
SECTION 5.1 Use of Marks. The Companies shall use the Marks in accordance with sound trademark and trade name usage principles and in accordance with all applicable Laws, including all Laws relating to the maintenance of the validity and enforceability of the Marks. Licensees shall not use the Marks in any manner that might dilute, tarnish, disparage, or reflect adversely on Licensor, its Affiliates or the Marks.
SECTION 5.2 Ownership of Marks. The Companies, on behalf of themselves and their Affiliates, acknowledge that the Marks and all rights therein and thereto and the goodwill pertaining thereto belong exclusively to Licensor. A Licensee’s use of the Marks and any and all goodwill generated thereby or associated therewith shall inure solely to the benefit of Licensor.
SECTION 5.3 No Confusion or Registration. Without limiting the generality of the foregoing, the Companies, on behalf of itself and its Affiliates, agree and covenant that they shall not (a) seek to register in any jurisdiction any Mark or any Source Indicator that is a derivation, translation, adaptation, combination or variation of any of the Marks or that is confusingly similar to any of the foregoing, (b) use the Marks, any Source Indicator confusingly similar to the Marks, or any variation thereof outside the Territory, (c) directly or indirectly contest the ownership, validity or enforceability of any rights of the Parent or any of its Affiliates in or to any of the Marks, or (d) contest the fact that a Licensee’s rights under this Agreement are solely those of a non-exclusive licensee to use the Marks in connection with the relevant Business, within the Territory and during the Term subject to all of the terms and conditions herein.
SECTION 5.4 License and Legal Entity Statement. All of each Licensee’s advertising and websites used during the Term of this Agreement bearing the Marks shall indicate, in a form reasonably satisfactory to Licensor, that use of the Marks is under license from the Licensor. The following license and legal entity statement (the “License and Legal Entity Statement”) shall be satisfactory for purposes of this Section as completed as appropriate:
[“Effective [_____], the [                     insurance] business of American International Group, Inc., has been sold to [_____]. During a transition period, you will continue to receive materials that bear the American International Group, Inc. name and logo. Following the transition period, materials will reflect the [_____] name and logo.]
“[The Mark] is a [registered] [trademark][service mark] owned by American International Group, Inc. and is used under license.”
Any other license and legal entity statement proposed to be used by Licensees, shall be submitted to Licensor for approval. Licensees shall not use such license and legal entity statement prior to written approval by Licensor.

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SECTION 5.5 Stuffer Letter. The Companies shall include a “Stuffer Letter” bearing the License and Legal Entity Statement with all print communications and Materials bearing or including any of the Marks disseminated during the Term. Unless required by a Governmental Authority (in which case, the Companies shall provide prompt notice to Licensor), the Companies shall not make any changes to the License and Legal Entity Statement without Licensor’s prior written consent.
ARTICLE VI. PROTECTION OF MARKS; LITIGATION.
SECTION 6.1 Unauthorized Use. The Companies shall notify Licensor immediately upon becoming aware of (a) any conflicting uses of, or any applications of or registrations for, any Mark or any Source Indicator that is a derivation, translation, adaptation, combination or variation of the Marks or that is confusingly similar thereto, (b) any acts of infringement, unfair competition, unauthorized use or dilution involving the Marks, or (c) any allegations that the use of the Marks by Licensor, its Affiliates or Licensees infringes the trademark or service mark or other rights (including rights relating to unfair competition) of any other Person.
SECTION 6.2 Enforcement. During the Term, Licensor will have the sole right, but not the obligation, to initiate any opposition, cancellation or infringement proceedings necessary to enforce the Marks. Licensor shall have the right but not the obligation to include Licensees as parties in any such enforcement proceedings, and Licensees agree to join in such proceedings, at Licensor’s expense, as a voluntary plaintiff or claimant upon request of Licensor, and the Companies shall cooperate fully with Licensor in such proceedings, at Licensor’s expense. Licensor shall have the sole right to control and settle any such proceedings.
SECTION 6.3 Recovery. Any recovery obtained as a result of any action pursuant to this Article VI shall be retained by Licensor.
ARTICLE VII. ASSIGNMENT.
SECTION 7.1 Assignment.
(a) Neither this Agreement nor any right or obligation hereunder may be directly or indirectly assigned, sublicensed or transferred by the Companies, in whole or in part, to any third Person, including any Affiliate, bankruptcy trustee, by operation of law (including by change of control or merger) or otherwise, whether voluntarily or involuntarily, without Licensor’s prior written consent, and any attempt to do so shall cause this Agreement to terminate, without further action by Licensor, in accordance with the provisions of this Section 7.1. Licensor may transfer or assign this Agreement or pledge to its lenders or other financing sources any or all of its rights hereunder as collateral security without the consent of Licensees.
(b) Any purported assignment, sublicense or transfer in violation of this Section 7.1 shall be null and void.

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SECTION 7.2 Binding on Successors and Assigns. This Agreement shall be binding upon, shall inure to the benefit of, and shall be enforceable by the Parties hereto and their successors and permitted assigns.
ARTICLE VIII. REPRESENTATIONS; WARRANTY DISCLAIMER.
SECTION 8.1 Duly Authorized. Each Party represents and warrants to the other that it has duly authorized, executed and delivered this Agreement, which, subject to the due execution and delivery hereof by the other Party, constitutes the legal, valid and binding obligation of such Party enforceable against such Party in accordance with its terms, subject in each case to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar Laws now or hereafter in effect relating to or affecting creditors’ rights and remedies generally and subject, as to enforceability, to the effect of general equitable principles (regardless of whether enforcement is sought in a proceeding in equity or at law). Each Party represents and warrants that it has the right and ability to cause its Affiliates to perform the obligations and covenants provided for herein in accordance with the terms and conditions of this Agreement.
SECTION 8.2 DISCLAIMER. THE MARKS LICENSED TO LICENSEES HEREUNDER ARE PROVIDED “AS IS.” EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, QUALITY, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, SUBJECT TO SECTION 9.2.
ARTICLE IX. INDEMNIFICATION.
SECTION 9.1 Indemnification by Acquiror / Licensee. The Acquiror and each Licensee, in each case, for itself and its Affiliates, hereby agrees to, and to cause its Affiliates to, jointly and severally, indemnify, defend and hold the Licensor, its Affiliates and their respective successors and assigns, harmless from and against any Losses arising out of any Third-Person Claim resulting from use of the Marks with respect to the marketing, offering, use, issuance, sale or performance of any materials, products or services bearing the Marks or offered under the Marks by Licensees following the Closing Date, or otherwise arising in any manner out of the use of the Marks, except for claims identified in Section 9.2 below.
SECTION 9.2 Indemnification by Licensor. Licensor hereby agrees to indemnify, defend and hold the Licensees harmless from and against any Losses to the extent such Losses arise out of any Third-Person Claim that a Licensee’s use of the Marks in accordance with the terms of this Agreement infringes such third-Person’s trademark rights; provided, however. Licensor shall not indemnify, defend or hold the Licensees harmless from and against any Losses to the extent such Losses arise out of uses of the Marks in combination with a Licensee’s name or mark.

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SECTION 9.3 Procedures. The following provision shall govern indemnification under this Article IX:
(a) A Person that may be entitled to be indemnified under this Agreement (the “Indemnified Party”), shall promptly notify the Party liable for such indemnification (the “Indemnifying Party”) in writing of any claim in respect of which indemnity may be sought under this Article IX, including any pending or threatened claim or demand by a third Person that the Indemnified Party has determined has given or could reasonably give rise to a right of indemnification under this Agreement (including a pending or threatened claim or demand asserted by a third Person against the Indemnified Party, each a “Third-Person Claim”), describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim or demand; provided, however, that the failure to provide such notice shall not release the Indemnifying Party from any of its obligations under this Article IX, except to the extent that the Indemnifying Party is prejudiced by such failure.
(b) Upon receipt of a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.3(a) in respect of a Third-Person Claim, the Indemnifying Party may, by notice to the Indemnified Party delivered within twenty (20) Business Days of the receipt of notice of such Third-Person Claim, assume the defense and control of any Third-Person Claim, with its own counsel and at its own expense, but shall allow the Indemnified Party a reasonable opportunity to participate in the defense of such Third-Person Claim with its own counsel and at its own expense. The Indemnified Party may take any actions reasonably necessary to defend such Third-Person Claim prior to the time that it receives a notice from the Indemnifying Party as contemplated by the immediately preceding sentence. The Parent or the Acquiror, as the case may be, shall, and shall cause each of its Affiliates and each of its and their Representatives to, cooperate fully with the Indemnifying Party in the defense of any Third-Person Claim. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld), consent to a settlement, compromise or discharge of, or the entry of any judgment arising from, any Third-Person Claim, unless such settlement, compromise, discharge or entry of any judgment does not involve any finding or admission of any violation of Law or admission of any wrongdoing by the Indemnified Party and the Indemnifying Party shall (i) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement or judgment (unless otherwise provided in such judgment), (ii) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (iii) obtain, as a condition of any settlement, compromise, discharge, entry of judgment (if applicable), or other resolution, a complete and unconditional release of each Indemnified Party from any and all liabilities in respect of such Third-Person Claim. The Indemnified Party shall not settle, compromise or consent to the entry of any judgment with respect to any claim or demand for which it is seeking indemnification from the Indemnifying Party or admit to any liability with respect to such claim or demand without the prior written consent of the Indemnifying Party.
(c) Notwithstanding anything to the contrary contained in this Article IX, no Indemnifying Party shall have any liability under this Article IX for any Losses arising out of or in connection with any Third-Person Claim that is settled or compromised by an Indemnified Party without the consent of such Indemnifying Party.

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(d) In the event any Indemnifying Party receives a notice of a claim for indemnity from an Indemnified Party pursuant to Section 9.3(a) that does not involve a Third-Person Claim, the Indemnifying Party shall notify the Indemnified Party within twenty (20) Business Days following its receipt of such notice whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article IX. The Indemnified Party shall reasonably cooperate with and assist the Indemnifying Party in determining the validity of any such claim for indemnity by the Indemnified Party.
(e) In the event a claim or any Action for indemnification under this Article IX has been finally determined, the amount of such final determination shall be paid (i) if the Indemnified Party is a Licensee, by the Parent to the Indemnified Party and (ii) if the Indemnified Party is the Parent, by the Acquiror to the Indemnified Party, in each case on demand in immediately available funds. A claim or an Action, and the liability for and amount of damages therefor, shall be deemed to be “finally determined” for purposes of this Article IX when the Parties have so determined by mutual agreement or, if disputed, when a final non-appealable Governmental Order has been entered into with respect to such claim or Action.
ARTICLE X. TERM AND TERMINATION.
SECTION 10.1 Term. This Agreement shall commence as of the Effective Time, and shall terminate as provided in Section 3.1, unless terminated earlier pursuant to either Sections 10.2 or 10.3 hereof, provided that, this Agreement shall terminate with respect to Licensees on the one hundred eightieth (180th) day after the Closing Date (collectively, the “Term”).
SECTION 10.2 Termination Upon Company Breach. This Agreement may be terminated by Licensor upon notice to the applicable Company if there shall occur a material breach of this Agreement by such Company, including material breaches resulting from such Company failing to enforce this Agreement against any of its Affiliates, and such breach is not cured within thirty (30) days after written notice from Licensor to such Company, provided that Licensor may terminate this Agreement immediately if, in Licensor’s sole reasonable discretion, such Company or any of its Affiliates, as the case may be, does not commence such actions as are necessary or advisable to cure any such breach promptly following the reception of the mentioned written notice.
SECTION 10.3 Termination Upon Certain Insolvency Events. This Agreement will immediately terminate if: (a) a Company or any of its Affiliates shall fail to pay its debts in the ordinary course of its business, or shall admit in writing its inability to pay its debt generally, or shall make a general assignment for the benefit of creditors or any proceeding shall be instituted by or against such Company or any of its Affiliates seeking to adjudicate it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any Law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, or other similar official for it or for any substantial part of its property, and in the case of any proceeding instituted against such Company or any of its Affiliates, such proceeding shall not be stayed or dismissed within 60 days from the date of

12

institution thereof, or (b) a Company or any of its Affiliates shall take any corporate action to authorize any of the actions set forth in clause (a) above.
SECTION 10.4 Effect of Termination. Upon the termination of this Agreement, or upon termination of the License with respect to Licensees, the Companies shall, subject to applicable Law promptly: (a) cease any and all use of the Marks, (b) destroy and give notice to all agents and employees to destroy all Materials bearing the Marks and provide the Parent with the written statement required by Section 3.3 hereto, (c) discontinue use of the Marks in any trade name, corporate name or d/b/a, (d) cease indicating that Licensees are licensees of Licensor, and (e) refrain from using or displaying any Material or performing any other act that would cause anyone to infer or believe a Licensee is the owner of, or a licensee of Licensor with respect to, the Marks.
SECTION 10.5 Rights and Remedies. The rights and remedies of Licensor set forth in this Article X are in addition to all other rights and remedies available at law or equity.
No breach of the Acquiror or the Companies to this Agreement shall occur except to the extent the Licensor has given written notice to the breaching party describing the relevant breach and such breach is not cured within thirty (30) days after such notice from Licensor to such breaching party.
ARTICLE XI. MISCELLANEOUS.
SECTION 11.1 Survival. Articles VII and IX of this Agreement, as well as the provisions of Sections 3.4 (first sentence), 5.2, 5.3, 8.2, 10.4, 10.5, 11.2, 11.7, 11.8, 11.9, 11.11 and this Section 11.1, shall survive the termination of this Agreement for any reason.
SECTION 11.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by facsimile with receipt confirmed (followed by delivery of an original via overnight courier service) or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 11.2):
(i)	if to Licensor:

American International Group, Inc. 70 Pine Street New York, NY 10270 Attention: General Counsel Facsimile: 212-425-2175

with a copy to:

American International Group, Inc. 70 Pine Street — Floor 24 New York, NY 10270

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Attention: Ms. Liz Flynn Head of Divestiture Separation Team Facsimile: 212-770-3637

with a copy to (which shall not constitute notice):

Kramer Levin Naftalis & Frankel LLP 1177 Avenue of the Americas New York, New York 10036 Attention: Howard T. Spilko Facsimile: 212-715-8000

(ii)	if to the Licensees:

AIG Universal Processing Center S.A. Compañía Financiera Argentina S.A. Cobranzas y Servicios S.A. Attention: [•] Facsimile: [•]

with a copy to (which shall not constitute notice):

Errecondo, Salaverri, Dellatorre, González & Burgio Bouchard 680, floor 14 (C1106ABH) Buenos Aires, Argentina Attention: Javier Errecondo / Facundo Goslino Facsimile: 54-11-5236-4401

Estudio Beccar Varela Tucuman 1, floor 3 (C1049AAA) Buenos Aires, Argentina Attention: Roberto Crouzel Facsimile: 54-11-4379-6800
SECTION 11.3 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated by this Agreement be consummated as originally contemplated to the greatest extent possible.
SECTION 11.4 Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement (including the Schedule hereto) and the other Transaction Agreements constitute the entire agreement of the Parties hereto with respect to the subject

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matter of this Agreement and supersede all prior agreements and undertakings, both written and oral, between or on behalf of Licensor and/or its Affiliates, on the one hand, and the Companies and/or their Affiliates (including the Acquiror), on the other hand, with respect to the subject matter of this Agreement.
SECTION 11.5 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person (including any customer or employee of any of the Companies) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.
SECTION 11.6 Amendment; Waiver. No provision of this Agreement may be amended, supplemented or modified except by a written instrument signed by all the Parties. No provision of this Agreement may be waived except by a written instrument signed by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Except as otherwise set forth herein, the rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
SECTION 11.7 Arbitration; Submission to Jurisdiction; Waiver of Jury Trial.
(a) Any dispute, controversy, or claim arising from, relating to, or in connection with this Agreement, or the breach, termination, or validity thereof shall be finally settled by arbitration before three (3) arbitrators in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC Rules”) in effect at the time of the arbitration except as they may be modified herein or by mutual agreement of the Parties. The seat of the arbitration shall be New York, New York, and the arbitration shall be conducted in the English language.
(b) The claimant shall nominate an arbitrator in its Request for Arbitration. The respondent shall file an answer and nominate an arbitrator within twenty one (21) days of receipt of the Request for Arbitration. The two (2) arbitrators shall nominate a third arbitrator, who shall serve as chair, within fifteen (15) days of nomination of the second arbitrator designated or, if the respondent fails to nominate the second arbitrator, within fifteen (15) days of the appointment of the second arbitrator by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”). If any arbitrator is not nominated within the time limits set out in this subsection, the ICC Court shall appoint that arbitrator upon the request of a Party.
(c) The arbitration shall be conducted in an expedited manner. There shall be one round of prehearing submissions by each Party, whether simultaneous or sequential as directed by the tribunal, and no reply or rejoinder submissions shall be made unless the tribunal expressly so authorizes. The hearing shall be held within four (4) months of the constitution of the arbitral tribunal and shall continue, to the extent practicable, from Business Day to Business Day until completed. There shall be no posthearing submissions except as directed by the tribunal, and before ordering such submissions, the tribunal shall identify for the Parties, on the

15

basis of its assessment of the case as of that time, the specific issues or matters it believes should be addressed. The tribunal shall endeavor to render its award within six (6) weeks of the last day of the hearing. The tribunal may modify this schedule for good cause shown. Failure to comply with any time period set out in this Section shall not affect in any way the jurisdiction of the tribunal or the validity of its award.
(d) Any request for production of documents or other information is subject to the express authorization of the tribunal, which shall endeavor to ensure that any such requests are as limited and disciplined as is consistent with the just resolution of the dispute. The Parties expressly waive any right to seek evidence under 9 U.S.C. § 7 or 28 U.S.C. § 1782 or any similar provision. A Party may request, and the tribunal should authorize, production only of specific documents or narrow and specific categories of documents that are critical to the fair presentation of a Party’s case and reasonably believed to exist and be in the possession, custody or control of the other Party.
(e) The arbitration shall be confidential. The existence of the proceeding and any element of it (including any pleadings, briefs or other documents submitted or exchanged, any testimony or other oral submissions, and any awards) shall not be disclosed beyond the tribunal, the ICC Court or the Secretariat of the ICC Court, the Parties, their counsel, accountants and auditors or any person necessary to the conduct of the proceeding. These confidentiality obligations shall not apply (i) if disclosure is required by Law or regulatory obligations, or in judicial or administrative proceedings or (ii) as far as disclosure is necessary to enforce the rights arising out of the award.
(f) The tribunal shall have power to award any relief that it deems just and appropriate, including without limitation specific performance or injunctive relief. To the fullest extent permitted by law, the Parties agree that any court of competent jurisdiction in which enforcement of the award is sought shall have power to enforce the relief awarded by the arbitrators, regardless of whether such relief is characterized as legal, equitable or otherwise.
(g) Notwithstanding Section 11.8 of this Agreement, the agreement to arbitrate set forth in this Section and any arbitration conducted hereunder shall be governed by Title 9 (Arbitration) of the Code.
(h) The award shall be final and binding on the Parties. Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets.
(i) Submission to Jurisdiction. Subject to and in furtherance of Sections 11.7(a)-(h), each of the Parties and the Acquiror irrevocably and unconditionally, for the limited purposes of (x) enforcing this Agreement to arbitrate under the terms and conditions set forth in this Section 11.7, (y) applying for any interim relief necessary to preserve a Party’s rights, including pre-arbitration attachments or injunctions, consistent with the ICC Rules, and (z) enforcement of the arbitration award: (i) submits for itself and its property to the exclusive jurisdiction of the Delaware Court of Chancery, or if the Delaware Court of Chancery lacks jurisdiction of the subject matter, the United States District Court for the District of Delaware, or if both the Delaware Court of Chancery and the United States District Court for the District of

16

Delaware lack jurisdiction of the subject matter, any court of competent jurisdiction sitting in the State of Delaware, in any Action directly or indirectly arising out of or relating to this Agreement, the transactions contemplated by this Agreement, or the formation, breach, termination or validity of this Agreement; and agrees that all claims in respect of any such Action shall be heard and determined solely in such court; (ii) consents that any such Action may and shall be brought in such courts and waives any objection that it may now or hereafter have to the venue or jurisdiction of any such Action in such court or that such court is an inconvenient forum for the Action and agrees not to assert, plead or claim the same; (iii) agrees that the final judgment of such court shall be enforceable in any court having jurisdiction over the relevant Party or any of its assets; (iv) irrevocably waives any right to remove any such Action from the Delaware Court of Chancery to any federal court; (v) agrees that service of process in any such Action may be effected by mailing a copy of such process by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address as provided in Section 11.02; and (vi) agrees that nothing in this Agreement shall affect the right to effect service of process in any other manner permitted by the applicable rules of procedure. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE FORMATION, BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OR ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 11.7. ANY OF THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. Notwithstanding anything to the contrary herein, nothing in this Section 11.7(i) shall be deemed to in any way give any Party hereto the right to bring any action in any court which action would otherwise be required to be resolved by arbitration under the provisions of this Section 11.7.
SECTION 11.8 Governing Law. This Agreement shall in all respects be governed by and construed in accordance with the laws of the State of New York without giving effect to any conflicts of law principles of such state that might apply the laws of another jurisdiction to this Agreement.
SECTION 11.9 Obligations of Parties. Each obligation of a Party under this Agreement to take (or refrain from taking) any action hereunder shall be deemed to include an undertaking by the Party to cause its Affiliates to take (or refrain from taking) such action.

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SECTION 11.10 Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or other means of electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement.
SECTION 11.11 Guarantee. The Acquiror hereby guarantees the performance by the Licensees of its obligations in this Agreement.
[Signatures On Following Page]

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EXHIBIT B
IN WITNESS WHEREOF, the parties have caused this Agreement to be executed on the date first written above by their respective duly authorized officers.

AMERICAN INTERNATIONAL GROUP, INC.
By:
Name:
Title:

BANCO DE GALICIA Y BUENOS AIRES S.A.
By:
Name:
Title:

19

PEGASUS ACQUIRORS

Name: Mario Eugenio Quintana

Name: Woods White Staton

Name: Ruben Pietropaolo

Name: Luis Maria Blaquier

Name: Jeronimo Jose Bosch

Name: Juan Manuel Marrone

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SCHEDULE A
PARENT
LICENSED REGISTERED MARKS

Mark	Class	Reg. No.	Reg. Date
AIG	16	1392453	March 31, 1992 VENCIDA
AIG	35	1579745	October 23, 1995 CON RENOVACION EN TRAMITE, POSIBLEMENTE CON ALGUN PROBLEMA
AIG	36	1335813	March 8, 1989 RENOVADA POR LA QUE SIGUE EN ESTE CUADRO
AIG	36	1728875	March 1, 1999 VIGENTE ENTIENDO QUE ES LA MAS IMPORTANTE POR CUBRIR LA CLASES DE SERVICIOS FINANCIEROS
AIG (specifically for credit cards)	42	1579744	October 23, 1995 CON RENOVACION EN TRAMITE, POSIBLEMENTE CON ALGUN PROBLEMA
PARENT
LICENSED UNREGISTERED MARKS
None.
LICENSED TRADENAMES
None.

SCHEDULE I
Pegasus Acquirors
•	Mario Eugenio Quintana

•	Woods White Staton

•	Ruben Pietropaolo

•	Luis Maria Blaquier

•	Jeronimo Jose Bosch

•	Juan Manuel Marrone

EXHIBIT C
FORM OF PARENT ADVANCES TRANSFER AGREEMENT
See Attached

C-1

EXHIBIT C
PARENT ADVANCES TRANSFER AGREEMENT
This PARENT ADVANCES TRANSFER AGREEMENT (“Parent Advances Transfer Agreement”), dated as of                     , 2009, is being executed and delivered by the undersigned pursuant to that certain Stock Purchase Agreement, dated as of June 1, 2009 (the “Stock Purchase Agreement”), by and among American International Group, Inc., a Delaware corporation (the “Parent”), AIG Consumer Finance Group, Inc., a Delaware corporation and an indirect wholly-owned Subsidiary of the Parent (the “Seller”), Banco de Galicia y Buenos Aires S.A., an Argentine stock corporation (“Galicia”) and certain shareholders and/or active board members of Pegasus Argentina S.A. as set forth on Schedule I to the Stock Purchase Agreement (“Pegasus”, and together with Galicia, the “Acquiror”). Galicia and Pegasus are from time to time collectively referred to herein as the “Acquiror Parties.” Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Stock Purchase Agreement.
RECITALS
WHEREAS, the Seller, the Parent and the Acquiror Parties have entered into the Stock Purchase Agreement, providing for, among other things, this Parent Advances Transfer Agreement if the Transfer Election applies, pursuant to which Parent will or will cause the Parent Advances Lenders to transfer all of the Parent Advances Lenders’ right, title and interest in and to the Parent Advances to the Acquiror Parties (or one of an Acquiror’s Affiliates, as designated by the Acquiring Parties in accordance with the Stock Purchase Agreement) (“Transferee”) in exchange for payment by the Acquiror Parties or the Transferee to the Parent Advance Lenders of their pro rata share of the Parent Advances Amount.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and the mutual obligations and covenants set forth herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), the parties hereto agree as follows:
1. Transfer. At and effective as of the Closing, each Parent Advances Lender hereby sells, transfers, conveys, assigns and delivers to the Transferee identified on the signature page hereto the portion of all of such Parent Advances Lender’s right, title and interest in and to the Parent Advances identified on the signature page hereto, free and clear of all Liens, in exchange for the payment by the Acquiror Parties or the Transferee to such Parent Advances Lender under its pro rata share of the Parent Advances Amount, which amounts shall be paid to such Parent Advances Lender at Closing in the manner set forth in and in accordance with Section 2.04(c), (d) and (e) of the Stock Purchase Agreement and without setoff, deduction or counterclaim.
2. Further Assurances. At and from time to time following the Closing, the parties shall, and shall cause their respective Affiliates, directors, officers, personnel, independent contractors, agents, and other representatives to, execute, deliver, file and record any and all agreements, instruments, certificates or other documents and take such other actions as may be reasonably necessary or desirable to effectuate the sale, transfer, conveyance, assignment and delivery of the Parent Advances as contemplated hereby.

3. Facsimile Signature; Counterparts. This Parent Advances Transfer Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original, but all of which shall constitute but one and the same agreement. Electronically transmitted signatures shall be valid as original.
4. Governing Law. This Parent Advances Transfer Agreement and any dispute arising hereunder shall be governed, including, without limitation, as to validity, interpretation and effect, by, and construed in accordance with, the internal Laws of the State of New York applicable to agreements made and fully performed within the State of New York.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, each Parent Advances Lender and the Transferee have executed and delivered this Parent Advances Transfer Agreement as of the date hereof.

[PARENT ADVANCES LENDERS]
By:
Name:
Title:

[TRANSFEREE]
By:
Name:
Title:
Portion of Parent Advances to purchase: [•]%

3

EXHIBIT D
FORM OF PAYOFF LETTER
See Attached

D-1

EXHIBIT D
PAYOFF LETTER
[__], 2009
[____]
Attention: [___]
Ladies and Gentlemen:
Reference is hereby made to that certain [insert name of credit agreement or other agreement, including promissory notes], dated as of [___] (as amended, restated, supplemented and/or otherwise modified as of the date hereof, the “Agreement”), between [____], as borrower (the “Borrower”), and [____], as lender (the “Lender”). All capitalized terms used herein that are defined in the Agreement and that are not otherwise defined herein shall have the respective meanings ascribed thereto in the Agreement.
This letter confirms that the Borrower shall pay by wire transfer (together with notification to the Lender of the applicable federal funds wire reference number) of freely and immediately available funds to:

[____]
ABA #: [____]
NF: [____]
ACCOUNT #: [____]
REF: [____] Payoff Amount
(the “Lender Account”), to be received at the Lender Account by 4:00 p.m., New York City time, on [____] (the “Payoff Date”), the amount necessary to pay principal, interest and fees owing by the Borrower to the Lender under the Agreement in the aggregate amount of $[____] (as more fully described on Schedule 1 hereto, the “Payoff Amount”); provided that the Payoff Amount shall be increased by $[____] (the “Per Diem Amount”) of daily accrued interest (subject to adjustment in the event of a change in applicable interest rates) for each 24-hour period, or portion thereof, that accrues from and after 4:00 p.m., New York City time, on the Payoff Date and expires immediately prior to the receipt of the above-mentioned payment by the Lender.
This letter confirms that upon, and effective as of, the time of receipt by the Lender of the Payoff Amount and any applicable Per Diem Amount in the manner described above (such time being referred to as the “Effective Time”):
(1) all indebtedness of the Borrower for credit extended under the Agreement shall be fully paid and discharged;

(2) all unfunded commitments to make loans or otherwise extend credit to the Borrower under the Agreement shall be terminated;
(3) all other obligations of the Borrower under the Agreement shall be released and discharged, except those that are specified in the Agreement as surviving the termination of the Agreement, which shall, as so specified, survive without prejudice and remain in full force and effect;
(4) all security interests and other liens granted to or held by the Lender as security for such indebtedness under the Agreement, if any, shall be forever satisfied, released and discharged; and
(5) the Agreement shall terminate and have no further force or effect, except Section[s] [_____] of the Agreement and those other provisions that are specified in the Agreement as surviving that agreement’s termination or the repayment of the loans and all other amounts payable under the Agreement.
The Borrower hereby acknowledges and agrees that: (i) the Borrower does not have any claim or cause of action against the Lender, any of its directors, officers, employees, agents or attorneys (collectively, the “Lender Parties”): (ii) the Borrower does not have any offset right, counterclaim or defense of any kind against any of the obligations under the Agreement; (iii) Lender has heretofore properly performed and satisfied in a timely manner all of its obligations to the Borrower; and (iv) the Lender has properly calculated the Payoff Amount and any applicable Per Diem Amount. In order to eliminate any possibility that any past conditions, acts, omissions, events, circumstances or matters might impair or otherwise adversely affect any of the rights, interests, contracts, collateral security or remedies of the Lender, the Borrower hereby unconditionally releases, waives and forever discharges (A) any and all liabilities, obligations, duties, promises or indebtedness of any kind of the Lender to the Borrower, except the obligations to be performed by the Lender as expressly stated in this letter agreement and those expressly stated to survive the termination of the Agreement, and (B) all claims, offsets, causes of action, suits, counterclaims, or defenses of any kind whatsoever (if any), whether known or unknown, which the Borrower might otherwise have against any of the Lender Parties, in either case (A) or (B) on account of any condition, act, omission, event, circumstance or matter of any kind whatsoever which existed, arose or occurred at any time prior to the date hereof or which could thereafter arise as the result of the execution of (or the satisfaction of any condition precedent or subsequent contained in, or the performance of, or compliance with, any covenant or provision of) this letter agreement or the Agreement.
Any amount received by the Lender after 4:00 p.m., New York City time, on the Payoff Date, shall be deemed to have been paid by the Borrower on the next succeeding business day. Any additional interest or fees (as reflected in the Per Diem Amount) owed by the Borrower as a result of such delay shall be due and payable on such succeeding business day and the Payoff Amount (including such Per Diem Amount) shall not be deemed paid until such Per Diem Amount has been delivered to the Lender.
The Lender will, from and after the Effective Time, deliver to the Borrower such instruments of release and discharge pertaining to the security interests and liens described in

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clause (4) above of the Lender (if applicable) in any of the property of the Borrower and such other termination statements or documents as the Borrower may reasonably request to effectuate, or reflect of public record, the release and discharge of all such security interests and liens. In addition, the Lender hereby authorizes the Borrower, from and after the Effective Time, to file all Uniform Commercial Code termination statements as are necessary to effectuate, or reflect of public record, the release and discharge of such security interests and liens. All of the foregoing shall be at the expense of the Borrower, with no liability to the Lender, and with no representation or warranty by or recourse to the Lender.
This letter agreement shall become effective only when signed by the Lender and accepted by the Borrower in the space provided below. In the event that the payment of the Pay of Amount (plus any Per Diem Amount) shall not have been paid by [_____], 2009, this letter agreement shall terminate. Delivery of an executed signature page of this letter agreement by facsimile shall be effective as delivery of a manually executed counterpart hereof.
THIS LETTER AGREEMENT AND ANY DISPUTE ARISING HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK WITHOUT REFERENCE TO CONFLICT OF LAW PRINCIPLES. EACH PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS LETTER AGREEMENT OR THE AGREEMENT.
[Remainder of Page Intentionally Left Blank]

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Very truly yours, [____], as Lender
By:
Name:
Title:

By:
Name:
Title:
Accepted and Agreed to:
[____], as Borrower

By:
Name:
Title:
[__]

By:
Name:
Title:
[SIGNATURE PAGE TO PAYOFF LETTER]

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Schedule 1
Payoff Amount
See Attached.

S-1

SCHEDULE I
Pegasus Acquirors

PERCENTAGE EQUITY
	INTEREST IN	PRINCIPAL	COUNTRY OF
NAME	PEGASUS/DIRECTOR	RESIDENCE	CITIZENSHIP
Mario Eugenio Quintana	66.67% – Director	Argentina	Argentina
Woods White Staton	33.33%	Colombia	Colombia
Ruben Pietropaolo	0% – Director	Argentina	Argentina
Luis Maria Blaquier	0% – Director	Argentina	Argentina
Jeronimo Jose Bosch	0% – Director	Argentina	Argentina
Juan Manuel Marrone	0% – Director	Argentina	Argentina

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SCHEDULE II
Shareholders

COMPANY	SHAREHOLDERS[1]	SHAREHOLDING
Cobranzas y Servicios S.A.	Edward Joseph Cooper Jr.	40
Compañía Financiera Argentina S.A.	Edward Joseph Cooper Jr.	1
AIG Universal Processing Center S.A.	Edward Joseph Cooper Jr.	1,096

[1]	Shares of Edward Joseph Cooper Jr. in the three Companies may be transferred to a Parent or Seller employee (Mr. James Archibald or a designee) prior to signing or between signing and Closing. Upon transfer of such shares, the name of Mr. Cooper will be deemed replaced by the name of Mr. Archibald or a designee in this Schedule.

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SCHEDULE III
Parent Knowledge

Subject Matter Limitations/
Name	Areas of Responsibility

• Christopher Seymour (General Counsel of Seller)	Legal Matters

• James Archibald (Senior Vice President of Seller)	Operations Matters

• Brian Maloy (Chief Financial Officer of Seller)	Accounting and Tax Matters

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SCHEDULE IV
Acquiror Knowledge

Subject Matter Limitations/
Name	Areas of Responsibility

• Galicia: Diego Rivas (Financial Manager)	All

• Pegasus: Mario Eugenio Quintana (President)	All

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SCHEDULE V
Target Closing Calculations
See Attached

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Schedule 2.01

FINANCIERA
		Number of	SERVICIOS	UPC
	JURISDICION	Shares and	Number of	Number of
	(if an entity)/	Allocable	Shares and	Shares and
	RESIDENCE	Purchase	Allocable	Allocable
ENTITY	(if an individual)	Price[2]	Purchase Price	Purchase Price
Galicia	Argentina stock corporation	446,050,000 and AP130,942,289	380,583 and AP334,577	1,221,370 and AP1,923,135
Mario Eugenio Quintana	Argentina	27,878,125 and AP8,183,893	23,786 and AP20,911	76,336 and AP120,196
Woods White Staton	Colombia	55,756,250 and AP16,367,786	47,573 and AP41,822	152,671 and AP240,392
Ruben Pietropaolo	Argentina	11,151,250 and AP3,273,557	9,515 and AP8,364	30,534 and AP48,078
Luis Maria Blaquier	Argentina	5,575,625 and AP1,636,779	4,757 and AP4,182	15,267 and AP24,039
Jeronimo Jose Bosch	Argentina	5,575,625 and AP1,636,779	4,757 and AP4,182	15,267 and AP24,039
Juan Manuel Marrone	Argentina	5,575,625 and AP1,636,779	4,757 and AP4,182	15,267 and AP24,039
FINANCIERA
Allocable Share of Purchase Price: AP163,677,862 (to be adjusted at Closing pursuant to Sections 2.04 and 2.05 in the Agreement)
SERVICIOS
Allocable Share of Purchase Price: AP418,220
UPC
Allocable Share of Purchase Price: AP2,403,918

[2]	Allocable Purchase Price to be adjusted at Closing pursuant to Sections 2.04 and 2.05 in the Agreement.

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